Filed pursuant to Rule 424(b)(3)

Registration No. 333-288471

2,355,072 Shares of Class A Common Stock Offered by the Selling Stockholders

This prospectus relates to the resale of 2,355,072 shares (the “Shares”) of Class A common stock, par value $0.001 per share, by the selling stockholders (the “Selling Stockholders”) of Healthy Choice Wellness Corp. issuable upon conversion of our Series A Convertible Preferred Stock (the “Series A Preferred Stok”) purchased by the Selling Stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest in a private placement transaction that closed on June 24, 2025 (the “Private Placement”).

Any Selling Stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which the Class A common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale of the Shares, you should refer to the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of shares by the Selling Stockholders.

The distribution of securities offered hereby may be effected in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. HCWC Class A common stock is listed on the NYSE American exchange under the symbol “HCWC.”

The Company consists of the subsidiaries that operate the HCMC retail natural grocery stores, namely Ada’s Natural Market, Paradise Health and Nutrition, Mother Earth’s Storehouse, Green’s Natural Foods, GreenAcres Markets and Ellwood Thompson’s, as well as the online entity thevitaminstore.com.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this Prospectus more limited disclosures than an issuer that would not so qualify. In addition, for so long as the Company remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See “Information Statement Summary—Emerging Growth Company Status.”

In reviewing this Prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 6 of this Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this prospectus is July 25, 2025.

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TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We take no responsibility for and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus.

Any reference in this prospectus to information that is “contained,” “referred to” or “included” in this prospectus, or any similar expression, includes not only the information expressly set forth in this prospectus but also the information incorporated by reference in this prospectus.

Unless the context requires otherwise, references in this prospectus to the “Company,” “HCWC,” “our company,” “we,” “our,” “us” and similar terms refer to Healthy Choice Wellness Corp., a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

SUMMARY OF THE BUSINESS

Healthy Choice Wellness Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.

Through its wholly owned subsidiaries, the Company operates:

●	Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.Adasmarket.com).

●	Paradise Health & Nutrition’s three stores that likewise offer fresh produce, bulk foods, vitamins, and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.ParadiseHealthDirect.com).

●	Mother Earth’s Storehouse, an organic and health food and vitamin store in New York’s Hudson Valley, which has been in existence for over 40 years (www.MotherEarthStorehouse.com).

●	Greens Natural Foods’ eight stores in New York and New Jersey, offering a selection of 100% organic produce and all-natural, non-GMO groceries and bulk foods; a wide selection of local products; an organic juice and smoothie bar; a fresh foods department, which offers fresh and healthy “grab & go” foods; a full selection of vitamins & supplements; as well as health and beauty products (www.Greensnaturalfoods.com).

●	Ellwood Thompson’s, an organic and natural health food and vitamin store located in Richmond, Virginia (www.ellwoodthompsons.com).

●	GreenAcres Market, an organic and natural health food and vitamin chain with five store locations in Kansas and Oklahoma. GreenAcres Market is a chain of premier natural foods stores, offering organic and all natural products and vitamins from both top national brands as well as locally sourced specialty brands (www.greenacres.com).

Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty and personal care products on its website www.TheVitaminStore.com.

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THE OFFERING

Class A common stock offered(1)	2,335,072 shares of Class A common stock issuable upon conversion of our Series A Preferred Stock

Shares of Class A common stock outstanding before this offering	13,165,750 shares of Class A common stock

Shares of Class A common stock outstanding after this offering (2)	15,520,822 shares of Class A common stock

Use of proceeds	We will not receive any proceeds from the sale of Class A common stock held by the Selling Stockholders being registered in this prospectus.

Trading symbol	HCWC

(1)	Shares issuable upon exercise of all of the Series A Preferred Stock issued to the Investors.
(2)	Assumes full conversion of the Series A Preferred Stock.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of Shares offered from time to time pursuant to this prospectus.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of Shares registered hereby, which may be resold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, such as SEC fees and legal and accounting expenses, which we will bear, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of the Shares.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 2,355,072 shares of our Class A common stock issuable upon conversion of the Series A Preferred Stock and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and warrants, as of June 30, 2025, assuming exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on exercise of the warrants set forth therein.

The Company entered into an Amended and Restated Securities Purchase Agreement (the ‘SPA”) on June 20, 2025 with institutional investors (the “Series A Financing”) whereby the Company issued an aggregate of 3,250 shares of Series A Preferred Stock (the “Series A Preferred Stock”). The transactions contemplated by the SPA were consummated on June 24, 2025. The issuance of the Series A Preferred Stock are exempt from registration pursuant to the provisions Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D, as promulgated by the Commission, on the basis that the Issuer and HCWC had a pre-existing relationship with the investors and there was no public offering. We are registering the Shares included in this prospectus pursuant to the provisions of the Securities Purchase Agreement in order to permit the Selling Stockholders to offer the Shares for resale from time to time.

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The table below sets forth information as of the date of this prospectus, to our knowledge, the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, as of the date of this prospectus. The third column lists the maximum number of Shares that may be sold or otherwise disposed of by the Selling Stockholders pursuant to the registration statement of which this prospectus forms a part. The fourth and fifth columns list the number and percentage of shares of common stock beneficially owned by the Selling Stockholders assuming the sale by the Selling Stockholders of all Shares covered by this prospectus. The Selling Stockholders may sell or otherwise dispose of some, all or none of their Shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days.

On July 18, 2024 (the “Loan Effective Date”), the Company entered into a loan and security agreement with a private lender for a $7,500,000 loan (the “Acquisition Loan”). A portion of the Acquisition Loan proceeds were used to acquire GreenAcres Markets. The loan is guaranteed by all of the subsidiaries of the Company (the “Guarantors”) and secured by all of the assets of the Company and the Guarantors. The Acquisition Loan has a term of three years and interest accrues at a rate of 12% on amounts borrowed. The Acquisition Loan maybe prepaid at any time at a premium in the amount of ten percent (10%) of the principal amount of the Acquisition Loan outstanding prior to such prepayment. Payments on the Acquisition Loan were required to be made as follows: $1,125,000 on first anniversary of the Loan Effective Date, $1,875,000 on the second anniversary of the Loan Effective Date, and the remaining outstanding principal balance of principal and accrued interest on the third anniversary of the Loan Effective Date. Due to the exchange of certain portions of the Debt (the “Debt Exchanges”) for HCWC common stock, $6.135 million principal remains outstanding as of July 23, 2025 pursuant to the Acquisition Loan.

Except for the Acquisition Loan and related Debt Exchanges, to our knowledge, none of the Selling Stockholders have had any material relationship with us within the past three years. Our knowledge is based on information provided by the Selling Stockholders in registration statement questionnaires.

The Shares being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the Selling Stockholders. After the date of effectiveness of the registration statement of which this prospectus forms a part, the Selling Stockholders may have sold or transferred, in transactions covered by this prospectus, some or all of their common stock.

Under the terms of the SPA, a selling stockholder may not convert the Series A Preferred Stock to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% (the “4.99% Blocker”). The number of shares in the second column does not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name	Shares of Class A Common Stock Beneficially Owned Before the Offering		Maximum Number of Class A Common Stock being Offered		Shares of Class A Common Stock Beneficially Owned After this Offering	Percentage of Outstanding Class A Common Stock Beneficially Owned after the Offering(1)
Hal and Allison Mintz(1)	1,046,720	(2)	664,493	(2)	382,227	2.9%
2021 Mintz Family Trust(2)	1,526,191	(3)	1,328,262	(3)	197,929	1.5%
Anson Investments Master Fund LP (3)	362,318	(4)	362,318	(4)	0	*

(1)	Applicable percentage ownership is based on a total of 13,165,750 shares of common stock are considered to be outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act as of the date of this prospectus.
(2)	664,493 shares of Class A common stock are issuable upon conversion of our Series A Preferred Stock, without regard to the 4.99% Blocker. Hal Mintz, may be deemed to share voting and dispositive power with respect to these shares of Class A common stock beneficially owned by the Trust. Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Hal and Allison Mintz is 1011 Links Drive, Miami Beach, FL 33109.
(3)	1,328,262 shares of Class A common stock are issuable upon conversion of our Series A Preferred Stock, without regard to the 4.99% Blocker. Hal Mintz, may be deemed to share voting and dispositive power with respect to these. Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of the 2021 Mintz Family Trust is 1011 Links Drive, Miami Beach, FL 33109.

(4)	362,318 shares of Class A common stock are issuable upon exercise of the Series A Preferred Stock, without regard to the 4.99% Blocker. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

* Represents beneficial ownership of less than 1%.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby through the NYSE American exchange or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

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Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including, but not limited to, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. We have not decided whether to take advantage of any or all of these exemptions. If we do take advantage of some or all of these exemptions, some investors may find our Class A common stock less attractive. The result may be a less active trading market for our Class A common stock and our stock price may be more volatile.

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In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

We could remain an emerging growth company until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, (c) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (d) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider and carefully read all of the risks and uncertainties described below, as well as other information contained in this prospectus, before making an investment decision with respect to our securities. The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the trading price of Class A common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below and those incorporated by reference.

RISKS RELATED TO OUR NATURAL GROCERY BUSINESS

We may not be successful in our efforts to grow our grocery business.

Our growth largely depends on our ability to increase sales in our existing natural grocery stores and successfully acquire new stores on a profitable basis. Our comparable store sales growth could be lower than our historical average for various reasons, including the opening of new competing stores that cannibalize sales in existing stores, increased competition, general economic conditions, regulatory changes, price changes as a result of competitive factors and product pricing and availability.

Failure to acquire new stores or experience lower than expected sales in the acquired stores, could materially and adversely affect our growth. Our plans for expansion could place increased demands on our financial, managerial, operational and administrative resources. For example, our planned expansion will require us to increase the number of people we employ and may require us to upgrade our management information system and our distribution infrastructure. These increased demands and operating complexities could cause us to operate our business less efficiently, which could materially and adversely affect our operations, financial performance and future growth.

Our natural grocery stores and any newly acquired stores may negatively impact our financial results in the short-term, and may not achieve expected sales and operating levels on a timely basis or at all.

We will actively pursue new store growth. Our new store openings may not be successful or reach the sales and profitability levels of our existing stores. Although we target particular levels of cash-on-cash returns and capital investment for each of our new stores, new stores may not meet these targets. Any store we open may not be profitable or achieve operating results similar to those of our existing stores. New store openings may negatively impact our financial results in the short-term due to the effect of store opening costs and lower sales and contribution to overall profitability during the initial period following opening. New stores build their sales volume and their customer base over time and, as a result, generally have lower margins and higher operating expenses, as a percentage of net sales, than our existing stores. New stores may not achieve sustained sales and operating levels consistent with our more mature store base on a timely basis or at all. This may have an adverse effect on our financial condition and operating results.

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The Company could be adversely affected if consumers lose confidence in the safety and quality of the food supply chain. Adverse publicity about these types of concerns, whether or not valid, could discourage consumers from buying our products. The real or perceived sale of contaminated food products by us could result in a loss of consumer confidence and product liability claims, which could have a material adverse effect on our sales and operations.

Inflation and deflation in the prices of food and other products we sell may affect our sales, gross profit and gross margin. The short-term impact of inflation and deflation is largely dependent on whether or not the effects are passed through to our customers, which is subject to competitive market conditions. Food inflation and deflation is affected by a variety of factors and our determination of whether to pass on the effects of inflation or deflation to our customers is made in conjunction with our overall pricing and marketing strategies. Although we may experience periodic effects on sales, gross profit and gross margins as a result of changing prices, the effect of inflation could have an adverse impact on our future revenues.

In addition, we may not be able to successfully integrate new stores into existing stores and those new stores may not be as profitable as existing stores. Further, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations. If our new stores are less profitable than our existing stores, or if we experience sales volume transfer from our existing stores, our financial condition and operating results may be adversely affected.

If we are unable to successfully identify market trends and react to changing consumer preferences in a timely manner, our sales may decrease.

We believe our success depends, in substantial part, on our ability to:

●	anticipate, identify and react to natural and organic grocery and dietary supplement trends and changing consumer preferences in a timely manner;

●	translate market trends into appropriate, saleable product and service offerings in our stores before our competitors; and

●	develop and maintain vendor relationships that provide us access to the newest merchandise, and dairy products that satisfy upgraded standards, on reasonable terms.

Consumer preferences often change rapidly and without warning, moving from one trend to another among many product or retail concepts. Our performance is impacted by trends regarding natural and organic products, dietary supplements and at-home meal preparation. Consumer preferences towards dietary supplements or natural and organic food products might shift as a result of, among other things, economic conditions, food safety perceptions, reduced or changed consumer choices and the cost of these products. Our store offerings are comprised of natural and organic products and dietary supplements. A change in consumer preferences away from our offerings, including as a result of, among other things, reductions or changes in our offerings, would have a material adverse effect on our business. Additionally, negative publicity regarding the safety of natural and organic products or dietary supplements, or new or upgraded regulatory standards may adversely affect demand for our products and could result in lower customer traffic, sales and results of operations. In addition, reduced or changed consumer choices may result from, among other things, the implementation of our requirements for dairy products that satisfy our pasture-based, non-confinement standards.

If we are unable to anticipate and satisfy consumer preferences in the regions where we operate, our net sales may decrease, and we may be forced to increase markdowns of slow-moving products, either of which could have a material adverse effect on our business, financial condition and results of operations.

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Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons.

Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. A variety of other factors affect our comparable store sales and quarterly financial performance, including:

●	changes in our merchandising strategy or product mix;

●	performance of our newer and remodeled stores;

●	the effectiveness of our inventory management;

●	the timing and concentration of new store openings, and the related additional human resource requirements and pre-opening and other start-up costs;

●	the cannibalization of existing store sales by new store openings;

●	levels of pre-opening expenses associated with new stores;

●	timing and effectiveness of our marketing activities;

●	seasonal fluctuations due to weather conditions and extreme weather-related disruptions;

●	actions by our existing or new competitors, including pricing changes;

●	regulatory changes affecting availability and marketability of products;

●	supply shortages; and

●	general United States economic conditions and, in particular, the retail sales environment.

Accordingly, our results for any one fiscal year or quarter are not necessarily indicative of the results to be expected for any other year or quarter, and comparable store sales of any particular future period may decrease. In the event of such a decrease, the price of our Class A common stock would likely decline.

We may be unable to compete effectively in our markets, which are highly competitive.

The markets for natural and organic groceries and dietary supplements are large, fragmented and highly competitive, with few barriers to entry. Our competition varies by market and includes conventional supermarkets, natural, gourmet and specialty food markets, mass and discount retailers, warehouse clubs, independent health food stores, dietary supplement retailers, drug stores, farmers’ markets, food co-ops, mail order and online retailers and multi-level marketers. These businesses compete with us for customers on the basis of price, selection, quality, customer service, shopping experience or any combination of these or other factors. They also compete with us for products and locations. In addition, some of our competitors are expanding to offer a greater range of natural and organic foods. Many of our competitors are larger, more established and have greater financial, marketing and other resources than us, and may be able to adapt to changes in consumer preferences more quickly, devote greater resources to the marketing and sale of their products, or generate greater brand recognition. An inability to compete effectively may cause us to lose market share to our competitors and could have a material adverse effect on our business, financial condition and results of operations.

If we, or our third-party suppliers fail to comply with regulatory requirements or are unable to provide products that meet our specifications, our business and our reputation could suffer.

If we, or our third-party suppliers, including suppliers of our private label products, fail to comply with applicable regulatory requirements or to meet our quality specifications, we could be required to take costly corrective action and our reputation could suffer. We do not own or operate any manufacturing facilities, except for our bulk food repackaging facility and distribution center discussed below, and therefore depend upon independent third-party vendors to produce our private label branded products, such as vitamins, minerals, dietary supplements, body care products, food products and bottled water. Third-party suppliers of our private label products may not maintain adequate controls with respect to product specifications and quality. Such suppliers may be unable to produce products on a timely basis or in a manner consistent with regulatory requirements. We depend upon our bulk food repackaging facility and distribution center for the majority of our private label bulk food products. We may also be unable to maintain adequate product specification and quality controls at our bulk food repackaging facility and distribution center or produce products on a timely basis and in a manner consistent with regulatory requirements. In addition, we may be required to find new third-party suppliers of our private label products or to find third-party suppliers to source our bulk foods. There can be no assurance that we would be successful in finding such third-party suppliers that meet our quality guidelines.

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Disruption of significant supplier relationships could negatively affect our business.

United Natural Foods, Inc. (together with its subsidiaries, including Albert’s Organics (“UNFI”)) is our primary supplier of dry grocery and frozen food products for years ended December 31, 2024 and 2023, accounting for approximately 25% and 41% of our total purchases in fiscal years 2024 and 2023, respectively. Kehe Distributors, LLC (“KeHe”) is replacing UNFI and will becomes our primary supplier of dry grocery and frozen food products starting from January 2025. For the three months ended March 31, 2025, approximately 14% of our total purchases were from UNFI, and 26% of our total purchases were from Kehe. For the three months ended March 31, 2024, approximately 37% of our total purchases were from UNFI. Due to this concentration of purchases from third-party suppliers, the disruption, delay or inability of UNFI or KeHe to deliver product to our stores in quantities or within service parameters that meet our requirements may materially and adversely affect our operating results while we establish alternative supply chain channels. Consolidation of distributors or the manufacturers that supply them could reduce our supply options and detrimentally impact the terms under which we purchase products. We may not be able to find replacement suppliers on commercially reasonable terms, which would have a material adverse effect on our financial condition, results of operations and cash flows.

The current geographic concentration of our stores creates exposure to local economies, regional downturns or severe weather or catastrophic occurrences.

Our existing natural grocery stores are all located in New York, New Jersey, Virginia and Florida. As a result, our business is currently more susceptible to regional conditions than the operations of more geographically diversified competitors, and we are vulnerable to economic downturns in those regions. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics, population, competition, consumer preferences, new or revised laws or regulations, hurricanes, fires, floods or other natural disasters in these regions.

Consumers or regulatory agencies may challenge certain claims made regarding our products.

Our reputation could also suffer from real or perceived issues involving the labeling or marketing of our products. Products that we sell may carry claims as to their origin, ingredients or health benefits, including, by way of example, the use of the term “natural.” Although the FDA and USDA each has issued statements regarding the appropriate use of the word “natural,” there is no single, United States government regulated definition of the term “natural” for use in the food industry. The resulting uncertainty has led to consumer confusion, distrust and legal challenges. Plaintiffs have commenced legal actions against a number of food companies that market “natural” products, asserting false, misleading and deceptive advertising and labeling claims, including claims related to genetically modified ingredients. In limited circumstances, the FDA has taken regulatory action against products labeled “natural” but that nonetheless contain synthetic ingredients or components. Should we become subject to similar claims, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded. Adverse publicity about these matters may discourage consumers from buying our products. The cost of defending against any such claims could be significant. Any loss of confidence on the part of consumers in the truthfulness of our labeling or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. Any of these events could adversely affect our reputation and brand and decrease our sales, which would have a material adverse effect on our business, financial condition and results of operations.

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We rely heavily on sales of fresh produce and quality natural and organic products, and product supply disruptions may have an adverse effect on our profitability and operating results.

We have a significant focus on perishable products, including fresh produce and natural and organic products. Despite temporary challenges related to the COVID-19 pandemic, we have generally not experienced significant difficulty to date in maintaining the supply of our produce and fresh, natural and organic products that meet our quality standards. However, there is no assurance that these products will be available to meet our needs in the future. The availability of such products at competitive prices depends on many factors beyond our control, including the number and size of farms that grow natural or organic crops or raise livestock that meet our quality, welfare and production standards, tariffs and import regulations or restrictions on foreign-sourced products and the ability of our vendors to maintain organic, non-genetically modified or other applicable third-party certifications for such products. Produce is also vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, storms, frosts, wildfires, earthquakes, hurricanes, pestilences and other extreme or abnormal environmental conditions (including the potential effects of climate change), any of which can lower crop yields and reduce crop size and quality. This could reduce the available supply of, or increase the price of, fresh produce, which may adversely impact sales of our fresh produce and our other products that rely on produce as a key ingredient.

In addition, we and our suppliers compete with other food retailers in the procurement of fresh, natural and organic products, which are often less available than conventional products. If our competitors significantly increase their fresh, natural and organic product offerings due to increases in consumer demand or otherwise, we and our suppliers may not be able to obtain a sufficient supply of such products on favorable terms, or at all, and our sales may decrease, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We could also suffer significant inventory losses in the event of disruption of our supply chain network or extended power outages in our stores or distribution centers. If we are unable to maintain inventory levels suitable for our business needs, it would materially adversely affect our financial condition, results of operations and cash flows.

The decision by certain of our suppliers to distribute their specialty products through other retail distribution channels could negatively impact our revenue from the sale of such products.

Some of the specialty retail products that we sell in our stores are not generally available through other retail distribution channels such as drug stores, conventional grocery stores or mass merchandisers. In the future, our suppliers could decide to distribute such products through other retail distribution channels, allowing more of our competitors to offer these products, and adversely affecting the desirability of these products to our core customers, which could negatively impact our revenues.

A widespread health epidemic could materially impact our business.

Our business could be severely impacted by a widespread regional, national or global health epidemic. A widespread health epidemic may cause customers to avoid public gathering places such as our stores or otherwise change their shopping behaviors. Additionally, a widespread health epidemic could adversely impact our business by disrupting production and delivery of products to our stores and by impacting our ability to appropriately staff our stores.

Union activity at third-party transportation companies or labor organizing activities among our employees could disrupt our operations and harm our business.

Independent third-party transportation companies deliver the majority of our merchandise to our stores and to our customers. Some of these third parties employ personnel represented by labor unions. Disruptions in the delivery of merchandise or work stoppages by employees of these third parties could delay the timely receipt of merchandise, which could result in cancelled sales, a loss of loyalty to our stores and excess inventory.

While all of our employees are currently non-union, our employees may attempt to organize and join a union. We could face union organizing activities at other locations. The unionization of all or a portion of our workforce could result in work slowdowns, could increase our overall costs and reduce the efficiency of our operations at the affected locations, could adversely affect our flexibility to run our business competitively, and could otherwise have a material adverse effect on our business, financial condition and results of operations.

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Our products could suffer from real or perceived quality or food safety concerns and may cause unexpected side effects, illness, injury or death that could result in their discontinuance or expose us to lawsuits, any of which could result in unexpected costs and damage to our reputation.

We could be materially, adversely affected if consumers lose confidence in the safety and quality of products we sell. There is substantial governmental scrutiny of and public awareness regarding food safety. We believe that many customers hold us to a higher quality standard than other retailers. Many of our products are vitamins, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. Unexpected side effects, illness, injury or death caused by our products could result in the discontinuance of sales of our products or prevent us from achieving market acceptance of the affected products. Such side effects, illnesses, injuries and death could also expose us to product liability or negligence lawsuits. Any claims brought against us may exceed our existing or future insurance policy coverage or limits. Any judgment against us that is in excess of our policy limits would have to be paid from our cash reserves, which would reduce our capital resources. Further, we may not have sufficient capital resources to pay a judgment in which case our creditors could levy against our assets. The real or perceived sale of contaminated or harmful products would cause negative publicity regarding our company, brand or products, including negative publicity in social media, which could in turn harm our reputation and net sales and could have a material adverse effect on our business, financial condition and results of operations, or result in our insolvency.

Fluctuations in commodity prices and availability may impact profitability.

Many products we sell include ingredients such as wheat, corn, oils, milk, sugar, cocoa, nuts and other key commodities. Many commodity prices are subject to significant fluctuations and may be impacted by tariffs. Any increase in prices of such key ingredients may cause our vendors to seek price increases from us, and price decreases may result in our competitors reducing retail prices on items containing such ingredients. If we are unable to mitigate these fluctuations, our profitability may be impacted either through increased costs to us or lower prices and loss of customers due to competitive conditions, which may impact gross margins, or through reduced revenue as a result of a decline in the number and average size of customer transactions.

Higher wage and benefit costs could adversely affect our business.

Changes in federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefits costs. Increased labor costs brought about by changes in minimum wage laws, other regulations or prevailing market conditions could increase our expenses, which could have an adverse impact on our profitability, or decrease the number of employees we are able to employ, which could decrease customer service levels and therefore adversely impact sales.

Legal proceedings could adversely affect our business, financial condition and results of operations.

Our operations, which are characterized by transactions involving a high volume of customer traffic and a wide variety of product selections, carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in certain other industries. Consequently, we have been, are, and may in the future become a party to individual personal injury, product liability and other legal actions in the ordinary course of our business. While these actions are generally routine in nature, incidental to the operation of our business and immaterial in scope, the outcome of litigation is difficult to assess or quantify. Additionally, we could be exposed to industry-wide or class-action claims arising from the products we carry or industry-specific business practices. Further, we have been, are and may in the future become subject to claims for discrimination, harassment, wages and hours and other federal or state employment matters. While we maintain insurance, such coverage may not be adequate or may not cover a specific legal claim. Moreover, the cost to defend against litigation may be significant. As a result, litigation could have a material adverse effect on our business, financial position and results of operations.

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GENERAL RISKS

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers, each of whom may be difficult to replace. In particular, Jeffrey Holman, our Chief Executive Officer, is important to the management of our business and operations and the development of our strategic direction. The loss of the services of this officer, and the process to replace him would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Pandemics and related economic repercussions may affect our business.

The COVID-19 pandemic and related economic repercussions created significant volatility, uncertainty, and turmoil in businesses globally. While these events did not have a material adverse effect on our business and B2C platforms like ours have seen elevated sales levels from consumer shifts to online purchasing, we can offer no assurance that any future pandemic will not have an adverse effect in the future.

Reliance on information technology means a significant disruption could affect our communications and operations.

We increasingly rely on information technology systems for our internal communications, controls, reporting and relations with customers and suppliers and information technology is becoming a significantly important tool for our sales staff. In addition, our reliance on information technology exposes us to cyber-security risks, which could have a material adverse effect on our ability to compete. Security and privacy breaches may expose us to liability and cause us to lose customers or may disrupt our relationships and ongoing transactions with other entities with whom we contract throughout our supply chain. The failure of our information systems to function as intended, or the penetration by outside parties’ intent on disrupting business processes, could result in significant costs, loss of revenue, assets or personal or other sensitive data and reputational harm.

Our business is not currently exposed to risks related to international tariffs or geopolitical instability in the Middle East.

We operate exclusively in domestic trade and does not engage in import/export activities, international supply chains, or business operations that would subject us to tariffs, trade restrictions, or disruptions stemming from geopolitical conflicts in the Middle East or other regions.

RISKS RELATING TO THE OFFERING AND OWNERSHIP OF OUR COMMON STOCK

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our Class A common stock must come from increases in the fair market value and trading price of the Class A common stock.

We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Also, any credit agreements, which we may enter into, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant. Therefore, any return on your investment in our Class A common stock must come from increases in the fair market value and trading price of the Class A common stock. For more information, see “Dividend Policy.”

The conversion of our Series A Convertible Preferred Stock will result in immediate and substantial dilution and could cause the market price for our Class A common stock to decline.

Following issuance, each holder of our Series A Convertible Preferred Stock will have the right to convert its shares of Series A Convertible Preferred Stock into shares of our Class A common stock, The conversion of our shares of Series A Convertible Preferred Stock into shares of our Class A common stock will cause immediate and substantial dilution to our existing holders of Class A common stock and could cause the market price of our Class A common stock to decline.

Your percentage ownership in the Company may be diluted in the future.

Your percentage ownership in the Company may be diluted in the future because of (1) incentive equity awards that we expect to grant to our directors, officers and other employees, and (2) the conversion of our Series A Preferred Stock. We have approved an incentive plan that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. In addition, we may issue equity as all, or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.

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Provisions in our Certificate of Incorporation and Bylaws and of Delaware law may prevent or delay an acquisition of the Company, which could decrease the trading price of the Class A common stock.

Our certificate of incorporation and bylaws contain provisions, which together with applicable Delaware law, may discourage, delay or prevent a merger or acquisition that our stockholders consider favorable. These provisions may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of the Company, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their Class A common stock at a price above the prevailing market price. See “Anti-Takeover Effects of Various Provisions of Delaware Law and HCWC’s Certificate of Incorporation and By-laws” for more information.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section titled “Use of Proceeds” in this prospectus. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could have a material adverse effect on our business, prospects, financial condition and results of operations. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We are an “emerging growth company” and a “smaller reporting company” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include, but are not limited to: (i) exemption from compliance with the auditor attestation requirements pursuant to SOX; (ii) exemption from compliance with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (iii) reduced disclosure about our executive compensation arrangements; and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

In addition, we are currently a “smaller reporting company,” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

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As a result, the information we provide stockholders will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company, nor have we included all of the quantitative and qualitative disclosures about market risk that would be required if we were not a smaller reporting company. We cannot predict whether investors will find our Class A common stock less attractive if we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have opted to take advantage of this extended transition period for the adoption of certain accounting standards.

Insiders will continue to have substantial influence over us after this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

After this offering, our directors and executive officers and their respective affiliates will beneficially own shares representing approximately 13.7 % of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a judicial forum they deem favorable for disputes with us or our directors, officers, agents or employees.

Our certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Our amended and restated certificate of incorporation also provides that the foregoing exclusive forum provision does not apply to actions brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

Our amended and restated certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Pursuant to the Exchange Act, claims arising thereunder must be brought in federal district courts of the United States of America.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our amended and restated certificate of incorporation. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision. The exclusive forum provision of our amended and restated certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our officers, directors, agents or employees, which may discourage lawsuits against us and our officers, directors, agents or employees.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 or the Securities Act, Section 21E of the Securities Exchange Act of 1934 or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that reflect our current views with respect to future events and financial performance, and all statements other than statements of historical fact are statements that are, or could be, deemed forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” or the negative of these terms, and other similar phrases. All statements contained in this prospectus and any prospectus supplement regarding future financial position, sales, costs, earnings, losses, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements.

You should not place undue reliance on our forward-looking statements because they are not guarantees of future performance or expectations and involve risks and uncertainties. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

The forward-looking statements contained in this prospectus are set forth principally in “Risk Factors” above, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections herein. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Please consider our forward-looking statements in light of these risks as you read this prospectus and any prospectus supplement.

BUSINESS

Through its wholly owned subsidiaries, the Company operates:

●	Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.Adasmarket.com).

●	Paradise Health & Nutrition’s 3 stores that likewise offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.ParadiseHealthDirect.com).

●	Mother Earth’s Storehouse, is an organic and health food and vitamin store in New York’s Hudson Valley, which has been in existence for over 40 years (www.MotherEarthStorehouse.com).

●	Greens Natural Foods’ 8 stores in New York and New Jersey, offering a selection of 100% organic produce and all-natural, non-GMO groceries & bulk foods; a wide selection of local products; an organic juice and smoothie bar; a fresh foods department, which offers fresh and healthy “grab & go” foods; a full selection of vitamins & supplements; as well as health and beauty products (www.Greensnaturalfoods.com).

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●	Ellwood Thompson’s, an organic and natural health food and vitamin store located in Richmond, Virginia. (www.ellwoodthompsons.com).

●	GreenAcres Market, an organic and natural health food and vitamin chain with five store locations in Kansas and Oklahoma. GreenAcres Market is a chain of premier natural foods stores, offering organic and all natural products and vitamins from both top national brands as well as locally sourced specialty brands (www.greenacres.com).

Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty and personal care products on its website www.TheVitaminStore.com.

NATURAL AND ORGANIC GROCERIES AND DIETARY SUPPLEMENTS BUSINESS

Local. Organic. Fresh. Three words that define Healthy Choice Markets! With Ada’s Natural Market, a full-service grocery store and Greenleaf Grill, Ada’s flagship fast casual in-store restaurant, serving Fort Myers, Florida, along with the eight Greens Natural Foods Stores in New Jersey and New York, three Paradise Health & Nutrition locations in the greater Melbourne, FL area, five GreenAcres Markets locations in Kansas and Oklahoma, Ellwood Thompson’s store located in Richmond, Virginia, and our Mother Earth’s Storehouse location in Hudson Valley, NY, all serving their respective local communities, our stores provide all-natural and organic products in a friendly and helpful atmosphere, with aisles of traditional grocery complete with frozen, healthy home, vitamins & supplements, health & beauty, fresh produce, hormone and antibiotic free meats and bulk foods. Ada’s Natural Market, Greens Natural Foods, Paradise Health & Nutrition, and Mother Earth’s Storehouse all offer chef-prepared ready-to-go foods and fresh-baked-daily baked goods. All store locations, with the exception of and Malabar, FL, offer a 100% organic juice & smoothie bar.

Collectively, we focus on providing high-quality products at affordable prices, exceptional customer service, nutrition education and community outreach. We strive to generate long-term relationships with our customers based on quality and service by:

●	selling only all-natural and organic groceries;

●	offering affordable prices and a shopper-friendly retail environment; and

●	providing dine-in options at our Greenleaf Grill, Organic Juice Bar, and our free-trade coffee bar.

Our History and Founding Principles

We are committed to maintaining the following founding principles, which have helped foster our growth:

●	Quality. Every product on our shelves must go through a rigorous screening and approval process. Our mission includes providing the highest quality groceries and supplements, Natural Grocers branded products, and United States Department of Agriculture (USDA) certified organic and fresh produce at the best prices in the industry.

●	Community. The Ada’s, Paradise, and now Mother Earth’s Storehouse brands have each been serving their respective communities for 30+ years.

●	Employees. Our employees make our companies great. We work hard to ensure that our employees are able to live a healthy, balanced lifestyle. We support them with free nutrition education programs, competitive pay and excellent benefits.

Our Market

We operate within the natural products retail industry, which is a subset of the United States grocery industry and the dietary supplement business. This industry includes conventional supermarkets, natural, gourmet and specialty food markets, mass and discount retailers, warehouse clubs, independent health food stores, dietary supplement retailers, drug stores, farmers’ markets, food co-ops, mail order and online retailers and multi-level marketers. Industry-wide sales of natural and organic foods and dietary supplements have experienced meaningful growth over the past several years, and we believe that growth will continue for the foreseeable future.

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We believe the growth in sales of natural and organic foods and dietary supplements continues to be driven by numerous factors, including:

●	greater consumer focus on high-quality nutritional products;

●	an increased awareness of the importance of good nutrition to long-term wellness;

●	an aging population that is seeking healthy lifestyle alternatives;

●	heightened consumer awareness about the importance of food quality and a desire to avoid pesticide residues, growth hormones, artificial ingredients and genetically engineered ingredients in foods;

●	growing consumer concerns over the use of harmful chemical additives in body care and household cleaning supplies;

●	well-established natural and organic brands, which generate additional industry awareness and credibility with consumers; and

●	the growth in the number of consumers with special dietary requirements as a result of allergies, chemical sensitivities, auto-immune disorders and other conditions.

Our Competitive Strengths

We are well-positioned to capitalize on favorable natural and organic grocery and dietary supplement industry dynamics as a result of the following competitive strengths:

Strict focus on high-quality natural and organic grocery products. We offer high-quality products and brands, including an extensive selection of widely recognized natural and organic food, dietary supplements, body care products, pet care products and books. We offer our customers approximately 10,000 Stock Keeping Units (SKUs) of natural and organic products. We believe our broad product offering enables our customers to shop our stores for substantially all of their grocery and dietary supplement purchases. In our grocery departments, we primarily sell USDA certified organic produce and do not approve for sale grocery products that are known to contain artificial colors, flavors, preservatives or sweeteners or partially hydrogenated or hydrogenated oils. In addition, we only sell pasture-raised, humanely-raised dairy products. Consistent with this strategy, our product selection does not include items that do not meet our strict quality guidelines. Our store managers enhance our robust product offering by customizing their stores’ selections to address the preferences of local customers.

Engaging customer service experience based on education and empowerment. We strive to offer consistently exceptional customer service in a shopper-friendly environment, which we believe creates a differentiated shopping experience, enhances customer loyalty and generates repeat visits from our clientele. A key aspect of our customer service model is to provide free nutrition education to our customers. We believe this focus provides an engaging retail experience while also empowering our customers to make informed decisions about their health. We offer our science-based nutrition education through our trained employees, our newsletter and sales flyer, community out-reach programs, one-on-one nutrition health coaching, nutrition classes and cooking demonstrations.

Our Growth Strategies

We expect to pursue several strategies to continue our profitable growth, including:

Expand our store base. We intend to expand our store base through the acquisition of new stores.

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Increase sales from existing customers. In order to increase our average ticket and the number of customer transactions, we plan to continue offering an engaging customer experience by providing science-based nutrition education and a differentiated merchandising strategy that delivers affordable, high-quality natural and organic grocery products and dietary supplements. We also plan to continue to utilize targeted marketing efforts to reach our existing customers, which we anticipate will drive customer transactions and convert occasional, single-category customers into core, multi-category customers.

Grow our customer base. We plan to implement several measures aimed at building our brand awareness and growing our customer base, including: (i) redesigning our individual store websites to enhance functionality, create a more engaging user experience and increase its reach and effectiveness; (ii) introducing customer appreciation programs at all our stores; and (iii) developing new collateral marketing materials. We believe offering nutrition education has historically been one of our most effective marketing strategies for reaching new customers and increasing the demand for natural and organic groceries and dietary supplements in our markets.

Improve operating margins. We expect to continue to improve our operating margins as we benefit from investments we have made or are making in fixed overhead and information technology. As we add additional stores, we expect to achieve greater economies of scale through sourcing and distribution. To achieve additional operating margin expansion, we intend to further optimize performance, maintain appropriate store labor levels and effectively manage product selection and pricing.

Our Products

Product Selection Guidelines. We have a set of strict quality guidelines covering all products we sell. For example:

●	we do not approve for sale food known to contain artificial colors, flavors, preservatives or sweeteners or partially hydrogenated or hydrogenated oils or phthalates or parabens, regardless of the proportion of its natural or organic ingredients;

●	we sell USDA certified organic produce; and

●	we sell meats naturally raised without hormones, antibiotics or treatments and that were not fed animal by-products.

Our product review team analyzes all new products and approves them for sale based on ingredients, price and uniqueness within the current product set. We actively research new products in the marketplace through our product vendors, private label manufacturers, scientific findings, customer requests and general trends in popular media. Our stores are able to fully merchandise all departments by providing an extensive assortment of natural and organic products. We do not believe we need to sell conventional products to fill our selection, increase our margins or attract more customers.

What We Sell. We operate both full-service natural and organic grocery stores and dietary supplement stores within our retail locations. The following is a breakdown of our product mix:

●	Grocery. We offer a broad selection of natural and organic grocery products with an emphasis on minimally processed and single ingredient products that are not known to contain artificial colors, flavors, preservatives or sweeteners or partially hydrogenated or hydrogenated oils. Additionally, we carry a wide variety of products associated with special diets such as gluten free, vegetarian and non-dairy.

●	Produce. We sell USDA-certified organic produce and source from local, organic producers whenever feasible. Our selection varies based on seasonal availability, and we offer a variety of organic produce offerings that are not typically found at conventional food retailers.

●	Bulk Food and Private Label Products. We sell a wide selection of private label repackaged bulk and other products, including nuts, water, pasta, canned seafood, dried fruits, grains, granolas, honey, eggs, herbs, spices and teas.

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●	Dry, Frozen and Canned Groceries. We offer a wide variety of natural and organic dry, frozen and canned groceries, including cereals, soups, baby foods, frozen entrees and snack items. We offer a broad selection of natural chocolate bars, and energy, protein and food bars.

●	Meats and Seafood. We offer naturally-raised or organic meat products. The meat products we offer come from animals that have never been treated with antibiotics or hormones or fed animal by-products. Additionally, we only buy from companies we believe employ humane animal-raising practices. Our seafood items are generally frozen at the time of processing and sold from our freezer section, thereby ensuring freshness and reducing food spoilage and safety issues.

●	Dairy Products and Dairy Substitutes. We offer a broad selection of natural and organic dairy products such as milk, eggs, cheeses, yogurts and beverages, as well as non-dairy substitutes made from almonds, coconuts, rice and soy.

●	Prepared Foods. Our stores have a convenient selection of refrigerated prepared fresh food items, including salads, sandwiches, salsa, humus and wraps. The size of this offering varies by location.

●	Bread and Baked Goods. We receive regular deliveries of a wide selection of bakery products for our bakery section, which includes an extensive selection of gluten-free items. The Mother Earth’s Storehouse location in Kingston, NY has owned its own baking facilities on-site.

●	Beverages. We offer a wide variety of non-alcoholic and alcoholic beverages containing natural and organic ingredients.

●	Dietary Supplements. We offer a wide selection of vitamins, supplements and natural remedies. Our staff is well educated and trained on multiple aspects of natural medicine.

●	Health, Beauty, and Personal Care. We offer a full range of cosmetics, skin care, hair care, fragrance and personal care products containing natural and organic ingredients. Our body care offerings range from bargain-priced basics to high-end formulations.

●	Household and General Merchandise. Our offerings include sustainable, hypo-allergenic and fragrance-free household products, including cleaning supplies, paper products, dish and laundry soap and other common household products, including diapers.

●	Quality Assurance. We endeavor to ensure the quality of the products we sell. We work with reputable suppliers we believe are compliant with established regulatory and industry guidelines. Our purchasing department requires a complete supplier and product profile as part of the approval process. Our dietary supplement suppliers must follow current Food and Drug Administration (FDA) good manufacturing practices supported by quality assurance testing for both the base ingredients and the finished product. We expect our suppliers to comply with industry best practices for food safety.

Many of our suppliers are inspected and certified under the USDA National Organic Program, voluntary industry associations, and other third-party auditing programs with regards to additional ingredients, manufacturing and handling standards. We operate all our stores in compliance with the National Organic Program standards, which restricts the use of certain substances for cleaning and pest control and requires rigorous recordkeeping, among other requirements.

Our Pricing Strategy

We believe our pricing strategy allows our customers to shop our stores on a regular basis for their groceries and dietary supplements.

The key elements of our pricing strategy include:

●	heavily advertised discounts supported by manufacturer participation;

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●	in-store specials generally lasting for 30 days and not advertised outside the store;

●	managers’ specials, such as clearance, overstock, short-dated or promotional incentives; and

●	specials on seasonally harvested produce.

As we expand our store base, we believe there are opportunities for increased leverage in fixed costs, such as administrative expenses, as well as increased economies of scale in sourcing products. We strive to keep our product, operating and general and administrative costs low, which allows us to continue to offer attractive pricing for our customers.

Store Management and Staffing. Our store staffing includes a manager and assistant manager, with department managers in each of the dietary supplement, grocery, dairy and frozen, produce, body care and receiving departments, as well as several non-management employees. Our regional manager is responsible for monthly store profit and loss, including labor, merchandising and inventory costs.

To ensure a high level of service, all employees receive training and guidance on customer service skills, product attributes and nutrition education. Employees are carefully trained and evaluated based on a requirement that they present nutrition information in an appropriate and legally compliant educational context while interacting with customers. Additionally, store employees are cross trained in various functions, including cashier duties, stocking and receiving product.

Inventory. We use a robust merchandise management and perpetual inventory system that values goods at average cost. We manage shelf stock based on weeks-on-hand relative to sales, resupply time and minimum economic order quantity.

Sourcing and Vendors. We source from approximately 1,000 suppliers and offer well-over 4,000 brands. These suppliers range from small independent businesses to multi-national conglomerates. For the three months ended March 31, 2025, approximately 14% of our total purchases were from UNFI, and 26% of our total purchases were from Kehe Distributors, LLC (“KeHe”). For the three months ended March 31, 2024, approximately 37% of our total purchases were from UNFI. No other supplier exceeded 10% of total purchases in either period. We purchased approximately 70% and 75% of the goods we sell from our top 20 suppliers for the years ended December 31, 2024 and 2023, respectively, approximately 25% and 41% of our total purchases were from UNFI for the years ended December 31, 2024 and 2023, respectively. We maintain good relations with all our suppliers and believe we have adequate alternative supply methods, including self-distribution.

As mentioned, UNFI is our primary supplier of dry grocery and frozen food products. Our customer distribution agreement with UNFI commenced September 1, 2022, and has an initial term through September 1, 2027. Either party may terminate the agreement for defaults by the other party of certain provisions of the agreement. We are obligated to purchase a minimum annual volume of products from UNFI, except in certain defined circumstances when such purchasing obligation is excused. Pricing under our agreement with UNFI is on a “cost plus” basis. We believe UNFI has sufficient warehouse capacity and distribution technology to service our existing stores’ distribution needs for natural foods and products.

We have longstanding relationships with our suppliers, and we require disclosure from them regarding quality, freshness, potency and safety data information. Our bulk food private label products are packaged by us in pre-packed sealed bags to help prevent contamination while in transit and in our stores. Unlike most of our competitors, most of our private label nuts, trail mix, and flours are refrigerated in our warehouse and stores to maintain freshness.

Our Employees

Commitment to our employees is one of our five founding principles. Employees are eligible for health, long-term disability, vision and dental insurance coverage, as well as Company paid short-term disability and life insurance benefits, after they meet eligibility requirements. Additionally, our employees are offered a 401(k) retirement savings plan with discretionary contribution matching opportunities. This further offers our employees the opportunity to become more familiar with our products, which we believe improves the customer service our employees are able to provide. We believe these and other factors result in higher retention rates and encourage our employees to appreciate our culture, which helps them better promote our brand.

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Our Customers

The growth in the natural and organic grocery and dietary supplement industries and growing consumer interest in health and nutrition have led to an increase in our core customer base. We believe the demands for affordable, nutritious food and dietary supplements are shared attributes of our core customers, regardless of their socio-economic status. Additionally, we believe our core customers prefer a retail store environment that offers carefully selected natural and organic products and dietary supplements. Our customers tend to be interested in health and nutrition and expect our store employees to be highly knowledgeable about these topics and related products.

Competition

The grocery and dietary supplement retail business is a large, fragmented and highly competitive industry, with few barriers to entry. Our competition varies by market and includes conventional supermarkets such as Publix and Winn-Dixie, mass or discount retailers such as Sprout’s Farmers Market, Wal-Mart and Target, natural and gourmet markets such as Whole Foods and The Fresh Market, specialty food retailers such as Trader Joe’s, independent health food stores, dietary supplement retailers, drug stores, farmers’ markets, food co-ops, mail order and online retailers and multi-level marketers. These businesses compete with us for customers on the basis of price, selection, quality, customer service, shopping experience or any combination of these or other factors. They also compete with us for products and locations. In addition, some of our competitors are expanding to offer a greater range of natural and organic foods. We believe our commitment to carrying only carefully vetted, affordably priced and high-quality natural and organic products and dietary supplements, as well as our focus on providing nutritional education, differentiate us in the industry and provide a competitive advantage.

Properties

The locations and square footage of our grocery stores are as follows:

Store Location	Square Footage
Ada’s Natural Market Store, Fort Myers, FL	16,089
Paradise Health & Nutrition Wickham Store, Melbourne, FL	5,396
Paradise Health & Nutrition Minton Store, Melbourne, FL	4,200
Paradise Health & Nutrition Malabar Store, Palm Bay, FL	2,100
Mother Earth’s Storehouse Kingston Store, Kingston, NY	17,964
Green’s Natural Foods Eastchester Store, Scarsdale, NY	7,500
Green’s Natural Foods Mt. Kisco Store, Mt. Kisco, NY	6,700
Green’s Natural Foods Briarcliff Store, Briarcliff Manor, NY	9,700
Green’s Natural Foods Somers Store, Baldwin Place, NY	4,800
Green’s Natural Foods Basking Ridge Store, Basking Ridge, NJ	4,800
Green’s Natural Foods Chester Store, Chester, NJ	5,800
Green’s Natural Foods Ocean Store, Ocean, NJ	10,500
Green’s Natural Foods Shrewsbury Store, NJ	6,200
Ellwood Thompson’s, Richmond, Virginia	17,920
GreenAcres Market, Prescott Center, KS	10,550
GreenAcres Market, Bradley Fair, KS	13,640
GreenAcres Market, Normandie, KS	8,760
GreenAcres Market, Lawton, OK	4,500
GreenAcres Market, Walnut Square, OK	23,900

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We lease all of our store locations from unaffiliated third parties. A typical store lease is for an initial 5 to 10-year term with renewal options of three to five years. We expect that we will be able to renegotiate these leases or relocate these stores, as necessary. In addition to new store openings, we remodel or relocate stores periodically in order to improve performance. We lease our corporate office in Florida from unaffiliated third parties. We believe our portfolio of long-term leases is a valuable asset supporting our retail operations, but we do not believe that any individual store property or distribution center is material to our financial condition or results of operations.

Regulatory Compliance

We are subject to various federal, state and local laws, regulations and administrative practices that affect our business. The safety, formulation, manufacturing, processing, packaging, importation, labeling, promotion, advertising and distribution of products we sell in our stores, including private label products, are subject to regulation by several federal agencies, including the FDA, the Federal Trade Commission (the “FTC”), the USDA, the Consumer Product Safety Commission (the “CPSC”) and the Environmental Protection Agency (the “EPA”), as well as by various state and local agencies.

Food Products. The FDA has comprehensive authority to regulate the safety of food and food ingredients (including pet food and pet food ingredients but excluding meat, poultry, catfish and certain egg products, which are regulated by USDA) under the Federal Food, Drug, and Cosmetic Act (the “FDCA”). The USDA’s Food Safety Inspection Service regulates and regularly inspects meat, poultry, catfish and certain egg products to assure that these products are safe, wholesome and correctly labeled and packaged under the Federal Meat Inspection Act and the Poultry Products Inspection Act.

The Food Safety Modernization Act (the “FSMA”), enacted in 2011, amended the FDCA and significantly expanded food safety requirements and the FDA’s regulatory authority over food safety. The FSMA requires the FDA to impose comprehensive, prevention-based controls across the food supply chain, further regulates food products imported into the United States and provides the FDA with authority to enforce mandatory recalls. In addition, the FSMA requires the FDA to undertake numerous rulemakings and to issue numerous guidance documents, as well as reports, plans, standards, notices and other tasks. Further, even provisions that have been enacted, such as nutritional labeling, are periodically reviewed and updated with new requirements. As a result, final implementation of the legislation remains ongoing.

The FDA also exercises broad jurisdiction over the labeling and promotion of cosmetics, food and dietary supplements. Labeling is a broad concept that, under most circumstances, extends even to product-related claims and representations made on a company’s website and printed or digital media. All foods, including dietary supplements, must bear labeling that provides consumers with essential information with respect to standards of product identity, net quantity/weight, nutrition facts labeling, ingredient statements, contact information for the manufacturer/packer/distributor, allergen, and certain other disclosures. Similarly, cosmetic products labeling must also contain certain information, including the nature and use of the product such as net quantity/weight, ingredient statements, and contact information for the manufacturer/packer/distributor. The FDA also regulates the use of claims made about these products, including structure/function claims (e.g., “calcium builds strong bones”), qualified health claims (e.g., “adequate calcium throughout life may reduce the risk of osteoporosis”), and nutrient content claims (e.g., “high in antioxidants”), and others. “Organic” claims, however, are primarily regulated by the USDA. Certain new food labeling requirements, primarily related to the Nutrition Facts Label, went into full effect on January 1, 2021.

Dietary Supplements. The FDA also has comprehensive authority to regulate the safety of dietary supplements, dietary ingredients, labeling and current good manufacturing practices. The Dietary Supplement Health and Education Act (DSHEA), enacted in 1994, greatly expanded the FDA’s regulatory authority over dietary supplements. Through DSHEA, dietary supplements became a separately regulated subcategory of food and the FDA was empowered to establish good manufacturing practice regulations governing key aspects of the production of dietary supplements, including quality control, packaging and labeling. DSHEA also expressly permits dietary supplements to make label claims and promotional statements describing how a product affects the structure, function and general well-being of the body if adequate scientific evidence exists to support the claim, although no statement may expressly or implicitly represent that a dietary supplement will diagnose, cure, treat or prevent a disease, which are claims reserved for drug products that are regulated separately by the FDA.

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FDA Enforcement. The FDA has broad authority to enforce the provisions of the FDCA applicable to the safety, labeling, manufacturing, transport and promotion of cosmetics, foods and dietary supplements, including powers to issue a public warning letter to a company, publicize information about illegal products, institute an administrative detention of food, request or order a recall of illegal food products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution. Pursuant to the FSMA, the FDA also has the power to deny the import of any food or dietary supplement from a foreign supplier that is not appropriately verified as being compliant with all FDA laws and regulations. Moreover, the FDA has the authority to administratively suspend the registration of any facility that produces or processes food, including supplements, that it deems to present a reasonable probability of causing serious adverse health consequences. In the past few years, the FDA has commenced enforcement actions against nutritional supplement companies by issuing warning letters regarding products that make impermissible claims related to treatments and cures for various diseases.

Food and Dietary Supplement Advertising. In addition to the FDA’s regulatory control over product labeling, the FTC also exercises jurisdiction over the advertising of foods and dietary supplements, including health benefit claims, general claims about environmental benefits, and claims about the geographic origin of products (e.g., “Made in the USA”) and claims about whether product packaging is recyclable or compostable, as well as deceptive advertising methods. The FTC has the power to levy monetary sanctions and impose “consent decrees” and penalties that can severely limit a company’s business practices. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. In addition, private parties are increasingly initiating broad consumer class actions against food and dietary supplement manufacturers for false or misleading labeling and/or advertising.

Compliance. As is common in our industry, we rely on our suppliers and contract manufacturers to ensure that the products they manufacture and sell to us comply with all applicable regulatory and statutory requirements. In general, we seek certifications of compliance, representations and warranties, indemnification and insurance from our suppliers and contract manufacturers. However, even with adequate certifications, representations and warranties, insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in the products we sell. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or withdraw such products from our stores. In order to comply with applicable statutes and regulations, our suppliers and contract manufacturers have from time to time reformulated, eliminated or relabeled certain of their products and we have revised certain provisions of our sales and marketing program.

New or revised federal, state and local laws and regulations affecting our business or our industry, such as those relating to industrial hemp products and genetically modified (bioengineered) foods, could result in additional compliance costs and civil remedies. In some instances, laws and regulations may be amended in the future to allow for private rights of action to enforce laws and regulations through lawsuits. The risks associated with these laws and regulations are further described under the caption “Risk Factors.”

ONLINE SALES

The VitaminStore.com is your online source for the leading products in the all-natural vitamin and supplement, and health, beauty, and personal care categories of healthier living.

Backed by 30+ years of combined experience of our management in the health and nutrition industry, we provide our customers with only the best products on the market. We sell our exclusive offering of Ada’s Naturals brand products and many of the top products from the most recognized national natural health brands in the industry.

●	Vitamins & Supplements:

○	Product Categories Include, but are not limited to: Vitamins, Minerals & Herbals, Immunity, Multivitamins, Sports Nutrition, Protein Powders, Collagen, Stress & Anxiety, Sleep & Relax, Brain Health, Pain & Inflammation, Probiotics, Energy & Stamina, Joint & Bone Support, Digestion, Fish Oils, Just for Men, Kids/Children/Teens, and more.

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○	Product Varieties Include, but are not limited to: Apple Cider Vinegar, BCAA, Biotin, Calcium, Chlorophyll, CLA, Collagen Peptides, Creatine, Elderberry, Omega-3’s, Garlin, Glucosamine, Iron, Magnesium, Melatonin, Potassium, Prenatals, Probiotics, Protein Powders (Plant and Whey), Ashwaghanda Turmeric, Ginseng, Vitamin B, C, D, E, K+, Zinc, and more.

○	Product Brands Include, but are not limited to: Ada’s Naturals, Enzymedica, Garden of Life, Natural Vitality, New Chapter, Renew Life, Solgar, and more.

●	Health, Beauty and Personal Care:

○	Product Categories Include, but are not limited to: Oral Care, Hair Care, Body Wash, Skin & Face, Deodorant, Suncare, Soaps, Shaving, Feminine Hygiene, Lip Balms, Ear Candles, Lotions, Hand Sanitizers, Essential Oils, and more.

○	Product Varieties Include, but are not limited to: Body Wash, Deodorant, Ear Candles, Shampoos, Conditioners, Toothpaste, Mouthwashes, Shaving, Bar Soaps, Liquid Soaps, Suncare, and more.

○	Product Brands Include, but are not limited to: Ada’s Naturals, Alba Botanica, Aura Cacia, Derma-E, Desert Essence, Dr. Bronners, Every Man Jack, Heritage Store, Himalaya Botanique, Life-Flo, Lily of the Desert, Natracare, Naturally Fresh, Oral Essentials, South of France, Tea Tree Therapy, Thai Deodorant Stone, Thayer’s, and more.

Financing

HCMC has secured binding commitments of $13.25 million in equity financing for HCWC from existing investors of HCMC. Pursuant to the Securities Purchase Agreement for the HCMC Series E Stock (“HCMC Series E SPA”), the purchasers of HCMC Series E Stock will also be required to purchase Series A Preferred Stock of HCWC in the same subscription amounts that the Purchasers paid for the HCMC Series E Stock (regardless of whether or not such HCMC Series E Stock has been converted into HCMC common stock). The Series A Financing is part of this $13.25 million commitment.

The purchase price is $1,000 per share of Series A Preferred Stock. The initial conversion price for the Series A Preferred Stock sold in the Offering will be $1.38.

The expectation is the issuance of the Series A Preferred Stock will be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder. The Series A Preferred Stock is being purchased by five institutional investors that would be deemed “accredited investors” as defined in Rule 501(a). Neither HCMC nor HCWC engaged in any general solicitation or public advertising in connection with the offering.

We have entered into certain financing arrangements prior to the separation. As of June 30, 2025, we have approximately $9.8 million in outstanding indebtedness. Of this indebtedness, approximately $1.5 million of outstanding indebtedness was issued in connection with the Green’s Natural Foods transaction, $0.5 million of indebtedness was issued in connection with the Ellwood Thompson’s transaction, $1.6 million of indebtedness was issued in connection with the GreenAcres Market’s transaction, and $6.2 million of indebtedness was from loan and security agreement with private lenders.

In the Green’s Natural Foods transaction, a subsidiary of the Company issued a secured promissory note (the “Greens Note”) in the principal amount of $3 million as a portion of the purchase price. The Greens Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the Greens’ business. The Greens Note will be guaranteed by the Company. In the Ellwood Thompson’s transaction, a subsidiary of the Company issued a secured promissory note (the “Ellwood Note”) in the principal amount of $750,000 as a portion of the purchase price. The Ellwood Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the Ellwood Thompson’s business. In the GreenAcres Markets transaction, a subsidiary of the Company issued a secured promissory note (the “GreenAcres Note”) in the principal amount of $1,825,000 million as a portion of the purchase price. The GreenAcres Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the GreenAcres Markets’ business.

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On July 18, 2024 (the “Loan Effective Date”), the Company entered into a loan and security agreement with a private lender for a $7,500,000 loan (the “Acquisition Loan”). A portion of the Acquisition Loan proceeds were used to acquire GreenAcres Markets. The loan is guaranteed by all of the subsidiaries of the Company (the “Guarantors”) and secured by all of the assets of the Company and the Guarantors. The Acquisition Loan has a term of three years and interest accrues at a rate of 12% on amounts borrowed. The Acquisition Loan maybe prepaid at any time at a premium in the amount of ten percent (10%) of the principal amount of the Acquisition Loan outstanding prior to such prepayment. Payments on the Acquisition Loan were required to be made as follows: $1,125,000 on first anniversary of the Loan Effective Date, $1,875,000 on the second anniversary of the Loan Effective Date, and the remaining outstanding principal balance of principal and accrued interest on the third anniversary of the Loan Effective Date. Due to the Debt Exchange, $6.2 million principal remains outstanding as of June 30, 2025 pursuant to the Acquisition Loan.

On March 2, 2025, the Company entered into an agreement (an “Exchange Agreement”) with the lenders of the Acquisition Loan (the “Holders”) to exchange in an aggregate amount of $450,000 of principal of the Acquisition Loan for 750,000 shares of the Company’s Class A common stock at a price per share of $0.60 (the “Exchange”), the closing bid price of the Company’s Class A common stock on February 28, 2025.

On April 3, 2025, the Company and the Holders engaged in an additional Exchange in an aggregate amount of $500,000 of principal of the Acquisition Loan for 1,136364 shares of the Company’s Class A common stock at a price per share of $0.44, the closing bid price of the Company’s Class A common stock on April 2, 2025.

On April 30, 2025, the Company and the Holders engaged in an additional Exchange in an aggregate amount of $362,727 of principal of the Acquisition Loan for 863,636 shares of the Company’s Class A common stock at a price per share of $0.42, the closing bid price of the Company’s Class A common stock on April 29, 2025.

May 2025 Series A Financing - On June 20, 2025, the Company entered into an Amended and Restated Securities Purchase Agreement (the “SPA”), pursuant to which the Company sold 3,250 shares (the ‘Shares”) of its Series A Convertible Preferred Stock (the “HCWC Preferred Stock”) to three investors (the “Purchasers”) for an aggregate subscription price of $3,250,000 (the “Offering”). The HCWC Preferred Stock is currently convertible into 2,355,072 shares of the Company’s Class common stock at a conversion price of $1.38 per share, with such conversion price subject to adjustment as described below and as set forth in the Certificate of Designation (as defined below). The Offering was completed on June 24, 2025. . The Company has agreed to register the shares of HCWC Class A common stock issuable upon conversion of the Shares.

The issuances of the Shares and the shares of HCWC Class A common stock issuable upon conversion thereof were exempt from registration pursuant to the provisions Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D, as promulgated by the Commission. The shares of HCWC Preferred Stock and the shares of HCWC Class A common stock into which they may be converted constitute restricted securities that may not be offered or sold absent their registration for resale or the availability of an exemption therefrom.

On May 12, 2025, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock (“Certificate of Designation”) with the Secretary of State of the State of Delaware. The number of shares of HCWC Preferred Stock designated is 3,250 and each share of HCWC Preferred Stock has a stated value equal to $1,000 (the “Stated Value”).

Employees

Following the separation from HCMC, we employed approximately 450 employees across its retail, warehouse, and corporate operations.

Legal Proceedings

We are involved from time to time in various legal proceedings that arise in the ordinary course of our business. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

Segment Information

We have one reporting segment, natural and organic retail stores, through which we conduct all of our business.

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Listing of the Class A common stock

Our Class A common stock is listed on the NYSE American exchange under the symbol “HCWC.”

Reasons for Furnishing this Prospectus

You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of our securities. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor HCMC undertakes any obligation to update the information except in the normal course of our and HCMC’s public disclosure obligations and practices and except as required by applicable law.

MARKET PRICE AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market for our Common Stock

Since September 17, 2024, our Class A common stock has been quoted on the NYSEAM MKT under the trading symbol “HCWC”. The table below sets forth for the periods indicated the quarterly high and low bid prices of our Common Stock, based on information provided to us by the NYSEAM MKT. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. At the time of the quotations below, we were not listed on an established trading market and the transactions in our Common Stock were limited and the bid prices provided below may not be indicative of prices if our Common Stock was trading in an established public trading market.

Period	High Sale	Low Sale

3rd Quarter 2024	$8.50	$2.24
4th Quarter 2024	$2.73	$0.76

1st Quarter 2025	$2.35	$0.38
2nd Quarter 2025	$0.57	$0.29
3rd Quarter 2025	$0.45	$0.39

As of July 23, 2025, the last reported sales price of our Class A common stock was $0.42 per share.

Security Holders

As of July 23, 2025, there are approximately 167 holders of record of our Class A common stock. As of July 23, 2025, 2,037,077 shares, or approximately 15.47%, of the 13,165,750 shares issued and outstanding as of such date are held by management or affiliated parties. No shares of Class B Common Stock are issue and outstanding.

Securities Authorized for Issuance Under Equity Compensation Plans

In August of 2024, our board of directors adopted the 2024 Equity Incentive Plan.

DIVIDEND POLICY

We do not intend to pay cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Also, any credit agreements, which we may enter into, may restrict our ability to pay dividends. The payment of dividends in the future will be subject to the discretion of our Board and will depend, among other things, on our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant.

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DILUTION

The conversion of our shares of Series A Convertible Preferred Stock into shares of our Class A common stock will cause immediate and substantial dilution to our existing holders of Class A common stock and could cause the market price of our Class A common stock to decline.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present our selected consolidated financial data for the periods indicated. We have derived our selected historical consolidated statements of operations data for the three months ended March 31, 2025 and 2024 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have derived our selected historical condensed consolidated balance sheet data as of March 31, 2025 from our unaudited condensed consolidated financial statements included elsewhere in the prospectus and derived our selected historical condensed consolidated balance sheet data as of December 31, 2024 from the audited balance sheet included elsewhere in this prospectus. The following historical financial data should be read in conjunction with “Risk Factors,” “Capitalization” and “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our audited 2024 financial statements and notes thereto included elsewhere in this Prospectus.

Condensed Consolidated Statements of Operations (Unaudited):

	Three Months Ended March 31,
	2025	2024
SALES, NET	$20,259,606	$15,894,358

COST OF SALES	12,407,696	9,839,981

GROSS PROFIT	7,851,910	6,054,377

OPERATING EXPENSES, NET	8,261,585	6,656,123

LOSS FROM OPERATIONS	(409,675)	(601,746)

OTHER INCOME (EXPENSE)
Loss on debt extinguishment	(7,500)	-
Other income, net	2,496	3,355
Interest expense, net	(297,731)	(103,072)
TOTAL OTHER INCOME (EXPENSE)	(302,735)	(99,717)

LOSS BEFORE TAXES	(712,410)	(701,463)

INCOME TAX BENEFIT	-	-

NET LOSS	$(712,410)	$(701,463)

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Condensed Consolidated Balance Sheets:

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,792,418	$2,056,472
Accounts receivable, net	471,127	509,763
Inventories	7,042,303	6,445,560
Prepaid expenses and vendor deposits	252,331	475,088
Due from related party	1,159,251	190,268
Other current assets	199,426	29,806
TOTAL CURRENT ASSETS	10,916,856	9,706,957

Property, plant, and equipment, net	1,968,596	1,976,469
Intangible assets, net	5,144,950	5,441,478
Goodwill	2,212,000	2,212,000
Right of use assets	13,314,626	14,232,240
Other assets	528,181	543,373
TOTAL ASSETS	$34,085,209	$34,112,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$7,971,627	$6,131,534
Contract liabilities	41,576	80,456
Current portion of loan payable	1,697,545	2,131,336
Operating lease liability, current	3,641,723	3,596,987
TOTAL CURRENT LIABILITIES	13,352,471	11,940,313

Loan payable, net of current portion	8,945,746	9,207,772
Operating lease liability, net of current	9,661,901	10,584,431
TOTAL LIABILITIES	31,960,118	31,732,516

COMMITMENTS AND CONTINGENCIES (SEE NOTE 18)

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value per share, 560,000,000 shares authorized; 10,575,749 and 9,815,749 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively.	10,566	9,816
Series A convertible preferred stock, $0.001 par value per share, 40,000,000 shares authorized, 0 share issued and outstanding as of March 31, 2025 and December 31, 2024, respectively.	-	-
Additional paid-in capital	3,557,842	3,101,092
Accumulated deficit	(1,443,317)	(730,907)
TOTAL STOCKHOLDERS’ EQUITY	2,125,091	2,380,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,085,209	$34,112,517

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) should be read in conjunction with March 31, 2025 unaudited and December 31, 2024 audited consolidated financial statements and notes thereto which are included elsewhere in this Prospectus. This MD&A contains forward-looking statements. Refer to “Forward-Looking Statements” at the beginning of this Prospectus for an explanation of these types of statements. Summarized numbers included in this section, and corresponding percentage or basis point changes may not sum due to the effects of rounding.

Our Business

Healthy Choice Wellness Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. Through its wholly owned subsidiaries, the Company operates:

●	Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins, and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.Adasmarket.com).

●	Paradise Health & Nutrition’s three stores that likewise offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.ParadiseHealthDirect.com).

●	Mother Earth’s Storehouse, an organic and health food and vitamin store in New York’s Hudson Valley, which has been in existence for over 40 years (www.MotherEarthStorehouse.com).

●	Greens Natural Foods’ eight stores in New York and New Jersey, offering a selection of 100% organic produce and all-natural, non-GMO groceries & bulk foods; a wide selection of local products; an organic juice and smoothie bar; a fresh foods department, which offers fresh and healthy “grab & go” foods; a full selection of vitamins & supplements; as well as health and beauty products (www.Greensnaturalfoods.com).

●	Ellwood Thompson’s, an organic and natural health food and vitamin store located in Richmond, Virginia. (www.ellwoodthompsons.com).

●	GreenAcres Market, an organic and natural health food and vitamin chain with five store locations in Kansas and Oklahoma. GreenAcres Market is a chain of premier natural foods stores, offering organic and all natural products and vitamins from both top national brands as well as locally sourced specialty brands (www.greenacres.com).

Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty, and personal care products on its website www.TheVitaminStore.com.

Industry Trends and Economics

We have identified the following recent trends and factors that have impacted and may continue to impact our results of operations and financial condition:

●	COVID-19 pandemic. On March 11, 2020, the World Health Organization announced that COVID-19 infections had become a pandemic, and on March 13, 2020, the U.S. President announced a National Emergency relating to the disease. During the course of the COVID-19 pandemic, federal, state and local authorities have imposed, from time to time, a number of public health mandates intended to prevent the spread of the virus, including vaccination mandates, social distancing, quarantine, wearing face coverings, and “stay-at-home” measures. While significant efforts to distribute COVID-19 vaccines to the public are ongoing across the United States and states have reopened their economies by easing restrictions, certain of these public health mandates have had an adverse impact on the U.S. economy. Additional negative financial markets and industry-specific impacts could result from future case surges, outbreaks, COVID-19 virus variants, the potential that current vaccines may be less effective or ineffective against future COVID-19 virus variants, and the risk that large groups of the population may not receive vaccinations against COVID-19. The long-term economic impact of the COVID-19 pandemic is unknown at this time.

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●	Impact of the COVID-19 pandemic on our operations. We believe we have acted proactively in response to the COVID-19 pandemic and the resulting government mandates. To date, all of our stores have continued operating since the start of the COVID-19 pandemic. We have experienced increased levels of net sales and average transaction size due to the COVID-19 pandemic as public health measures have been implemented by states across our footprint and customers have adjusted to these new circumstances by consuming more food at home. The COVID-19 pandemic and government mandates have also led to an increase in online orders for home delivery, which we offer at substantially all our stores in partnership with a third party.

●	Future impact of the COVID-19 pandemic. We believe our proactive response to the COVID-19 pandemic has resulted in increased customer loyalty, but there can be no assurance we will continue to experience elevated levels of net sales, in particular, when the COVID-19 pandemic subsides. We expect the impact of the COVID-19 pandemic and government mandates on our financial condition, results of operations and cash flows will depend on the extent and duration of the COVID-19 pandemic, the governmental and public actions taken in response, including economic stabilization efforts, and the long-term effect the COVID-19 pandemic will have on the U.S. economy. Moreover, the COVID-19 pandemic and government mandates make it more challenging for management to estimate future performance of our business, particularly over the near term. See “Risk Factors.” Additional information regarding the impact of the COVID-19 pandemic and government mandates on our business and results of operations is provided below in this MD&A.

●	Impact of broader economic trends and political environment. The grocery industry and our sales are affected by general economic conditions, including, but not limited to, consumer spending, the level of disposable consumer income, consumer debt, interest rates, inflation or deflation, periods of recession and growth, the price of commodities, the political environment and consumer confidence. Furthermore, our ability to meet our labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force in the markets in which we are located, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation, including unemployment benefits.

●	Opportunities in the growing natural and organic grocery and dietary supplements industry. Our industry, which includes organic and natural foods and dietary supplements, continues to experience growth driven primarily by increased public interest in health and nutrition. Capitalizing on this opportunity, we continue to open new stores and enter new markets. We expect the rate of new store unit growth in the near future to be dependent upon economic and business conditions and other factors, including the impact of the COVID-19 pandemic and related government mandates.

●	Competition. The grocery and dietary supplement retail business is a large, fragmented and highly competitive industry with few barriers to entry. Competition in the grocery industry is likely to intensify, and shopping dynamics may shift, as a result of, among other things, industry consolidation, expansion by existing competitors, and the increasing availability of grocery ordering, pick-up and delivery options. These businesses compete with us on the basis of price, selection, quality, customer service, convenience, location, store format, shopping experience, ease of ordering and delivery or any combination of these or other factors. They also compete with us for products and locations. In addition, some of our competitors are expanding to offer a greater range of natural and organic foods. We also face internally generated competition when we open new stores in markets we already serve. We believe our commitment to carrying only carefully vetted, affordably priced and high-quality natural and organic products and dietary supplements, as well as our focus on providing nutrition education, differentiate us in the industry and provide a competitive advantage.

●	Consumer preferences. Our performance is also impacted by trends regarding natural and organic products, dietary supplements, and at-home meal preparation. Consumer preferences towards dietary supplements or natural and organic food products might shift as a result of, among other things, economic conditions, food safety perceptions, changing consumer choices and the cost of these products. A change in consumer preferences away from our offerings, including those resulting from reductions or changes in our offerings, could have a material adverse effect on our business. Additionally, negative publicity regarding the safety of dietary supplements, product recalls or new or upgraded regulatory standards may adversely affect demand for the products we sell and could result in lower consumer traffic, sales, and results of operations.

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Results of Operations

The following table sets forth our Consolidated Statements of Operations for the three months ended March 31, 2025 and 2024 which is used in the following discussions of our results of operations:

	Three Months Ended March 31,		2025 to 2024
	2025	2024	Change $
SALES	$20,259,606	$15,894,358	$4,365,248

COST OF SALES	12,407,696	9,839,981	2,567,715

GROSS PROFIT	7,851,910	6,054,377	1,797,533

OPERATING EXPENSES	8,261,585	6,656,123	1,605,462

LOSS FROM OPERATIONS	(409,675)	(601,746)	192,071

OTHER INCOME (EXPENSE)
Loss on debt extinguishment	(7,500)	-	(7,500)
Other income, net	2,496	3,355	(859)
Interest (expense) income, net	(297,731)	(103,072)	(194,659)
TOTAL (EXPENSE) INCOME, NET	(302,735)	(99,717)	(203,018)

NET LOSS	$(712,410)	$(701,463)	$(10,947)

Net sales increased $4.4 million to $20.3 million for the three months ended March 31, 2025 as compared to $15.9 million for the same period in 2024. The increase in grocery sales of $3.7 million was primarily due to the acquisition of GreenAcres Market acquired in July 2024, and increase in same-store sales of $0.7 million. The increase in same-store sales was mainly attributable to the success of our new customer loyalty program

Cost of goods sold for the three months ended March 31, 2025 and 2024 were $12.4 million and $9.8 million, respectively. The increase of $2.3 million is primarily due to the acquisition of GreenAcres Market, and in increase in same-store cost of goods sold of $0.3 million. Gross profit was $7.9 million and $6.1 million for the three months ended March 31, 2025 and 2024, respectively. Gross margin as a percentage of sales increased approximately 0.7% as compared to the same period in prior year.

Total operating expenses for the three months ended March 31, 2025 and 2024 were $8.3 million and $6.7 million, respectively. The increase of $1.6 million is due to $1.3 million from the acquisition of GreenAcres Market and $0.5 million increase in professional fees, and offset by $0.2 million decrease in same-store insurance expense and payroll and benefits expense.

Total other (expenses) income, net of $0.3 million for the three months ended March 31, 2025 consists of net interest expense of $0.3 million, other miscellaneous expense of approximately $2,000, offset by $8,000 loss on debt extinguishment. Total other income (expense), net of $0.1 million for the three months ended March 31, 2024 primarily consists of interest expense of $0.1 million and other miscellaneous income of $3,000.

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The following table sets forth our Consolidated Statements of Operations for the years ended December 31, 2024 and 2023 which is used in the following discussions of our results of operations:

	For the Years Ended December 31,		2024 to 2023
	2024	2023	Change $
SALES	$69,370,803	$55,689,793	$13,681,010
COST OF SALES	42,305,494	35,341,569	6,963,925
GROSS PROFIT	27,065,309	20,348,224	6,717,085

OPERATING EXPENSES, NET
Selling, general and administrative	29,047,933	24,768,293	4,279,640
Impairment of goodwill	-	6,104,000	(6,104,000)
Gain on sale of asset	(205,146)	-	(205,146)
TOTAL OPERATING EXPENSES, NET	28,842,787	30,872,293	(2,029,506)

LOSS FROM OPERATIONS	(1,777,478)	(10,524,069)	8,746,591

OTHER INCOME (EXPENSE)
Loss on debt extinguishment	(1,888,889)	-	(1,888,889)
Change in contingent consideration	-	774,900	(774,900)
Other income, net	8,552	16,230	(7,678)
Interest (expense) income, net	(848,651)	(199,681)	(648,970)
TOTAL INCOME (EXPENSE), NET	(2,728,988)	591,449	(3,320,437)

NET LOSS	$(4,506,466)	$(9,932,620)	$5,426,154

Sales increased $13.7 million to $69.4 million for the year ended December 31, 2024 as compared to $55.7 million for the same period in 2023. The $8.6 million increase in sales was primarily a result of a full year operations for the year ended December 31, 2024 of Ellwood Thompson’s acquired in October 2023, $6.8 million increase in sales was a result of GreenAcres Market acquisition acquired in July 2024, offset by a decrease in same-store sales of $1.7 million.

Cost of goods sold for the years ended December 31, 2024 and 2023 were $42.3 million and $35.3 million, respectively, an increase of $5.5 million was primarily a result of full year operations in 2024 of Ellwood Thompson’s acquired in October 2023, an increase of $3.8 million was a result of GreenAcres Market acquisition acquired in July 2024, offset by a decrease in same-store cost of goods sold of $2.3 million.

Total operating expenses decreased $2.0 million from $30.9 million for the year ended December 31, 2023 to $28.8 million for the year ended December 31, 2024. The increase of $2.1 million was a result of full year operations for the year ended December 31, 2024 of Ellwood Thompson’s acquired in October 2023, the increase of $2.4 million was a result of GreenAcres Market acquisition acquired in July 2024, and the increase of $0.2 million was due to gain on sale on Saugerties building, The increases were offset by $6.1 million decrease in goodwill impairment charge, $0.4 million decrease in HCMC corporate overhead allocation, and $0.2 million in same-store expense reduction.

The Company had an impairment of $6.1 million for the year ended December 31, 2023. The Company experienced recurring losses coupled with the reduction in the same store revenue, a highly competitive industry and certain operational costs that have impacted our expectations such that future growth and profitability is lower than previous estimates. Furthermore, during the fourth quarter of 2023, the Company operated with negative working capital which, although not a determinant on its own, when combined with the other factors indicated that the Company’s goodwill of $6.1 million was determined to be impaired for the year ended December 31, 2023.

Total other (expenses) income, net of $2.7 million for the year ended December 31, 2024 consists of $1.9 million loss on debt extinguishment, and net interest expense of $0.8 million. Total other income (expense), net of $0.6 million for the year ended December 31, 2023 primarily consists of change in contingent consideration of $0.8 million and other miscellaneous income of $16,000, offset by interest expense of $0.2 million.

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Liquidity and Capital Resources

	Three Months Ended March 31,
	2025	2024
Net cash provided by (used in)
Operating activities	$1,092,748	$(2,548,569)
Investing activities	(127,419)	(74,220)
Financing activities	(1,229,383)	2,223,455
	$(264,054)	$(399,334)

	For the Years Ended December 31,
	2024	2023
Net cash provided by (used in):
Operating activities	$(3,064,842)	$(2,525,354)
Investing activities	(4,977,793)	(929,623)
Financing activities	8,676,527	2,856,986
Net increase (decrease) in cash	$633,892	$(597,991)

	March 31, 2025	December 31, 2024
Cash	$1,792,418	$2,056,472
Total assets	$34,085,209	$34,112,517
Cash as a percentage of total assets	5.26%	6.03%

	December 31, 2024	December 31, 2023

Cash	$2,056,472	$1,422,580
Total assets	$34,112,517	$28,432,560
Percentage of total assets	6.0%	5.0%

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements other than operating leases for retail locations, equipment, and vehicles.

Seasonality

We do not consider our business to be seasonal.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and our judgment as to the outcome of future conditions and circumstances. These estimates and assumptions include useful lives and impairment of long-lived assets, goodwill, deferred taxes and related valuation allowances, and the valuation of the assets and liabilities acquired in business combinations. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

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Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Impairment of Long-Lived Assets

We review long-lived assets for impairment including intangible assets with determinable useful lives whenever events or changes in circumstances indicate that the carrying value of the corresponding asset group may not be realizable. The Company estimated future undiscounted cash flows associated with the asset group are compared to the asset group’s carrying amount to determine if an impairment of such asset is necessary. This requires us to make long-term forecasts of the future revenues and costs related to the assets groups subject to review. Forecasts require assumptions about demand for our products and future market conditions. Estimating future cash flows requires significant judgment, and our projections may vary from cash flows eventually realized. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period. The effect of any impairment would be reflected in operating income in the Consolidated Statements of Operations. In addition, we estimate the useful lives of our long-lived assets and other intangibles and periodically review these estimates to determine whether these lives are appropriate.

Goodwill

Goodwill is the excess of consideration paid for an acquired entity over the fair value of the amounts assigned to assets acquired, including other identifiable intangible assets, and liabilities assumed in a business combination. To determine the amount of goodwill resulting from a business combination, the company hires third party valuation firm to perform valuation and assessment to determine the acquisition date fair value of the acquired company’s tangible and identifiable intangible assets and liabilities.

Goodwill is required to be evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate the asset may be impaired. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If the entity determines that this threshold is met, then the company may apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The company determines fair value through multiple valuation techniques and weights the results accordingly. The company is required to make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of its reporting units. The company has elected to perform its annual goodwill impairment review on September 30 of each year or more often if deemed necessary.

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Business Combinations

The Company applies the provisions of ASC Topic 805, Business Combinations (“ASC 805”) in the accounting for acquisitions of businesses. ASC 805 requires the Company to use the acquisition method of accounting by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, measured at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the aforementioned amounts. Acquisition costs are expensed as incurred and recorded in selling, general and administrative expenses in the consolidated statements of operations.

Deferred Taxes and Valuation Allowance

We account for income taxes pursuant to the asset and liability method of accounting for income taxes pursuant to FASB ASC740, “Income Taxes.” Deferred tax assets and liabilities are recognized for taxable temporary differences and operating loss carry forwards. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Non-GAAP Financial Measures

The following discussion and analysis contain a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternative to, net income, operating income, and cash flow from operating activities, liquidity, or any other financial measures. Non-GAAP financial measures may not be indicative of the historical operating results of the Company, nor are they intended to be predictive of potential future financial results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Management believes stockholders benefit from referring to the Adjusted EBITDA in planning, forecasting, and analyzing future periods. Management uses this non-GAAP financial measure in evaluating its financial and operational decision making and as a means of evaluating period to period comparison.

EBITDA, or earnings before interest, taxes, depreciation, and amortization, is an alternate measure of profitability to net income. Management believes Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of significant non-cash and non-recurring charges that effect comparability between reporting periods. We define Adjusted EBITDA as net loss adjusted for non-cash charges for depreciation and amortization, impairment of goodwill, change in contingent consideration, also adjusted for non-recurring other expense (income), and interest income. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items.

We have included a reconciliation of our non-GAAP financial measure to net loss as calculated in accordance with GAAP. We believe that providing the non-GAAP financial measure, together with the reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to specific definitions being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable rules of the Securities and Exchange Commission.

	For The Three Months Ended March 31,
	2025	2024
Reconciliation from net loss to adjusted EBITDA:
Net loss	$(712,410)	$(701,463)
Interest expense	297,731	103,072
Depreciation and amortization	429,990	363,141
EBITDA	15,311	(235,250)
Other income, net	5,004	(3,355)
Adjusted EBITDA	$20,315	$(238,605)

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of:

Name	Age	Position
Executive Officers:
Jeffrey Holman	57	Chief Executive Officer, Chairman and Director
John A. Ollet	62	Chief Financial Officer and Director
Christopher Santi	54	President and Chief Operating Officer

Non-Employee Directors:
Gary Bodzin	68	Director
Ben Myers	50	Director
Michael Lerman	60	Director

Executive Officers

Jeffrey Holman serves as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Holman has been HCMC’s Chairman of the Board and Chief Executive Officer since April 2014. From February 2013 until March 4, 2015, Mr. Holman serviced as our President. Mr. Holman has been a member of our Board since May 2013 and has served as a member of the Board of Directors of our subsidiary Smoke Anywhere, USA since its inception on March 24, 2008. Since 1998, Mr. Holman has been the President of Jeffrey E. Holman & Associates, P.A., a South Florida based law firm. Mr. Holman was selected as a director for his business and legal experience. In addition, as one of the founders of Smoke Anywhere, USA Mr. Holman possesses an in-depth understanding of the challenges, risks and characteristics unique to our industry.

Christopher Santi serves as the Company’s President and Chief Operating Officer. Mr. Santi has been HCMC’s Chief Operating Officer since December 12, 2012, and has also served as the President since April 11, 2016. Previously, Mr. Santi served as Director of Operations of the Company beginning in October 2011. Mr. Santi served as the National Sales Manager of Collages.net from November 2007 to October 2011.

John A. Ollet serves as the Company’s Chief Financial Officer and Director. Mr. Ollet has been HCMC’s Chief Financial Officer since December 12, 2016. Mr. Ollet previously served as Executive Vice President-Finance for Systemax, Inc. (NYSE:SYX) from 2006 to 2016. His prior chief financial officer experience also includes serving as Vice President and Chief Financial Officer of Arrow Cargo Holdings, Inc., an airline logistics company, and VP Finance /CFO - The Americas - Cargo Division, KLM Royal Dutch Airlines, an airline company. He also previously served as Vice President Finance/Administration at Sterling-Starr Maritime Group, Inc. and served on the audit staff of Arthur Andersen & Co. Mr. Ollet received a bachelor’s degree in Finance/Economics and a master’s degree in business administration from Florida International University. Mr. Ollet is a Certified Public Accountant.

Executive Compensation

Each of the named executive officers (NEOs) currently has an employment agreement in effect with HCMC. For an initial period following the Spin-Off, pursuant to the Employee Matters Agreement (“EMA”), a percentage of each NEOs salary and related employment costs will be allocated to each of HCMC and HCWC based on the percentage of time estimated that the NEO will work for each entity. If the estimates materially differ from actual time expended, the parties will adjust the amounts previously paid for these employment costs. For the first three calendar quarters of fiscal 2025, the Company anticipates that approximately 50% of the total NEOs salary and related employment costs will be allocated to each entity. After the Distribution, certain of the NEOs are expected to become employees of HCWC and to enter into new employment agreements with us (while terminating their HCMC agreements). The NEOs did not receive any compensation from the Company prior to the IPO.

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The following information is related to the compensation paid, distributed or accrued by HCMC for fiscal 2024 to all named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock/ (Forfeited) (1)$	Restricted Stock Awards $	All Other Compensation ($)	Total

Jeffrey Holman	2024	695,169	-	-	-	-	695,169
Chief Executive Officer

Christopher Santi	2024	405,352	-	-	-	-	405,352
President and Chief Operating Officer

John Ollet	2024	331,723	-	-	-	-	331,723
Chief Financial Officer

HCWC did not directly pay executive compensation in 2024. For the entirety of 2024, the three executives who serve in leadership roles at both HCMC and HCWC continued to receive their full compensation directly from HCMC. For the year ended December 31, 2024, the total executive compensation paid by HCMC for these executives was approximately $1.4 million. In accordance with the EMA, approximately $0.7 million was allocated to HCWC to reflect the portion of the executives’ time and services dedicated to HCWC’s business.

The Compensation Committee of HCWC’s Board of Directors is in the process of developing and approving an independent executive compensation structure that aligns with HCWC’s business objectives and shareholder interests. HCWC’s Board of Directors has formed a Compensation Committee responsible for overseeing future executive compensation policies. The Committee will evaluate and establish appropriate compensation structures to attract and retain key executive talent while ensuring alignment with HCWC’s strategic goals.

Non-Employee Directors

Gary A. Bodzin. Gary Bodzin has served as a director of SpinCo since May 2023. Since 1987, Mr. Bodzin has been serving as President of Trans-State Title Insurance Agency, LLC, a company located in Aventura, FL, offering escrow, title and closing services for commercial and residential real estate transactions, where he oversees all title and closing operations. Mr. Bodzin has also worked as an attorney at law representing clients almost exclusively in real estate transactions since 1982. Mr. Bodzin received his Bachelor of Science in Business Administration from University of Florida and his Juris Doctor from the University of Miami Law School. We believe Mr. Bodzin is qualified to serve as a director of SpinCo because of his real estate, finance and legal expertise and related ability to advise our growth and expansion strategy.

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Michael Lerman. Michael Lerman has served as a director of SpinCo since May 2023. Since November 2005, Mr. Lerman has served as Vice President of Development and Marketing for Markbuilt Homes, a boutique private residential development and construction company in Union, NJ. From March 1998 to August 2005, he worked as Director of Retail Property Administration then as Director of Land/Property Acquisition and Development at Garden Commercial Properties, a property management company in Short Hills, NJ. During his tenure at Garden Commercial Properties, Mr. Lerman oversaw all phases of retail commercial development and management, negotiated commercial leases, and was responsible for marketing. Earlier in his career, Mr. Lerman was associate counsel at Rinaldo and Rinaldo, a law firm. Mr. Lerman received his Bachelor of Arts from Rutgers College and his Master of Business Administration from Rutgers College, Graduate School of Management. He also received his Juris Doctor from Benjamin N. Cardozo School of Law. We believe Mr. Lerman is qualified to serve as director of SpinCo because of his extensive experience in business development and management as well as his retail and acquisition experience and related ability to provide valuable guidance.

Behnam J. Myers, DO, MPH. Behnam Myers, DO, MPH, has served as a director of SpinCo since May 2023. Dr. Myers is a board certified orthopedic surgeon who has been practicing since 2006, and has been managing his own private practice, Spine Solutions, since 2012 in Hollywood, FL. In 2006, Dr. Meyers completed his orthopedic surgery residency at Parkway Regional Medical Center as part of Nova Southeastern University’s Orthopedic Surgery Residency Program. He then completed a Spine Surgery Fellowship in 2007 at the Cleveland Clinic Spine Institute in Weston, FL. Dr. Myers received his Bachelor of Science from University of California at Riverside, his Masters of Public Health from Loma Linda University and his medical degree from University of New England College of Medicine. We believe Dr. Myers is qualified to serve as a director of SpinCo because of his medical expertise and medical practice-related business experience.

Director Independence

A majority of HCWC’s board of directors will be comprised of directors who are “independent” as defined by the rules of the NYSE American and the Guidelines on Governance to be adopted by the board of directors. HCWC will seek to have all of its non-management directors qualify as “independent” under these standards. HCWC’s board of directors is expected to establish categorical standards to assist it in making its determination of director independence. HCWC expects these standards will provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company or any of its subsidiaries). In making this determination, the board of directors shall consider all relevant facts and circumstances, including the following standards:

●	a director is not independent if the director is, or has been within the last three years, an employee of HCWC or its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of HCWC or its subsidiaries;

●	a director is not independent if the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from HCWC or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer);

●	a director is not independent if (A) the director or an immediate family member is a current partner of a firm that is HCWC’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on HCWC’s or its subsidiaries’ audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on HCWC or its subsidiaries’ audit within that time;

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●	a director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of HCWC or its subsidiaries at the same time serves or served on that company’s compensation committee;

●	a director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, HCWC or its subsidiaries for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues; and

●	a director is not independent if the director is an executive officer of a charitable organization that received charitable contributions (other than matching contributions) from HCWC and its subsidiaries in the preceding fiscal year that are in excess of the greater of $1 million or 2 percent of such charitable organization’s consolidated gross revenues.

HCWC’s board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nomination Committee, will make a determination as to which members are independent. References to “HCWC” above include any subsidiary in a consolidated group with HCWC. The terms “immediate family member” and “executive officer” above are expected to have the same meanings specified for such terms in the NYSE American listing standards.

Committees of the Board of Directors

Effective upon the completion of the separation, HCWC’s board of directors will have the following standing committees: an Audit Committee, a Nomination Committee and a Compensation Committee.

Audit Committee. Gary Bodzin, Esq., Dr. Ben Myers and Michael Lerman, Esq., expected to be the members of the board’s Audit Committee. Gary Bodzin, Esq. is expected to be the Audit Committee Chairman. The board of directors is expected to determine that at least one member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, HCWC expects that the board of directors will determine that each member of the Audit Committee will be independent, as defined by the rules of the NYSE American, Section 10A(m)(3) of the Exchange Act, and in accordance with our Guidelines on Governance. The Audit Committee will meet at least quarterly and will assist the board of directors in fulfilling its oversight responsibilities by reviewing and reporting to the board of directors on HCWC’s accounting and financial reporting practices and the audit process, the quality and integrity of the company’s financial statements, the independent auditors’ qualifications, independence, and performance, the performance of the company’s internal audit function and internal auditors, and certain areas of legal and regulatory compliance.

Nominating Committee. Dr. Ben Myers and Gary Bodzin, Esq are expected to be the members of the board’s Nominating Committee. Dr. Ben Myers is expected to be the Nominating Committee Chairman. The board of directors is expected to determine that each member of the Nominating Committee will be independent, as defined by the rules of the NYSE American and in accordance with our Guidelines on Governance. The Nominating Committee will assist the board of directors in identifying individuals qualified to become members of the board of directors (consistent with the criteria approved by HCWC’s board of directors), recommending director candidates for HCWC’s board of directors and its committees, developing and recommending Guidelines on Governance and a Global Code of Ethics and Business Conduct to HCWC’s board of directors, and performing a leadership role in shaping HCWC’s corporate governance. The Nominating Committee will annually review and make recommendations to the full board of directors regarding the amount and types of compensation that should be paid to HCWC’s non-executive directors, to ensure that such pay levels remain competitive. In recommending director compensation, the Nominating Committee will consider such factors as HCWC’s size, industry characteristics, location, and the practices of comparable companies.

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Compensation Committee. Michael Lerman, Esq., Dr. Ben Myers and Gary Bodzin, Esq., are expected to be the members of the board’s Compensation Committee. Michael Lerman, Esq. is expected to be the Compensation Committee Chairman. The board of directors is expected to determine that each member of the Compensation Committee will be independent, as defined by the rules of the NYSE, Rule 10C-1 of the Exchange Act and in accordance with our Guidelines on Governance. In addition, HCWC expects that the members of the Compensation Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee will assist the board of directors in carrying out the board’s responsibilities relating to the compensation of HCWC’s executive officers. This committee will also review, approve, and administer the incentive compensation plans in which any executive officer of HCWC participates and all of HCWC’s equity-based plans. The Compensation Committee will have the sole authority, under its charter, to select, retain, and/or terminate independent compensation advisors.

The board of directors will adopt a written charter for each of the Audit Committee, the Nominating Committee and the Compensation Committee prior to the Spin-Off. These charters will be posted on HCWC’s website.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2022, HCWC was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as HCWC’s executive officers were made by HCMC.

Stockholder Recommendations for Director Nominees

HCWC’s bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors. HCWC expects that the board of directors will adopt a policy concerning the evaluation of stockholder recommendations of board candidates by the Nominating Committee.

Guidelines on Governance and Global Code of Ethics and Business Conduct

In connection with the separation, HCWC will adopt a set of Guidelines on Governance that will reflect the fundamental corporate governance principles by which the Board and its committees will operate. These guidelines will set forth general practices the board of directors and its committees follow with respect to structure, function, organization, composition and conduct. These guidelines will be reviewed at least annually by the Nominating Committee and will be updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant.

Each of our directors and employees, including our Chief Executive Officer and our Chief Financial Officer, as well as each director and officer of any subsidiaries, will be required to comply with our Global Code of Ethics and Business Conduct, which will establish legal and ethical standards for conducting our business. Our Global Code of Ethics and Business Conduct will cover all significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, political activities and other public policy matters, and proper and timely reporting of financial results.

At the time of the distribution, our Guidelines on Governance and Code of Ethics and Business Conduct will be made available on our website at info@hcwc.com. Following the distribution, we will also provide a copy of our Guidelines on Governance or our Code of Ethics and Business Conduct, without charge, upon request to our Corporate Secretary at info@hcwc.com. Waivers from, and amendments to, our Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at www.hcwc.com.

Communicating with the Board of Directors

Our Guidelines on Governance will include procedures by which stockholders and other interested parties may communicate directly with HCWC’s board of directors or any director on board-related issues by submitting an e-mail to IR@hcwc.com. Communications addressed to the Board or individual members of the board will be screened by HCWC’s Corporate Secretary for appropriateness before being distributed to the Board, or to any individual director or directors, as applicable.

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Director Qualification Standards

HCWC’s Guidelines on Governance will set forth the process by which the Nominating Committee identifies and evaluates nominees for board membership. In accordance with this process, the Nominating Committee will annually consider and recommend to the board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee will consider incumbent directors who have indicated a willingness to continue to serve on our board; candidates, if any, nominated by HCWC’s stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the board becomes vacant or a new seat is created, the Nominating Committee will consider and recommend to the board a candidate for appointment to fill the vacant or newly created seat.

The Nominating Committee will consider different perspectives, skill sets, education, ages, genders, ethnic origins and business experience in its annual nomination process, although it is not expected to establish a formal policy regarding diversity in identifying potential director candidates. In general, the Nominating Committee will seek to include on our board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the board will confront without representing any particular interest group or constituency. The Nominating Committee will regularly review the size and composition of the board in light of HCWC’s changing requirements and will seek nominees who, taken together as a group, possess the skills and expertise appropriate for an effective board. In evaluating potential director candidates, the Nominating Committee will consider, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the needs of our board at the time. Our Guidelines on Governance will provide that, in general, nominees for membership on the board should:

●	have demonstrated management or technical ability at high levels in successful organizations;

●	be currently employed in positions of significant responsibility and decision making;

●	have experience relevant to our operations;

●	be well-respected in their business and home communities;

●	have time to devote to board duties; and

●	be independent from us and not related to our other directors or employees.

In addition, our directors will be expected to be active participants in governing our enterprise, and the Nominating Committee will look for certain characteristics common to all board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.

No single factor or group of factors will necessarily be dispositive of whether the Nominating Committee will recommend a candidate. The Nominating Committee will consider and apply these same standards in evaluating individuals recommended for nomination to our board by our stockholders in accordance with the procedures that are expected to be prescribed in our by-laws. The board’s satisfaction of these criteria will be implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the board, as well as the board’s annual self-evaluation process.

HCWC expects that from time to time, it will retain search firms and other third parties to assist in identifying potential candidates based on specific criteria that HCWC provides to them, including the qualifications described above.

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Board Leadership Structure

One of the key responsibilities of HCWC’s board of directors will be to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Recognizing that no single approach to board leadership is universally accepted and that the appropriate leadership structure may differ depending on a company’s size, industry, operations, history and culture, it is expected that the HCWC board, led by the Nominating Committee, will conduct an annual evaluation to determine the optimal leadership structure for HCWC stockholders.

Board’s Role in Oversight of Risk Management

While management will have primary responsibility for identifying and managing our exposure to risk, our board will play an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The board, directly and indirectly through its committees, will routinely discuss with management our significant enterprise risks and will review the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At board and committee meetings, directors will receive information and in-depth presentations from management and third-party experts and engage in comprehensive analyses and dialogue regarding specific areas of risk. This process will enable the board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact, and will ensure that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the board’s view of our risk profile and risk tolerance.

In addition to the overall risk oversight function administered directly by the Board, each of the Audit, Compensation and Nominating Committees will exercise its own oversight related to the risks associated with the particular responsibilities of that committee:

●	the Audit Committee will review financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE American requirements, and will have certain responsibilities with respect to our compliance programs, such as our Global Code of Ethics and Business Conduct;

●	the Compensation Committee will evaluate whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking; and

●	the Nominating Committee will focus on risks related to corporate governance, board effectiveness and succession planning.

The chairs of these committees will report on such matters to the full board at each regularly scheduled board meeting and other times as appropriate. We believe that this division of responsibilities will be the most effective approach for identifying and addressing the risks that we will face.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

In accordance with the Sarbanes-Oxley Act, HCWC expects that its Audit Committee will adopt procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

None of the named executive officers was paid, distributed or accrued compensation by us for 2022 or 2023 to date. Initially, HCWC will pay HCMC for the services of the named executive offers pursuant to the Employee Matters Agreement. Currently, these payment amounts would be $361,870, $219,615 and $165,000 for Messrs. Holman, Santi and Ollet, respectively.

Named Executive Officer Employment Agreements

We currently do not have any employment or other agreements in effect with our named executive officers.

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Outstanding Awards at Fiscal Year End

No named executive officer had any option, restricted stock or other incentive equity awards of the Company outstanding at the 2024 fiscal year end.

Director Compensation

Non-employee directors will be paid a monthly fee of $1,500 per month and $1,500 for each meeting attended. Because we do not pay any compensation to employee directors. Employee members of our Board of Directors will not be compensated for their service on the Board.

Other Compensation Programs and Practices

Pension, Retirement or Similar Benefits

No retirement, pension, profit sharing, insurance or other similar programs have been adopted by HCWC for the benefit of its employees. To the extent that HCWC adopts any such plans, their terms will be described in subsequent amendments to this information statement to the extent applicable.

Equity Compensation Plan Information

Our Stock Incentive Plan

The Healthy Choice Wellness Corp 2024 Equity Incentive Plam (the “Stock Incentive Plan”) will become effective upon the Distribution. A form of the Stock Incentive Plan is filed as an exhibit to the registration statement, of which this prospectus forms a part. The following description of the Stock Incentive Plan is qualified in its entirety by reference to the Stock Incentive Plan.

Overview

The Stock Incentive Plan provides the Company with the ability to grant equity-based and cash incentive awards to its employees, non-employee directors, consultants and independent contractors. Such incentive awards are granted to attract, retain and motivate the Company’s service providers and help align them with the Company’s financial success over the long term and the interests of the Company and our stockholders. The Stock Incentive Plan will terminate ten years from inception unless terminated sooner.

Stock Incentive Plan Share Reserve; Limits; Adjustments

The available share reserve under the Stock Incentive Plan is 1,400,000 shares, plus an annual increase on the first day of each year beginning in 2024 and ending in 2032, equal to the lesser of (A) 12.5% percent of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or the Compensation and Compensation Committee of the Board. The Company may satisfy its obligations under any equity-based award granted under the Stock Incentive Plan by issuing new shares or Treasury shares.

Shares subject to an equity award are counted only to the extent they are actually issued. Thus, awards that terminate by expiration, forfeiture, cancellation, or otherwise are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant under the Stock Incentive Plan.

Any shares withheld to satisfy tax withholding obligations on awards issued under the Stock Incentive Plan, tendered to pay the exercise price of an award under the Stock Incentive Plan and shares repurchased on the open market with the proceeds of an option exercise will not be eligible to be again available for grant under the Stock Incentive Plan. Any substitute awards shall not be counted against the shares available for granting awards under the Stock Incentive Plan.

The number of shares that may be issued or subject to outstanding awards, the option price or grant price applicable to outstanding awards and other value determinations are subject to adjustment by the committee to reflect stock dividends, stock splits, reverse stock splits, spin-offs, and other corporate events or transactions, including without limitation distributions of stock or property other than normal cash dividends.

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Non-employee directors can be granted any of the awards available under the Stock Incentive Plan except ISOs, which are only available for employees. The Board shall from time to time determine the nature and number of awards to be granted to non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to a non-employee director with respect to any calendar year, including awards granted and cash fees paid by the Company to such non-employee director, will not exceed $500,000, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Administration

The Stock Incentive Plan will be administered by the committee appointed by the Board from among its members, provided that the full Board may act at any time as the committee. In the case of awards intended to qualify for the exemption from Section 16(b) of the Securities Exchange Act of 1934 that is available under Rule 16b-3, a subcommittee of the Board composed of at least two directors who are “outside directors” is responsible for administering the Stock Incentive Plan and has the final discretion, responsibility and authority to interpret the terms and intent of the Stock Incentive Plan and any related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, regulations, forms, instruments, and guidelines. The committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisers. The committee may also delegate to one or more officers the power to designate other employees (other than officers subject to Section 157(c) of the Delaware General Corporate Law) to be recipients of awards.

Eligibility

Employees, non-employee directors, consultants and independent contractors of the Company who are selected by the committee are eligible to participate in the Stock Incentive Plan.

Types of Awards

The Stock Incentive Plan provides that the committee may grant awards of various types. A description of each of the types of awards follows.

Stock Options

The committee may grant both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”) under the Stock Incentive Plan. Eligibility for ISOs is limited to employees of the Company and its subsidiaries. The exercise price for options cannot be less than the fair market value of the Company’s Class A common stock as of the date of grant. The latest expiration date cannot be later than the tenth anniversary of the date of grant. Fair market value under the Stock Incentive Plan may be determined by reference to market prices on a particular trading day or on an average of trading days. The exercise price may be paid by means approved by the committee, which may include cash or check, the tendering of previously acquired Class A common stock, a reduction in shares issuable upon exercise which have a value at the time of exercise that is equal to the option price (a “net exercise”), to the extent permitted by applicable law, the proceeds of sale from a broker-assisted cashless exercise or any other legal consideration that the committee may deem appropriate on such basis as the committee may determine in accordance with the Stock Inventive Plan.

Stock Appreciation Rights

The committee may grant stock appreciation rights (“SARs”) under the Stock Incentive Plan either alone or in tandem with stock options. The grant price of an SAR cannot be less than the fair market value of the Company’s Class A common stock as of the date of grant.

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Restricted Stock

The committee may award restricted Class A common stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. A holder of restricted stock is treated as a current stockholder and is entitled to dividend and voting rights. The committee will determine the restrictions and conditions applicable to each award of restricted stock.

Performance-Based Restricted Shares and Performance-Based Restricted Share Units

Performance-based restricted shares and performance-based restricted share units may be granted under the Stock Incentive Plan. The performance cycle for each award will be determined by the committee and specify the performance goals that are to be achieved by the participant and a formula for determining the amount of any payment to be made.

In the case of performance-based restricted shares, during the period for which a substantial risk of forfeiture is to continue, the participant will not have any right to transfer any rights under the award, but the participant will have voting and other ownership rights (except for any rights to a liquidating distribution). Prior to payment of the award of performance-based restricted share units, the participant will not have any right to transfer any rights under the award or have any rights of ownership, including the right to vote.

For both performance-based restricted shares and performance-based restricted share units, the committee may on or after the grant date authorize the payment of dividend equivalents on the performance-based restricted shares or performance-based restricted share units in cash or securities with respect to any dividends or other distributions paid by the Company. Any dividend equivalents paid, or adjustments made with respect to the dividends paid in Common Stock will be subject to the same restrictions as the underlying award.

Following the completion of a performance cycle, the committee will determine whether the performance goals that have been chosen for a particular performance period have been met and calculate and determine the amount of the award earned for such performance cycle. Awards may be adjusted upwards or downwards in the sole discretion of the committee.

Cash-Based Awards

The committee may grant cash-based awards under the Stock Incentive Plan that specify the amount of cash to which the award pertains, the conditions under which the award will be vested and payable, and such other conditions as the committee may determine that are consistent with the terms of the Stock Incentive Plan.

Other Stock-Based Awards

The committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock, restricted stock units, performance shares, or performance units. The terms and conditions of such other stock-based award shall be determined by the committee. Payment under any other stock-based award will be made in shares of Class A common stock or cash, as determined by the committee.

Termination of Employment

Except as otherwise provided in the award agreement or other written agreement between the participant and the Company, vesting of awards will cease upon termination of the participant’s continued service. Notwithstanding any other provision of the Stock Incentive Plan to the contrary, the committee may in its sole discretion determine the rights of participants with respect to awards upon termination of employment or service as a director.

Treatment of Awards Upon a Change in Control

In the event of a “change in control” of the Company, as defined in the Stock Incentive Plan, then unless otherwise provided in an award agreement, the committee may, in its sole discretion: (a) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of the committee), (b) provide for the issuance of replacement awards, (c) terminate options without providing accelerated vesting, (d) immediately vest the unvested portion of any award or (e) take any other action with respect to the awards the committee deems appropriate. The treatment of awards upon a change in control may vary among participants and types of awards in the committee’s sole discretion. Awards subject to performance goals shall be settled upon a “change in control” of the Company based upon the extent to which the performance goals underlying such awards have been achieved as determined in the sole discretion of the committee.

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Amendment of Awards or Stock Incentive Plan

The committee may at any time alter, amend, modify, suspend, or terminate the Stock Incentive Plan or any outstanding award in whole or in part. No amendment of the Stock Incentive Plan will be made without stockholder approval if stockholder approval is required by law or stock exchange rule. No amendment may adversely affect the rights of any participant without his or her consent under an outstanding award, unless specifically provided for in the Stock Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of July 18, 2025, by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our Named Executive Officers and (iv) all of our executive officers and directors of as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o Healthy Choice Wellness Corp., 3800 North 28th Way, Hollywood, Florida 33020.

Title of Class	Beneficial Owners	Beneficial Ownership of Common Stock Before Offering		Beneficial Ownership of Common Stock After Offering
		Number of Class A Shares	Class A Percent	Number of Class A Shares	Class A Percent
Directors and Executive Officers:
Common Stock	Jeffrey E. Holman	1,079,412	8.6%	1,079,412	7.2%
Common Stock	Christopher Santi	579,488	4.6%	579,488	3.9%
Common Stock	John Ollet	378,177	3.0%	378,177	2.5%
Common Stock	Gary Bodzin	-	-%	-	-%
Common Stock	Ben Myers	-	-%	-	-%
Common Stock	Michael Lerman	-	-%	-	-%
	All directors and officers as a group (6 persons)	2,037,077	16.2%	2,037,077	13.6%
Total:		1,079,412	8.6%	1,079,412	7.2%

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We will adopt a written policy whereby the audit committee of our board of directors will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 has or will have a direct or indirect material interest. In determining whether to approve, disapprove or ratify a related party transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to the Company than terms that would have been reached with an unrelated third party, (ii) the extent of the interest of the related party in the transaction and (iii) the purpose and the potential benefits to the Company of the transaction.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of shares of our Class A common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for shares of our common stock as well as our ability to raise equity capital in the future.

Upon completion of this offering, we will have 14,905,002 shares of Class A common stock outstanding, of which 14,905,002 shares are Class A common stock and 0 shares are Class B common stock. Subject to any restrictions under the lock-up agreements, other contractual restrictions on resale and the provisions of Rule 144 described below, all of the shares of Class A common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act. For a period of 90 days following the Spin-Off (the “Lock Up Period”), our Class B stockholders will be restricted from selling, disposing of, or hedging any shares of our Class B common stock. Upon the expiration of the Lock Up Period, our Class B common stock will automatically convert into Class A common stock which will be freely tradable without restriction or further registration under the Securities Act.

HCWC has also entered into an agreement to sell shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with the gross proceeds from such offering expected to be $13.25 million. A portion of the Series A Preferred Stock is being sold in this offering. The institutional investors that acquired HCMC Series E Preferred Stock are contractually required to purchase the Series A Preferred Stock in the same dollar amounts as they invested in the HCMC Series E Preferred Stock (regardless of whether or not such HCMC Series E Stock has been converted into HCMC common stock). The purchase price is $1,000 per share of Series A Preferred Stock. The initial conversion price for the Series A Preferred Stock will be $1.38 per share. The holders of the HCWC Series A Preferred Stock shall have voting rights on as converted basis. The Series A Preferred Stock will not be convertible until the expiration of the Lock-Up Period.

Rule 144

In general, under Rule 144 as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

●	one percent of the number of shares of our Class A common stock then outstanding; or

●	the average weekly trading volume of our Class A common stock on the applicable stock exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain holding period requirements, manner of sale provisions and notice requirements and to the availability of current public information about us.

Employee Stock Awards under Stock Incentive Plan

Following the Distribution we anticipate, subject to the approval of our Compensation Committee, that we will issue restricted stock awards of our Class A common stock to our employees under our Stock Incentive Plan. In addition, we anticipate making other equity-based awards to our employees in the future. We currently expect to file a registration statement under the Securities Act to register shares to be issued under our Stock Incentive Plan, including the restricted stock that will be granted in connection with the Distribution. Shares covered by such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

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DESCRIPTION OF MATERIAL INDEBTEDNESS

We have entered into certain financing arrangements prior to the separation. As of June 30, 2025, we have approximately $9.8 million in outstanding indebtedness. Of this indebtedness, approximately $1.5 million of outstanding indebtedness was issued in connection with the Green’s Natural Foods transaction, $0.5 million of indebtedness was issued in connection with the Ellwood Thompson’s transaction, $1.6 million of indebtedness was issued in connection with the GreenAcres Market’s transaction, and $6.2 million of indebtedness was from loan and security agreement with private lenders.

In the Green’s Natural Foods transaction, a subsidiary of the Company issued a secured promissory note (the “Greens Note”) in the principal amount of $3 million as a portion of the purchase price. The Greens Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the Greens’ business. The Greens Note will be guaranteed by the Company. In the Ellwood Thompson’s transaction, a subsidiary of the Company issued a secured promissory note (the “Ellwood Note”) in the principal amount of $750,000 as a portion of the purchase price. The Ellwood Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the Ellwood Thompson’s business. In the GreenAcres Markets transaction, a subsidiary of the Company issued a secured promissory note (the “GreenAcres Note”) in the principal amount of $1,825,000 million as a portion of the purchase price. The GreenAcres Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the GreenAcres Markets’ business.

On the Spin-Off Date, after the NYSEAM market closing, the Spin-Off of the HCWC business was completed. On September 14, 2024, HCWC became an independent, publicly traded company, and on September 17, 2024, the stock was traded on the NYSEAM under the stock symbol “HCWC.”

On July 18, 2024, the Company entered into the Acquisition Loan agreement with a private lender for a $7,500,000 loan. A portion of the Acquisition Loan proceed were used to acquire GreenAcres Markets. The loan is guaranteed by all of the subsidiaries of the Company (the “Guarantors”) and secured by all of the assets of the Company and the Guarantors. The Acquisition Loan has a term of three years and interest accrues at a rate of 12% on amounts borrowed. The Acquisition Loan maybe prepaid at any time at a premium in the amount of ten percent (10%) of the principal amount of the Acquisition Loan outstanding prior to such prepayment. Payments on the Acquisition Loan are required to be made as follows: $1,125,000 on first anniversary of the Loan Effective Date, $1,875,000 on the second anniversary of the Loan Effective Date, and the remaining outstanding principal balance of principal and accrued interest on the third anniversary of the Loan Effective Date. On March 2, 2025, the Company entered into an agreement with the Acquisition Loan holders to exchange $450,000 of outstanding principal under its existing Loan and Security Agreement dated July 18, 2024 (the “LSA”) for 750,000 shares of the Company’s Class A common stock. On April 3, 2025, the Company entered into an agreement with the Acquisition Loan holders to exchange $500,000 of outstanding principal under the LSA for 1,136,364 shares of the Company’s Class A common stock at a price per share of $0.44. On April 30, 2025, the Company entered into an agreement with the Acquisition Loan holders to exchange $362,727 of outstanding principal under the LSA for 863,636 shares of the Company’s Class A common stock at a price per share of $0.42. Following these transactions, $6.2 million in principal remains outstanding as of June 30, 2025 under the Loan and Security Agreement.

DESCRIPTION OF HCWC’S CAPITAL STOCK

The following is a summary of the material terms of HCWC’s capital stock that are contained in the certificate of incorporation and by-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or by-laws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you must read (along with the applicable provisions of Delaware law) for complete information on HCWC’s capital stock as of the time of the distribution. The certificate of incorporation and by-laws to be in effect at the time of the distribution has been included as exhibits to HCWC’s registration statement on Form S-1, of which this prospectus forms a part.

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General

HCWC’s authorized capital stock consists of 560,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Of the common stock, 500,000,000 shares have been authorized as Class A common stock and 60,000,000 shares have been authorized as Class B common stock. HCWC’s board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, HCWC expects that approximately 9.8 million shares of its common stock will be issued and outstanding and that 0 shares of preferred stock will be issued and outstanding.

Common Stock

The certificate of incorporation authorizes two classes of common stock, the Class A common stock and the Class B common stock. The rights, preferences and privileges of the Class A common stock and Class B common stock are the same. All such issued shares of Class B common stock have been automatically convert into shares of Class A common stock.

Each holder of HCWC common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. The holders of the Series A Preferred Stock shall have voting rights on as converted to Class A common stock basis.

Subject to any preferential rights of any outstanding preferred stock, holders of HCWC common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of HCWC, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

Holders of HCWC common stock will have no preemptive or conversion rights or other subscription rights, and there is no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of HCWC common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of HCWC common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that HCWC may designate and issue in the future.

Preferred Stock

Under the terms of HCWC’s certificate of incorporation, its board of directors will be authorized, subject to limitations prescribed by the Delaware General Corporation Law (“DGCL”), and by its certificate of incorporation, to issue up to 40,000,000 shares of preferred stock in one or more series without further action by the holders of its common stock. HCWC’s board of directors will have the discretion, subject to limitations prescribed by the DGCL and by HCWC’s certificate of incorporation, to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Pursuant to the securities purchase agreement for HCMC’s sale of its Series E Preferred Stock, the purchasers of the HCMC Series E Preferred Stock are also contractually required to purchase 13,250 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”) of the Company in the same total investment amounts that each purchaser paid for the HCMC Series E Stock (regardless of whether or not such HCMC Series E Stock has been converted into HCMC common stock). The purchase price is $1,000 per share of Series A Preferred Stock. The initial conversion price for the HCWC Preferred Stock shall equal $1.38. The holders of the HCWC Series A Preferred Stock shall have voting rights on as converted basis. HCWC will register for resale of our Class A common stock issuable upon conversion of the HCWC Series A Preferred Stock. The proceeds from the sale of the Series A Preferred Stock will be used for general corporate purposes and potential acquisitions.

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On May 12, 2025, the Company filed an Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware designating 3,250 shares of HCWC Preferred Stock. This designation is intend to be the initial series of the Company’s Series A Convertible Preferred Stock.

The holders of the Series A Preferred Stock shall have voting rights on as converted to Class A common stock basis. The Series A Preferred Stock also have customary weighted average anti-dilution protection with respect to the conversion price. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary that is not a “fundamental transaction” (change of control merger, sale of substantially all of the Company’s assets or outstanding capital stock), to the extent any assets are available to the equity holders of the Company, the holders of Series A Preferred Stock will receive on a pro rata basis an amount equal to up to $1,000 per share of Series A Preferred Stock prior to the holders of the Common Stock receiving any of such assets. No holder can convert the Series A Preferred Stock into Class A common stock, to the extent it would result in the holder’s beneficial ownership being in excess of 9.99% of the outstanding Class A common stock.

Warrants

Anti-Takeover Provisions

Certain provisions of Delaware law, the certificate of incorporation, and the amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of HCWC. They are also designed, in part, to encourage persons seeking to acquire control of HCWC to negotiate first with the Board.

Classified Board of Directors

The certificate of incorporation provides that the Board is divided into three classes, designated Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders following the effectiveness of the certificate of incorporation, the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders following the effectiveness of the certificate of incorporation, and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders following the effectiveness of the certificate of incorporation. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the certificate of incorporation provides that directors may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of HCWC entitled to vote at an election of directors.

Board of Directors Vacancies

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, and except as otherwise provided by law, the certificate of incorporation authorizes only a majority of the remaining members of the Board (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), even though less than a quorum, to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board will be permitted to be set only by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

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Stockholder Action; Special Meeting of Stockholders

The bylaws provide that the HCWC stockholders may take any action required or permitted to be taken at an annual or special meeting of stockholders by written consent in lieu of a meeting. The certificate of incorporation and amended and restated bylaws further provide that special meetings of HCWC stockholders may be called only by the chairman of the Board, the Chief Executive Officer of HCWC or the Board pursuant to a resolution adopted by a majority of Board, and may not be called by any other person, including HCWC stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The bylaws provide that HCWC stockholders seeking to bring business before HCWC’s annual meeting of stockholders, or to nominate candidates for election as directors at HCWC’s annual or a special meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the Secretary at HCWC’s principal executive offices (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (subject to certain exceptions), and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by HCWC. The amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude HCWC stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The certificate of incorporation does not provide for cumulative voting.

Amendment of Certificate of Incorporation Provisions

Amendments to the provisions of the certificate of incorporation related to preferred stock; the management of the business and for the conduct of the affairs of HCWC; special meetings; liabilities of directors of HCWC; restrictions on any business combination with any interested stockholder; indemnification of directors and officers of HCWC; and forum require the affirmative vote of the holders of at least ninety nine and two-thirds percent (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of HCWC entitled to vote thereon, voting together as a single class.

Authorized but Unissued Capital Stock

HCWC’s authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of HCWC by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Our certificate of incorporation also provides that the foregoing exclusive forum provision does not apply to actions brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

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Our certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Pursuant to the Exchange Act, claims arising thereunder must be brought in federal district courts of the United States of America.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our certificate of incorporation. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision. These exclusive forum provisions may have the effect of discouraging lawsuits against our directors and officers.

Limitations on Liability and Indemnification of Directors and Officers

The certificate of incorporation provides that no director of HCWC shall have any personal liability to HCWC or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Amendments to these provisions shall not adversely affect any right or protection of a director of HCWC in respect of any act or omission occurring prior to the time of such amendment.

The certificate of incorporation further provides that HCWC indemnify directors and officers to the fullest extent permitted by law. HCWC is also expressly authorized to advance certain expenses (including, without limitation, attorneys’ fees) to its directors and officers and to maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of HCWC against any expense, liability or loss, whether or not HCWC would have the power to indemnify such person against such expense, liability or loss under the DGCL.

In addition, HCWC entered into separate indemnification agreements with its directors and officers. These agreements, among other things, requires HCWC to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of HCWC’s directors or officers or any other company or enterprise to which the person provides services at HCWC’s request.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Listing

Our shares of Class A common stock are listed on the NYSE American exchange under the symbol “HCWC.”

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cozen O’Connor, Miami, Florida.

EXPERTS

The consolidated financial statements as of December 31, 2024, have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report, which report includes an emphasis of matter paragraph related to liquidity uncertainty and management’s plan’s to mitigate those matters. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of UHY LLP, given on their authority as experts in accounting and auditing.

The consolidated carve-out financial statements as of December 31, 2023 and for the year in the period ended December 31, 2023, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which report includes an emphasis of matter paragraph related to the carve-out basis of accounting. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Marcum LLP, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We make periodic filings and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. Our website address is https://hcwc.com. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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F-1

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

HEALTHY CHOICE WELLNESS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,792,418	$2,056,472
Accounts receivable, net	471,127	509,763
Inventories	7,042,303	6,445,560
Prepaid expenses and vendor deposits	252,331	475,088
Due from related party	1,159,251	190,268
Other current assets	199,426	29,806
TOTAL CURRENT ASSETS	10,916,856	9,706,957

Property, plant, and equipment, net	1,968,596	1,976,469
Intangible assets, net	5,144,950	5,441,478
Goodwill	2,212,000	2,212,000
Right of use assets	13,314,626	14,232,240
Other assets	528,181	543,373
TOTAL ASSETS	$34,085,209	$34,112,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$7,971,627	$6,131,534
Contract liabilities	41,576	80,456
Current portion of loan payable	1,697,545	2,131,336
Operating lease liability, current	3,641,723	3,596,987
TOTAL CURRENT LIABILITIES	13,352,471	11,940,313

Loan payable, net of current portion	8,945,746	9,207,772
Operating lease liability, net of current	9,661,901	10,584,431
TOTAL LIABILITIES	31,960,118	31,732,516

COMMITMENTS AND CONTINGENCIES (SEE NOTE 18)

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value per share, 560,000,000 shares authorized; 10,575,749 and 9,815,749 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively.	10,566	9,816
Series A convertible preferred stock, $0.001 par value per share, 40,000,000 shares authorized, 0 share issued and outstanding as of March 31, 2025 and December 31, 2024, respectively.	-	-
Additional paid-in capital	3,557,842	3,101,092
Accumulated deficit	(1,443,317)	(730,907)
TOTAL STOCKHOLDERS’ EQUITY	2,125,091	2,380,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,085,209	$34,112,517

See notes to unaudited condensed consolidated financial statements

F-2

HEALTHY CHOICE WELLNESS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2025	2024
SALES, NET	$20,259,606	$15,894,358

COST OF SALES	12,407,696	9,839,981

GROSS PROFIT	7,851,910	6,054,377

OPERATING EXPENSES, NET	8,261,585	6,656,123

LOSS FROM OPERATIONS	(409,675)	(601,746)

OTHER INCOME (EXPENSE)
Loss on debt extinguishment	(7,500)	-
Other income, net	2,496	3,355
Interest expense, net	(297,731)	(103,072)
TOTAL OTHER INCOME (EXPENSE)	(302,735)	(99,717)

LOSS BEFORE TAXES	(712,410)	(701,463)

INCOME TAX BENEFIT	-	-

NET LOSS	$(712,410)	$(701,463)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.07)	$(0.08)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES	10,049,082	9,226,860

See notes to unaudited condensed consolidated financial statements

F-3

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance – January 1, 2025	9,815,749	$9,816	$3,101,092	$(730,907)	$2,380,001
Issuance of common stock for debt conversion	750,000	750	456,750	-	457,500
Net loss	-	-	-	(712,410)	(712,410)
Balance – March 31, 2025	10,565,749	$10,566	3,557,842	$(1,443,317)	$2,125,091

	Common Stock		Net Transfer From Former	Accumulated
	Shares	Amount	Parent	Deficit	Total
Balance – January 1, 2024	-	$-	$8,988,122	$-	$8,988,122
Net transfer from parent	-	-	695,207	-	695,207
Net loss	-	-	(701,463)	-	(701,463)
Balance – March 31, 2024	-	$-	$8,981,866	$-	8,981,866

F-4

HEALTHY CHOICE WELLNESS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2025	2024
OPERATING ACTIVITIES
Net loss	$(712,410)	$(701,463)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	429,990	363,141
Amortization of debt discount and issuance cost	16,982	18,841
Loss on asset disposal	1,831	-
Amortization of right-of-use assets	917,614	715,633
Write-down of obsolete and slow-moving inventory	596,423	743,419
Loss on debt extinguishment	7,500	-
Changes in operating assets and liabilities:
Accounts receivable	38,636	(38,102)
Inventories	(1,193,166)	(691,628)
Prepaid expenses and vendor deposits	222,757	2,297
Other current assets	(169,620)	(28,986)
Due from related party	(2,399)	(948,083)
Other assets	15,192	(7,420)
Accounts payable and accrued expenses	1,840,093	(1,269,675)
Contract liabilities	(38,881)	(27,597)
Lease liabilities	(877,794)	(678,946)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,092,748	(2,548,569)

INVESTING ACTIVITIES
Purchases of property and equipment	(127,419)	(74,220)
NET CASH USED IN INVESTING ACTIVITIES	(127,419)	(74,220)

FINANCING ACTIVITIES
Proceeds from security purchase agreement	-	1,700,000
Principal payments on loan payable	(262,799)	(171,752)
Investment from parent company	-	695,207
Due from related party	(966,584)	-
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,229,383)	2,223,455

NET DECREASE IN CASH AND CASH EQUIVALENTS	(264,054)	(399,334)
CASH — BEGINNING OF PERIOD	2,056,472	1,422,580
CASH — END OF PERIOD	$1,792,418	$1,023,246

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$298,324	$103,072
Cash paid for income tax	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES
Debt to equity conversion	$450,000	-

See notes to unaudited condensed consolidated financial statements

F-5

HEALTHY CHOICE WELLNESS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. ORGANIZATION

Organization

Healthy Choice Wellness Corp. (the “Company” or “HCWC” or “we” or “our” or “us”) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.

Through its wholly owned subsidiaries, the Company operates:

●	Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items.

●	Paradise Health & Nutrition’s three stores that likewise offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items.

●	Mother Earth’s Storehouse, an organic and health food and vitamin store in New York’s Hudson Valley, which has been in existence for over 40 years.

●	Greens Natural Foods’ eight stores in New York and New Jersey, offering a selection of 100% organic produce and all-natural, non-GMO groceries & bulk foods; a wide selection of local products; an organic juice and smoothie bar; a fresh foods department, which offers fresh and healthy “grab & go” foods; a full selection of vitamins & supplements; as well as health and beauty products.

●	Ellwood Thompson’s, an organic and natural health food and vitamin store located in Richmond, Virginia.

●	GreenAcres Market, an organic and natural health food and vitamin chain with five store locations in Kansas and Oklahoma. GreenAcres Market offers organic and all natural products and vitamins from both top national brands as well as locally sourced specialty brands.

Through its wholly owned subsidiary, Healthy Choice Wellness, LLC, the Company operates a Healthy Choice Wellness Center in Kingston, NY and has a licensing agreement for a Healthy Choice Wellness Center located at the Casbah Spa and Salon in Fort Lauderdale, FL.

These centers offer multiple vitamin drip mixes and intramuscular shots for clients to choose from that are designed to help boost immunity, fight fatigue and stress, reduce inflammation, enhance weight loss, and efficiently deliver antioxidants and anti-aging mixes. Additionally, there are IV vitamin mixes and shots for health, beauty, and re-hydration.

Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty, and personal care products on its website www.TheVitaminStore.com.

F-6

Sourcing and Vendors

We source from multiple suppliers. These suppliers range from small independent businesses to multinational conglomerates. A supplier is considered a concentration if it accounts for 10% or more of total purchases in a period. For the three months ended March 31, 2025, approximately 14% of our total purchases were from UNFI, and 26% of our total purchases were from Kehe Distributors, LLC (“KeHe”). For the three months ended March 31, 2024, approximately 37% of our total purchases were from UNFI. No other supplier exceeded 10% of total purchases in either period.

Spin-Off

Healthier Choices Management Corp. (“HCMC” or the “Parent”) announced on August 22, 2022 that its Board of Directors approved the separation of the grocery business, including wellness business, into an independent, publicly traded company (the “Spin-Off” or “Separation”). Prior to the Spin-Off, HCWC was a subsidiary under HCMC, which operated the Ada’s Natural Market, Paradise Health & Nutrition, Mother Earth’s Storehouse, Greens Natural Foods, Ellwood Thompson’s, and GreenAcres Market retail brands, as well as licensed wellness centers and Healthy U Wholesale.

On September 13, 2024 (the “Spin-Off Date”), after the New York Stock Exchange American (“NYSEAM”) market closing, the Spin-Off of the HCWC business was completed. On September 14, 2024, HCWC became an independent, publicly traded company, and on September 16, 2024, the stock commenced trading on the NYSEAM under the stock symbol “HCWC.”

HCMC distributed all the outstanding shares of common stock held by it on a pro rata basis to holders of HCMC’s common stock. For each 208,632 shares of HCMC common stock held as of 5:00 p.m., New York City time, on September 9, 2024, the record date for the Spin-Off (the “Record Date”), a HCMC stockholder was entitled to receive one (1) share of Class A common stock and three (3) shares of Class B common stock. The Distribution was made in book-entry form by a distribution agent as soon as practicable after the date of the Distribution.

HCMC has secured binding commitments of $13.25 million in equity financing for HCWC from the same group of investors that invested $13.25 million in HCMC Series E Preferred Stock. Pursuant to the Securities Purchase Agreement for the HCMC Series E Stock (“HCMC Series E SPA”), the purchasers of HCMC Series E Stock will also be required to purchase Series A Preferred Stock of HCWC in the same subscription amounts that the Purchasers paid for the HCMC Series E Stock (regardless of whether or not such HCMC Series E Stock has been converted into HCMC common stock).

NOTE 2. GOING CONCERN

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern and realization of assets and satisfaction of liabilities in the normal course of business and do not include any adjustments that might result from the outcome of any uncertainties related to our going concern assessment. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values.

As of March 31, 2025, the Company had cash and cash equivalents of approximately $1.8 million and negative working capital of $2.4 million. For the three months ended March 31, 2025, the Company incurred net losses of approximately $0.7 million and cash provided by operating activities of approximately $1.1 million. The Company’s liquidity needs through March 31, 2025 have been satisfied through initial public offering and financing agreement with private lenders.

On July 18, 2024, HCWC entered into a $7.5 million loan and security agreement with a private lender to support its expansion plans and funding of any working capital needs, of which $4.2 million was used for the July 18, 2024 purchase of GreenAcres Market. The face amount of the loan is $7,500,000 with 12% annual interest and has a maturity date of July 17, 2027. On July 24, 2024, the Company finalized the closing of Saugerties building sale with all parties involved and received net proceeds of $695,000.

F-7

On August 18, 2022, HCMC entered into a Securities Purchase Agreement (“HCMC Preferred Stock”) pursuant to which the HCMC sold and issued 14,722 shares of its Series E Convertible Preferred Stock to institutional investors for $1,000 per share or an aggregate subscription of $13.25 million. This same group of investors committed to invest $13.25 million in HCWC after the Spin-Off and IPO transactions were completed. As such, HCWC entered into an agreement to sell shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with the gross proceeds from such offering expected to be $13.25 million. The institutional investors that acquired HCMC Series E Preferred Stock are contractually required to purchase the Series A Preferred Stock in the same dollar amounts as they invested in the HCMC Series E Preferred Stock (regardless of whether or not such HCMC Series E Preferred Stock has been converted into HCMC common stock).

The Company believes its cash on hand and the commitment of $13.25 million raised through its security offering noted above will enable the Company to meet its obligations and capital requirements for at least the twelve months from the date these financial statements are issued. Accordingly, no adjustment has been made to the financial statements to account for this uncertainty.

NOTE 3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements are prepared in accordance with GAAP.

The Company has historically operated as part of HCMC and not as a standalone company through the Spin-Off date. Financial statements representing the historical operations of HCMC’s grocery segment have been derived from HCMC’s historical accounting records and are presented on a carve-out basis through the Spin-Off date. The Company’s financial statements for the period January 1, 2025 through March 31, 2025 are condensed consolidated financial statements based on the reported results of HCWC as a stand-alone company. HCMC completed steps to spin off its grocery segment and wellness business into HCWC on September 13, 2024. The entities under the grocery segment and wellness business were contributed (100%) to HCWC, as such the accompanying condensed consolidated financial statements through the Spin-Off date have been contributed to HCWC using their carryover basis in accordance with Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) for entities under common control. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the condensed consolidated financial statements. The condensed consolidated financial statements also include allocations of certain general, administrative, sales and marketing expenses from HCMC though the Spin-Off date. However, the amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the condensed consolidated financial statements had the Company operated independently of HCMC. Related party allocations are discussed further in Note 16. The condensed consolidated financial statements do not include all the notes in the same detail as the annual 10-K filing.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the operating decision makers, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company operates as a single reportable segment, as the Chief Operating Decision Maker (‘CODM”) reviews financial performance and makes decisions on a consolidated basis.

Unaudited Interim Condensed Consolidated Financial Statements

The interim condensed consolidated balance sheet as of March 31, 2025, the interim condensed consolidated statements of operations and the interim condensed consolidated statements of changes in stockholders’ equity for the three months ended March 31, 2025 and 2024 and cash flows for the three months ended March 31, 2025 and 2024 are unaudited. The financial data and the other financial information disclosed in the notes to these condensed consolidated financial statements relating to the three-month periods are also unaudited, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our consolidated cash flows, operating results, and balance sheets for the periods presented. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2025. The condensed consolidated balance sheet as of December 31, 2024 was derived from the Company’s audited 2024 financial statements contained in the above referenced Form 10-K. Results of the three months ended March 31, 2025, are not necessarily indicative of the results to be expected for the full year ending December 31, 2025.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Healthy Choice Markets, Inc. (“Ada’s Natural Market”), Healthy Choice Markets 2, LLC (“Paradise Health and Nutrition”), Healthy Choice Markets 3, LLC (“Mother Earth’s Storehouse”), Healthy Choices Markets 3 Real Estate LLC, Healthy Choice Markets IV, LLC (Green’s Natural Foods), Healthy Choice Markets V, LLC (Ellwood Thompson’s), Healthy Choice Markets VI, LLC (GreenAcres Market), Healthy Choice Wellness, LLC, and Healthy U Wholesale, Inc (“The Vitamin Store, LLC”). All intercompany accounts and transactions have been eliminated in consolidation.

F-8

Net Parent Investment

The accompanying condensed consolidated financial statements were derived from the consolidated financial statements of HCMC on a carve-out basis though the Spin-Off date, and the condensed consolidated financial statements also include allocations of certain general, administrative, legal, and marketing expenses from HCMC. The primary components of the Net Parent Investment are intercompany balances other than related party payables, the allocation of shared costs, and funding received to cover any shortfall in operating cash requirements. Balances between HCMC and the Company that were not historically cash settled are included in Net Parent Investment. Net Parent Investment represents the cumulative investment by HCMC in the Company through the Spin-Off date. Upon Spin-Off, the Company reclassed the balance in net parent investment to additional paid-in capital.

Use of Estimates in the Preparation of the Financial Statements

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of net revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include promotional discounts, manufacturer coupons and rebates, return allowances that are netted against revenue, useful lives and impairment of long-lived assets, allowance for credit losses, inventory provisions, deferred taxes and related valuation allowances, allocation of corporate general expenses, and the valuation of the assets and liabilities acquired in business combinations. Certain of management’s estimates could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. The Company re-evaluates all its accounting estimates at least quarterly based on these conditions and records adjustments when necessary.

Revenue Recognition

Revenues from product sales and services rendered, net of promotional discounts, manufacturer coupons and rebates, return allowances, and sales and consumption taxes, are recorded when products are delivered, title passes to customers and collection is likely to occur. Title passes to customers at the point of sale for retail and upon delivery of products for wholesale. Return allowances, which reduce revenue, are estimated using historical experience.

The Company promotes its products with trade incentives and promotions. These programs include sales discounts, rebates, coupons, volume-based incentives, refunds, and returns, which represent variable considerations. The estimation of variable consideration involves judgment and is constrained to avoid overstatement of revenue. The Company applies the expected value method or the most likely amount method, depending on which better predicts the consideration to which it will be entitled. Management evaluates these estimates on a quarterly basis. The trade incentives and promotions are recorded as a reduction to the transaction price based on amounts estimated as being due to customers at the end of the period. The Company derives these estimates based on historical experience. The Company does not receive a distinct service in relation to the trade incentives and promotions.

F-9

The Company recognizes revenue in accordance with the following five-step model:

●	identify arrangements with customers.
●	identify performance obligations.
●	determine transaction price.
●	allocate transaction price to the separate performance obligations in the arrangement, if more than one exists; and
●	recognize revenue as performance obligations are satisfied.

The Company does not have significant revenue recognized over time due to the nature of retail store operation. The Company recognizes revenue at a point in time when control of goods or services transfers to the customer.

Shipping and Handling

Shipping charges billed to customers are included in net sales and the related shipping and handling costs are included in the cost of sales. The Company incurred shipping and handling costs of approximately $26,000 and $27,000 for the three months ended March 31, 2025 and 2024, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less, when purchased, to be cash and cash equivalents. The majority of the Company’s cash is concentrated in one financial institution, which is in excess of Federal Deposit Insurance Corporation (FDIC) coverage. The Company has not experienced any losses in such accounts. The Company did not have any cash equivalents as of March 31, 2025 and December 31, 2024.

Accounts Receivable, Contract Assets and Contract Liabilities

Accounts receivables are claims to consideration which are unconditional; meaning no performance obligations remain for the Company and only the passage of time is necessary before collection. Contract assets are distinguished from accounts receivable as performance obligations remain before claims to consideration become unconditional. By nature of the Company’s operations, contract assets are typically not recognized. Contract liabilities are recorded when customers transfer consideration in advance of delivery of products or services, which the Company records for gift cards and loyalty reward programs. When one party to an arrangement performs before the other(s), the Company records an account receivable, contract asset or contract liability.

The majority of arrangements with customers contain one performance obligation: to provide a distinct set of products or services. Most performance obligations are satisfied simultaneously as the Company exchanges products or services for customer payment. Exceptions include gift cards and loyalty rewards, for which the Company has a performance obligation to deliver products or services at a future date. As gift cards are purchased and loyalty points earned, contract liabilities are recorded until the performance obligations are satisfied through delivery of products or services or breakage based on gift card and loyalty reward program term limits. As of March 31, 2025, December 31, 2024, and January 1, 2024, the contract liability balances were approximately $42,000, $80,000 and $208,000, respectively.

The Company’s breakage policy is twenty-four months for gift cards and twelve months for loyalty rewards. Loyalty rewards are earned at five percent on qualifying purchases and the reward functions as an allocation of transaction price from the period earned by the customer to the period the performance obligation is satisfied by the Company. As such, all contract liabilities are expected to be recognized within a twenty-four-month period.

In August 2024, the Company transitioned its customer loyalty program from a points-based system to a VIP membership structure. Under the original loyalty program, customers earned redeemable loyalty points based on qualifying purchases, which have been discontinued. Existing unredeemed loyalty points remained valid for redemption until January 31, 2025. The new VIP program provides members with immediate discounts on qualifying purchases, replacing the accrual of future points. The elimination of future loyalty point accruals reduces the Company’s ongoing contract liability obligations, as discounts under the VIP program are recognized as reductions to revenue at the time of sale.

F-10

Other Current Assets

Other current assets are the non-trade related assets that the Company owns, benefits from, or uses to generate income that can be converted into cash within one business cycle. Included in “Other current assets” on our condensed consolidated balance sheets are amounts primarily related to other receivables or non-trade receivable from other companies. These financial assets are subject to the Current Expected Credit Loss model under ASC 326 . Management has determined that no allowance for credit losses is required as of March 31, 2025 and December 31, 2024, due to the short-term nature of these receivables, the creditworthiness of the counterparties, and historical collection experience indicating no credit losses. The Company will continue to monitor credit risk and adjust the allowance if conditions change.

Inventories

Inventories are measured at the lower of cost and net realizable value using the average cost method. If the cost of the inventories exceeds their net realizable value, adjustments are recorded to write down excess carrying value to their net realizable value. The Company’s inventories consist primarily of merchandise available for resale, such as fresh produce, perishable grocery items and non-perishable consumable goods. Slow-moving inventory is rotated out and obsolete inventory is removed (expensed) on a monthly basis.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected useful life of the respective asset, after the asset is placed in service. Revenue earning property, plant, and equipment includes signage, furniture and fixtures, building, computer hardware, appliance, cooler, and displays have useful lives ranging from two to seven years. Leasehold improvements are amortized over the shorter of the life of the improvement or the term of the lease.

Identifiable Intangible Assets

Identifiable intangible assets are recorded at cost, or when acquired as part of a business acquisition, at estimated fair value. Certain identifiable intangible assets are amortized over 4 to 13 years. Similar to tangible personal property and equipment, the Company periodically evaluates identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment of Long-Lived Assets

The Company reviews all long-lived assets such as property and equipment and amortized intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future cash flows expected to be generated by the asset or asset group. Impairment is measured by the amount by which the carrying value of the asset(s) exceeds their fair value. There were no triggering events that would indicate impairment of long-lived assets in the three months period ended on March 31, 2025 and twelve months ended December 31, 2024.

Goodwill

The Company assesses the carrying amounts of goodwill for recoverability on at least an annual basis or when events or changes in circumstances indicate evidence of potential impairment exists, using a fair value-based test. In performing the Company’s analysis of goodwill, the Company first evaluates qualitative factors, including relevant events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. An impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value should be recognized; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the businesses, and the useful life over which cash flows will occur. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment for the Company. Our annual impairment test is conducted on September 30 of each year or more often if deemed necessary.

In July 2024, the Company acquired GreenAcres Market and recorded goodwill of $2,212,000 from the acquisition.

During the three months ended March 31, 2025 and 2024, there were no goodwill impairment charges recognized by the Company in the unaudited interim condensed consolidated statements of operations.

F-11

Advertising

Advertising expense is classified as selling, general and administrative expense on the condensed consolidated statements of operations. The Company expenses advertising costs as incurred. The Company incurred advertising expenses of approximately $158,000 for the three months ended March 31, 2025 and 2024, respectively.

401(k) retirement savings plan

The Company’s employees are offered a 401(k)-retirement savings plan with discretionary contribution matching opportunities. 401K employer expense amounted to $48,000 and $21,000 for the three months ended March 31, 2025 and 2024, respectively.

Earnings per share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of stock awards. There is no dilution for the three months ended March 31, 2025 and 2024.

On September 16, 2024, the Company separated from HCMC. As referenced in Note 1. Organization, the Separation resulted in the initial issuance of approximately 9.2 million shares of HCWC common stock. For purposes of computing basic and diluted earnings per common share for the three months ended March 31, 2024, the number of HCWC common shares issued upon separation and distribution was used to reflect the outstanding shares.

The following table sets forth the computation of basic and diluted earnings per share attributable to the Company’s stockholders.

	Three Months Ended March 31,
	2025	2024

NET LOSS	$(712,410)	$(701,463)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES	10,049,082	9,226,860

BASIC AND DILUTED NET LOSS PER SHARE	$(0.07)	$(0.08)

Income Taxes

The Company’s income taxes are included in HCMC’s consolidated return through the Spin-Off date. For the purposes of the condensed consolidated financial statements, the income taxes for the Company have been presented on a separate return basis, under which a new stand-alone set of deferred tax assets and liabilities is created based on the financial statements.

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). Under this method, income tax expense is recognized as the amount of: (i) taxes payable or refundable for the current year and (ii) future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2025 and December 31, 2024. The Company had no uncertain tax positions as of March 31, 2025 and December 31, 2024.

Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). Operating lease liabilities are recognized at the lease commencement date based on the present value of the fixed lease payments using the Company’s incremental borrowing rates. Related lease right-of-use (“ROU”) assets are recognized based on the initial present value of the fixed lease payments, reduced by contributions from landlords, plus any prepaid rent and direct costs from executing the leases.

At the adoption of ASC 842, the Company elected the following practical expedients, which continue to be applied as part of its accounting policies:

●	Lease Identification: The Company elected not to reassess whether any expired or existing contracts entered into prior to adoption are or contain leases.
●	Lease Classification: The Company elected not to reassess the lease classification for any expired or existing leases. All leases previously classified as operating leases under ASC Topic 840 continue to be classified as operating leases, and any leases previously classified as capital leases under ASC Topic 840 are classified as finance leases under ASC 842.

Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. Variable lease payments are recognized as lease expense as they are incurred.

F-12

The Company did not have finance leases as of March 31, 2025 and 2024. If the Company enters into a finance lease in the future, it will be accounted for in accordance with ASC 842.

Fair Value Measurements

The fair value framework under FASB’s guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment. The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

●	Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

●

Level 2: Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

Recurring Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, operating, derivatives and borrowings. Management believes that the carrying value of cash and cash equivalents, accounts receivable, accounts payable, and borrowings are representative of their respective fair values. All derivatives are recognized as either assets or liabilities on the balance sheet at fair value at the end of each quarter.

Nonrecurring Fair Value Measurements

The Company’s assets measured at fair value on a nonrecurring basis include long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurement of the assets are considered to be Level 3 measurements.

Business Combination

The Company applies the provisions of ASC 805 in the accounting for acquisitions of businesses. ASC 805 requires the Company to use the acquisition method of accounting by recognizing identifiable assets and liabilities, including intangible assets of acquired businesses at their fair value at the date of acquisition. When the Company acquires control of a business, any previously held equity interest also is remeasured to fair value. The excess of the purchase consideration and any previously held equity interest over the fair value of identifiable net assets acquired is goodwill. If the fair value of identifiable net assets acquired exceeds the purchase consideration and any previously held equity interest, the difference is recognized in the condensed consolidated statements of operations immediately as a gain or loss on acquisition. Acquisition-related expenses are expensed as incurred and the expenses are recorded in operating expenses in the condensed consolidated statements of operations.

Recent Accounting Pronouncements

Public companies in the United States are subject to the accounting and reporting requirements of various authorities, including FASB and the SEC.

On December 14, 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” related to improvements to income tax disclosures. The amendments in this update require enhanced jurisdictional and other disaggregated disclosures for the effective tax rate reconciliation and income taxes paid. The amendments in this update are effective for fiscal years beginning after December 15, 2024. The adoption of this pronouncement is not expected to have a material impact on the Company’s consolidated financial statements.

On November 27, 2023, FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which requires public entities to consider relevant qualitative and quantitative factors when determining whether segment expense categories and amounts are significant, and identify segment expenses on the basis of amounts that are regularly provided to the CODM, and included in reported segment profit or loss. The ASU is effective for fiscal years beginning after Dec. 15, 2023, and interim periods within fiscal years beginning after Dec. 15, 2024. The Company adopted this standard effective January 1, 2024, applying it retrospectively to all periods presented. As the Company has one reportable segment, the adoption had no material impact on the Company’s financial statements but resulted in additional expense disclosures and reconciliations in the financial statement footnotes. See Note 7 for details.

In November 2024, the FASB issued ASU 2024-03 (“ASU 2024-03”), Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40). ASU 2024-03 requires that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The prescribed categories include purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion. This authoritative guidance is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the effect of this new guidance on its consolidated financial statements

F-13

NOTE 4. CONCENTRATIONS

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less, when purchased, to be cash and cash equivalents. The majority of the Company’s cash is concentrated in one large financial institution, which is in excess of Federal Deposit Insurance Corporation (FDIC) coverage.

The Company has not experienced any losses in such accounts. The Company did not have any cash equivalents as of March 31, 2025 and December 31, 2024.

A summary of the financial institution that had cash in excess of FDIC limits of $250,000 on March 31, 2025 and December 31, 2024 is presented below:

	March 31, 2025	December 31, 2024
Total cash in excess of FDIC limits of $250,000	$415,853	$715,852

The Company continually monitors its positions with, and the credit quality of the financial institutions with which it invests, as deposits are held in excess of federally insured limits. The Company has not experienced any losses in such accounts.

The following table provides a reconciliation of cash and cash equivalents to amounts shown in unaudited condensed consolidated statements of cash flow:

	March 31, 2025	December 31, 2024
Cash	$1,792,418	$2,056,472

Sourcing and Vendors

We source from approximately 1,000 suppliers and offer well over 4,000 brands. These suppliers range from small independent businesses to multi-national conglomerates. We purchased approximately 71% and 73% of the goods we sell from our top 20 suppliers for the three months ended March 31, 2025 and 2024, respectively. For the three months ended March 31, 2025, approximately 14% of our total purchases were from UNFI, and 26% of our total purchases were from KeHe. For the three months ended March 31, 2024, approximately 37% of our total purchases were from UNFI. No other supplier exceeded 10% of total purchases in either period. We maintain good relations with all our suppliers and believe we have adequate alternative supply methods, including self-distribution.

As mentioned, KeHe is replacing UNFI and will becomes our primary supplier of dry grocery and frozen food products starting from January 2025. Our customer distribution agreement with KeHe commenced from March 1, 2024 and has an initial term through February 28, 2027. Either party may terminate the agreement for defaults by the other party of certain provisions of the agreement. We are obligated to purchase a minimum annual volume of products from KeHe, except in certain defined circumstances when such purchasing obligation is excused. Pricing under our agreement with KeHe is on a “cost plus” basis. We believe KeHe has sufficient warehouse capacity and distribution technology to service our existing stores’ distribution needs for natural foods and products.

We have longstanding relationships with our suppliers, and we require disclosure from them regarding quality, freshness, potency and safety data information. Our bulk food private label products are packaged by us in pre-packed sealed bags to help prevent contamination while in transit and in our stores. Unlike most of our competitors, most of our private label nuts, trail mix, and flours are refrigerated in our warehouse and stores to maintain freshness.

F-14

NOTE 5. ACCOUNTS RECEIVABLE, NET

Accounts receivable is mainly related to CO-OP billing. HCWC bills its vendors for advertising vendors’ products in our sales channels. Advertising revenue is included in sales revenue in the condensed consolidated statement of operations. The Company recorded advertising revenue of approximately $328,000 and $113,000 for the three months ended March 31, 2025 and 2024, respectively. The Company’s accounts receivable amounted to approximately $471,000, $510,000 and $128,000 at March 31, 2025, December 31, 2024 and January 1, 2024, respectively.

The Company’s credit loss is attributable to accounts receivable, and the Company determines the required allowance for expected credit losses using information such as customer credit history, current conditions, and reasonable and supportable forecasts about the future. Amounts are recorded to the allowance when it is determined that expected credit losses may occur. The Company reserved approximately $23,000 and $28,000 in credit loss as of March 31, 2025 and December 31, 2024, respectively.

NOTE 6. INVENTORIES

Inventories are measured at the lower of cost and net realizable value using the average cost method. If the cost of the inventories exceeds their market value, adjustments are recorded to write down excess inventory to its net realizable value. The Company recorded the write down of inventories amounting to approximately $596,000 and $743,000 for the three months ended March 31, 2025 and 2024, respectively. The Company’s inventories consist primarily of merchandise available for resale.

NOTE 7. SEGMENT INFORMATION AND DISAGGREGATION OF REVENUES

The Company operates in two operating segments: Grocery and Wellness. In accordance with ASC 280, these segments have been aggregated into a single reportable segment because they share similar economic characteristics and meet all aggregation criteria, including similar nature of products sold, product acquisition process, customer base, distribution methods, and regulatory environment.

The Company’s CODM reviews financial results and allocates resources at the consolidated level, as the aggregated segments operate as one integrated business unit. No segment-specific financial metrics are used by the CODM to assess performance.

The Company adopted ASU 2023-07 effective January 1, 2024, on a retrospective basis. As the Company operates as a single reportable segment, the adoption did not have an impact on the Company’s consolidated financial statements. However, it did result in enhanced disclosures related to segment expenses and reconciliations to consolidated totals. Specifically, the Company has begun disclosing segment-specific expenses that are regularly reviewed by the CODM, Jeffrey Holman, the Company’s Chief Executive Officer, in accordance with the new standard.

The following table summarizes the significant segment expenses:

	Three Months Ended March 31,
	2025	2024
Advertising	$157,872	$158,069
Payroll and Benefits	3,896,602	3,322,550
Occupancy	1,823,446	1,420,209
Depreciation and Amortization	429,910	363,141
Bank Service Charges and Merchant Account Fees	400,269	300,539
Other selling, general and administrative expenses	461,918	396,407
Total significant reporting segment expenses	$7,170,017	$5,960,915

F-15

The following table summarizes the reconciliations of reportable segment profit or loss and assets to the Company’s consolidated totals:

	Three Months Ended March 31,
	2025	2024
Segment net operating income (loss)	$681,893	$93,460
Unallocated amount	(1,091,568)	(695,206)
Consolidated loss from operation	$(409,675)	$(601,746)

	March 31, 2025	December 31, 2024
Total reporting segment assets	$31,878,125	$30,698,054
Unallocated amount	2,207,084	3,414,463
Consolidated total assets	$34,085,209	$34,112,517

When the Company prepares its internal management reporting to evaluate business performance, we disaggregate revenue into the following categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors, including the nature of products sold, product acquisition processes, customer types, distribution methods, and regulatory environments.

	March 31, 2025	March 31, 2024
Retail Grocery	$18,452,867	$13,478,803
Food service/restaurant	1,786,799	2,414,995
Online/eCommerce	19,940	560
Total revenue	$20,259,606	$15,894,358

The Company does not have significant revenue recognized over time due to the nature of retail store operations. The Company recognizes revenue at a point in time when control of goods or services transfers to the customer. Revenue is recognized as follows:

●	Retail Sales: At the point of sale when payment is received, products are physically transferred, and title passes.
●	Advertising Services (COOP Revenue): When promotional materials are distributed to end-user customers.

NOTE 8. ACQUISITIONS

The Company applies the provisions of ASC Topic 805, Business Combinations and Topic 820, Fair Value Measurement in the accounting for acquisitions of businesses.

GreenAcres Market

On July 18, 2024, the Company through its wholly owned subsidiary, Healthy Choice Markets VI, LLC, entered into an Asset Purchase Agreement with (i) GreenAcres Markets of Oklahoma, LLC, an Oklahoma limited liability company, (ii) GACorp, Inc., a Kansas corporation; and (iii) the group of equity holders owning the majority interests of the Sellers. Pursuant to the Purchase Agreement, the Company acquired certain assets and assumed certain liabilities related to five GreenAcres Market’s grocery stores in Kansas and Oklahoma. The Company continued to operate the grocery stores under their existing name.

The cash purchase price under the Asset Purchase Agreement was $5,475,000, and a promissory note provided to the seller of $1,825,000. In addition, the Company entered into five new lease agreements with the landlords of the grocery stores.

F-16

The following table summarizes the purchase price allocation based on fair values of the net assets acquired at the acquisition date:

July 18, 2024
Purchase Consideration
Cash consideration paid	$5,475,000
Promissory note	1,568,000
Total Purchase Consideration	$7,043,000

Purchase price allocation
Inventory	$2,400,000
Property, plant, and equipment	127,000
Intangible assets	2,304,000
Goodwill	2,212,000
Net assets acquired	$7,043,000

Finite-lived intangible assets
Trade Names (13 years)	$1,584,000
Non-Compete Agreement (5 years)	720,000
Total intangible assets	$2,304,000

Revenue and Earnings

The following unaudited pro forma summary presents consolidated information of the Company, including GreenAcres Market, as if the business combinations had occurred on January 1, 2024, the earliest period presented herein:

Three Months Ended March 31, 2024
Sales	$19,842,795
Net loss	$(724,174)

The pro forma financial information includes adjustments that are directly attributable to the business combinations and are factually supportable. The pro forma adjustments include incremental amortization of intangible, fixed assets depreciation and lease amortization. The proforma data gives effects to actual operating results prior to the acquisition. These proforma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of each period presented or that may be obtained in future periods.

NOTE 9. ASSETS HELD FOR SALE

On February 7, 2024, the Company closed the operation of the Saugerties, NY store. The decision was based on management’s plan to maximize the profitability of the grocery segment. The Company transferred all operating assets and liabilities to other neighboring stores. The building, which is owned by the Company, has a net carrying value of approximately $544,000 and was put up for sale in February at its fair market value. The Company has classified the building as held for sale in accordance with ASC 360, “Property, Plant, and Equipment.” The building was previously classified as property, plant, and equipment (PP&E) and included in long-term assets.

On July 24, 2024, the Company finalized the closing of Saugerties, NY building sale with all parties involved and received net proceeds of $695,000. The building was sold at fair market value of $749,000 and the Company paid approximately $54,000 in legal fees, commission and other miscellaneous expenses. The title and deed were transferred on the closing date.

F-17

NOTE 10. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Displays	$312,146	$312,146
Furniture and fixtures	772,891	720,657
Leasehold improvements	2,050,792	1,991,953
Computer hardware & equipment	221,175	209,029
Other	711,002	710,682
	4,068,006	3,944,467
Less: accumulated depreciation and amortization	(2,099,410)	(1,967,998)
Total property, plant, and equipment	$1,968,596	$1,976,469

The Company incurred approximately $133,000 of depreciation expense for the three months ended March 31, 2025 and 2024, respectively.

NOTE 11. INTANGIBLE ASSETS

Intangible assets, net consist of the following as of March 31, 2025 and December 31, 2024:

March 31, 2025	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	8-13 years	$4,444,000	$(1,542,509)	$2,901,491
Customer relationships	4-6 years	2,669,000	(1,703,056)	965,944
Non-compete	4-5 years	2,322,000	(1,044,485)	1,277,515
Intangible assets, net		$9,435,000	$(4,290,050)	$5,144,950

December 31, 2024	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	8-13 years	$4,444,000	$(1,427,798)	$3,016,202
Customer relationships	4-6 years	2,669,000	(1,628,639)	1,040,361
Non-compete	4-5 years	2,322,000	(937,085)	1,384,915
Intangible assets, net		$9,435,000	$(3,993,522)	$5,441,478

F-18

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense was approximately $297,000 and $230,000 for the three months ended March 31, 2025 and 2024, respectively. Future annual estimated amortization expense is as follows:

Years ending December 31,
2025 (remaining nine months)	$884,085
2026	1,103,576
2027	964,771
2028	655,332
2029	447,896
Thereafter	1,089,290
Total	$5,144,950

NOTE 12. GOODWILL

The Company tests goodwill for impairment annually on September 30 or more frequently if there are indicators that the carrying amount of goodwill exceeds its estimated fair value.

There was no impairment of goodwill during the three months ended March 31, 2025 and 2024.

The changes in the carrying amount of goodwill as of March 31, 2025 and December 31, 2024 are as follows:

	March 31, 2025	December 31, 2024

Beginning balance	$2,212,000	$-
Acquisitions	-	2,212,000
Impairment	-	-
Ending balance	$2,212,000	$2,212,000

NOTE 13. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At March 31, 2025 and December 31, 2024, accounts payable and accrued expenses consisted of:

	March 31, 2025	December 31, 2024
Trade creditors	$7,073,251	$5,133,782
Accrued expenses	898,376	997,752
Total	$7,971,627	$6,131,534

F-19

NOTE 14. DEBT

A breakdown of the Company’s debt as of March 31, 2025 and December 31, 2024 is presented below:

	March 31, 2025	December 31, 2024
Promissory note	$10,910,592	$11,623,392
Debt discount and issuance cost	(267,301)	(284,283)
Total debt, net of debt discount and issuance costs	10,643,291	11,339,109
Current portion of long-term debt	(1,766,419)	(2,200,210)
Current portion of debt discount and issuance cost	68,874	68,873
Long-term debt	$8,945,746	$9,207,772

Promissory Notes

In connection with the Green’s Natural Foods acquisition, on October 14, 2022, the Company issued a secured promissory note (the “Greens Note”) in the principal amount of $3,000,000 as a portion of the purchase price. The Greens Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the Green’s Natural Foods. The outstanding balance was approximately $1,662,000 and $1,809,000 as of March 31, 2025 and December 31, 2024, respectively. The Company incurred approximately $26,000 and $35,000 interest expense for the three months ended March 31, 2025 and 2024, respectively.

In connection with the Ellwood Thompson’s acquisition, on October 1, 2023, the Company issued a secured promissory note (the “Ellwood Note”) in the principal amount of $750,000, and discounted present value of $718,000 as a portion of the purchase price. The Ellwood Note has a five-year term, an interest rate of 6.0% per annum. The outstanding balance of the Ellwood Note was approximately $560,000 and $595,000 in principal amount as of March 31, 2025 and December 31, 2024, respectively. The Company recognized interest expense of approximately $9,000 and $11,000 for the three months ended March 31, 2025, and 2024, respectively.

On January 18, 2024, HCWC entered into a Securities Purchase Agreement (the “Bridge Financing”) with institutional investors whereby (a) HCWC issued a total of approximately $1,889,000 in unsecured promissory notes (the “Notes”) and (b) on the date of the pricing of HCWC’s initial public offering (“IPO”), HCWC would deliver shares of its common stock equal to approximately $1,889,000 divided by the IPO price (“Bridge Shares”). The aggregate gross proceeds received from the investors in connection with the Security Purchase Agreement (“SPA”) was $1,700,000. The Notes were issued at a 10% original issue discount (“OID”) and accrue interest at a rate of 10% per annum beginning 60 days after issuance of the Notes. All accrued and unpaid principal and interest shall be due and payable upon the earlier of (1) the closing of the IPO, (2) January 18, 2025 or (3) upon an event of default as defined in the Notes.

F-20

On April 8, 2024, HCWC and the institutional investors entered into an amendment to the January 18, 2024 agreement whereby HCWC agreed to issue warrants (the “Bridge Warrants”) exercisable at $0.01 per share to purchase 188,889 shares of Class A common stock (the “Bridge Warrant Shares”) in lieu of Bridge Shares. The parties agreed to terminate any existing obligations of the institutional investors to acquire HCWC Bridge Shares as part of the IPO transaction.

On the Spin-Off Date, after the NYSEAM market closing, the Spin-Off of the HCWC business was completed. On September 14, 2024, HCWC became an independent, publicly traded company, and on September 16, 2024, the stock was traded on the NYSEAM under the stock symbol “HCWC.”

Upon the completion of the IPO, HCWC paid in full the principal amount of Notes and OID. HCWC incurred approximately $23,500 of debt issuance costs in connection with the issuance of the Notes, which, together with the OID of approximately $189,000, was recorded as a debt discount and was amortized over the life of the Notes using the straight-line method since such method was not materially different from the interest method. At March 31, 2025, the outstanding principal balance of the Notes and debt discount related with the Notes were at $0.

The Company used the intrinsic value model to determine the fair value of the Bridge Warrants on April 18, 2024 and remeasured the fair value on September 16, 2024, and concluded that the fair value of the Bridge Warrants at September 16, 2024 was $1,887,001. Due to the fact that Bridge Warrants exercise was contingent upon the IPO, the Company did not recognize the warrant liability until the Spin-off date. The Bridge Warrants were exercised on September 17, 2024 by institutional investors. Upon warrant exercise, 188,889 shares of Class A common stock were issued and the warrant liability was eliminated against the loss on derivative liability in the amount of $1,888,889.

On July 18, 2024 (the “Loan Effective Date”), the Company entered into a loan and security agreement with a private lender for a $7,500,000 loan (the “Acquisition Loan”). A portion of the Acquisition Loan proceeds were used to acquire GreenAcres Markets. The loan is guaranteed by all of the subsidiaries of the Company (the “Guarantors”) and secured by all of the assets of the Company and the Guarantors. The Acquisition Loan has a term of three years and interest accrues at a rate of 12% on amounts borrowed. The Acquisition Loan may be prepaid at any time at a premium in the amount of ten percent (10%) of the principal amount of the Acquisition Loan outstanding prior to such prepayment. Payments on the Acquisition Loan are required to be made as follows: $1,125,000 on first anniversary of the Loan Effective Date, $1,875,000 on the second anniversary of the Loan Effective Date, and the remaining outstanding principal balance of principal and accrued interest on the third anniversary of the Loan Effective Date. On March 2, 2025, the Company entered into an agreement with the Acquisition Loan holders to exchange $450,000 of outstanding principal under its existing Loan and Security Agreement dated July 18, 2024 for 750,000 shares of the Company’s Class A common stock. Following this transaction, $7,050,000 in principal remains outstanding as of March 31, 2025 under the Loan and Security Agreement.

In connection with the GreenAcres Market acquisition, on August 23, 2024, the Company issued a secured promissory note (the “GreenAcres Note”) in the principal amount of $1,825,000 as a portion of the purchase price. The GreenAcres Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the GreenAcres Market. The outstanding balance was approximately $1,639,000 and $1,720,000 as of March 31, 2025 and December 31, 2024, respectively. The Company incurred approximately $25,000 and $0 interest expense for the three months ended March 31, 2025 and 2024, respectively.

The Company may, at its option, at any time or from time to time prepay the outstanding principal amount or any accrued but unpaid interest, in each case in whole or in part, without penalty or premium, provided that any such prepayment of any outstanding amount of principal shall be accompanied by the payment of all accrued but unpaid interest on the amount of principal being prepaid, plus any costs and fees incurred.

F-21

The following table summarizes the five-year repayment schedule:

For the years ending December 31,
2025 (remaining nine months)	$1,487,410
2026	3,016,526
2027	5,595,359
2028	534,923
2029	276,374
Total	$10,910,592

NOTE 15. LEASES

The Company has various lease agreements with terms up to 20 years. All the leases are classified as operating leases.

Maturity of lease liabilities under our non-cancellable operating leases as of March 31, 2025 were as follows:

Payments due by period
2025 (remaining nine months)	$3,171,587
2026	3,833,066
2027	2,956,171
2028	2,280,186
2029	1,617,808
Thereafter	824,584
Total undiscounted operating lease payments	$14,683,402
Less: Imputed interest	(1,379,778)
Present value of operating lease liabilities	$13,303,624

The following table summarizes the Company’s operating leases:

Balance Sheet Classification	March 31, 2025	December 31, 2024
Right of use assets	$13,314,626	$14,232,240

Operating lease liability, current	$3,641,723	$3,596,987
Operating lease liability, net of current	9,661,901	10,584,431
Total operating lease liabilities	$13,303,624	$14,181,418

The amortization of the right-of-use assets of approximately $918,000 and $716,000 for the three months ended March 31, 2025 and 2024, respectively, were included in operating cash flows.

The following table provides a summary of other information related to the leases at March 31, 2025 and December 31, 2024:

Other Information	March 31, 2025	December 31, 2024
Weighted-average remaining lease term for operating leases	4 years	4 years
Weighted-average discount rate for operating leases	5.21%	5.19%

Rent expense for the three months ended March 31, 2025 and 2024 was approximately $976,000 and $923,000, respectively. It is included in selling, general and administrative expenses in the accompanying condensed consolidated carve-out statements of operations.

F-22

The components of lease expenses for the three months ended March 31, 2025 and 2024 were as follows:

	Three Months Ended March 31,
	2025	2024
Operating lease cost	$900,913	$637,101
Variable lease cost	58,787	207,546
Short-term lease cost	16,701	78,532
Total rent expense	$976,401	$923,179

The aggregate cash payments under the leasing arrangement were approximately $878,000 and $679,000 for the three months ended March 31, 2025 and 2024, respectively, were included in operating cash flows.

NOTE 16. RELATED PARTY TRANSACTIONS

Prior to the Spin-Off, the Company has not historically operated as a separate, stand-alone company and, accordingly has had various relationships with HCMC whereby HCMC provided services to the Company as noted below. Related party transactions prior to Spin-Off include allocation of general corporate expenses and advances from parent.

Allocation of General Corporate Expenses

HCMC provided human resources, accounting, payroll processing, legal and other managerial services to the Company prior to the Spin-Off. The accompanying condensed consolidated financial statements for three months ended March 31, 2024 include allocations of these expenses in the amount of $0.6 million. Following the Spin-Off, HCWC and HCMC entered into a Transition Services Agreement (“TSA”), under which both companies agreed to provide certain transitional services to one another to ensure smooth separation. These services are provided on a transitional basis and will continue for a period of up to one year following the Spin-Off.

Management adopted a proportional cost allocation method to allocate HCMC expenses to the Company. The allocation method calculates the appropriate share of overhead costs to the Company based on management’s estimate that the sum of management time and resources spent managing the Company is approximately equal to the amount of time and resources spent managing HCMC and its subsidiaries. As a result, 50% of HCMC overhead on a weighted average basis was allocated to the Company based on the fact that management spent equal amount of time to manage HCMC and the Company. The Company believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had the Company been a stand-alone entity or of future services. For the three months ended March 31, 2025, HCWC established its independent payroll system but continues to share certain staff with HCMC. HCMC and HCWC continue providing human resources, accounting, payroll processing, and other managerial services to each other based on the TSA. Management continued using 50% proportional cost allocation method to split the shared cost. HCWC directly funds its 50% share and records its 50% share as Operating Expenses in its financial statements. The pre-Spin-Off allocated amounts were not settled in cash and were included in the Net Parent’s Investment.

F-23

Investment by Parent

For the three months ended March 31, 2024, the net operating expenses of $0.7 million incurred by HCMC on behalf of the Company were included in the Net Parent’s Investment. Upon Spin-Off, the Company wrote off the net parent investment balance to additional paid-in capital.

Intercompany Receivable and Payable

Prior to Spin-Off, there was no intercompany agreement between the Company and HCMC. Management has determined those intercompany receivables and payables will be settled within twelve months after the balance sheet date. As a result, the Company’s intercompany balances are reflected as “due to” or “due from” accounts in the condensed consolidated balance sheets. At the time of Spin-off, the Company had a net payable balance to HCMC in the amount of $1.2 million, and the Company paid the balance in full to settle on the Spin-Off date of September 13, 2024. The Company had a net intercompany receivable balance of $1.2 million and $0.2 million from HCMC as of March 31, 2025 and December 31, 2024, respectively. The increased intercompany receivable balance was a result of continued funding from HCWC to HCMC to support HCMC’s operations during the transition period, as compliant with the TSA. HCWC’s cash advances to HCMC are transitional, short-term, and repayable within 12 months.

The intercompany receivable from HCMC is considered a financial asset subject to CECL. Management has determined that no allowance for credit losses is required as of March 31, 2025 and December 31, 2024, due to the short-term nature of the receivable, HCMC’s ability to fulfill obligations under the Transition Services Agreement (TSA). The Company will continue to monitor credit risk and adjust the allowance if conditions change.

Agreements with HCMC

The Company entered into several agreements with the former parent that, among other things, effect the separation and govern the relationship of the parties following the Spin-Off. These agreements include:

●	a Separation Agreement that will set forth HCMC’s and the Company’s agreements regarding the principal actions that both parties will take in connection with the Spin-Off and aspects of our relationship following the Spin-Off;
●	a Transition Services Agreement pursuant to which HCMC and the Company will provide each other specified services on a transitional basis to help ensure an orderly transition following the Spin-Off.
●	a Tax Matters Agreement (“TMA”) that will govern the respective rights, responsibilities and obligations of HCMC and the Company after the Spin-Off with respect to all tax matters and will include restrictions to preserve the tax-free status of the Spin-Off; and
●	an Employee Matters Agreement (“EMA”) that will address employment, compensation and benefits matters, including the allocation and treatment of assets and liabilities arising out of employee compensation and benefits programs in which our employees participated prior to the Spin-Off.

Under the terms of the transition services agreement, the HCMC will provide to the Company, on a transitional basis, certain services or functions, including information technology, accounting, human resources, and payroll functions. Generally, these services will be provided for a period of up to one year following the Spin-Off. Consideration and costs for the transition services will be determined using several billing methodologies as described in the agreements, including customary billing and pass-through billing. Costs for transition services provided by the former parent are recorded within the Condensed Consolidated Statements of Operations based on the nature of the services.

F-24

NOTE 17. STOCKHOLDERS’ EQUITY

Spin-Off

HCMC announced on August 22, 2022 that its Board of Directors approved separation of the Grocery business, including wellness business, into an independent, publicly traded company (the “Spin-Off”). Prior to the Spin-Off, HCWC was a subsidiary under HCMC, which operated the Ada’s Natural Market, Paradise Health & Nutrition, Mother Earth’s Storehouse, Greens Natural Foods, Ellwood Thompson’s, and GreenAcres Market retail brands, as well as licensed wellness centers and Healthy U Wholesale.

On the Spin-Off Date, after the NYSEAM market closing, the Spin-Off of the HCWC business was completed. On September 14, 2024, HCWC became an independent, publicly traded company, and on September 16, 2024, the stock was traded on the NYSEAM under the stock symbol “HCWC.”

HCMC distributed all the outstanding shares of Common Stock held by it on a pro rata basis to holders of HCMC’s common stock. For each 208,632 shares of HCMC common stock held as of 5:00 p.m., New York City time, on September 9, 2024, the record date for the Spin-Off (the “Record Date”), a HCMC stockholder was entitled to receive one (1) share of Class A common stock and three (3) shares of Class B common stock. The Distribution was made in book-entry form by a distribution agent as soon as practicable after the date of the Distribution.

On March 2, 2025, the Company entered into an agreement with certain note holders to exchange $450,000 of outstanding principal under its existing Loan and Security Agreement dated July 18, 2024 for 750,000 shares of the Company’s Class A common stock. The exchange price of $0.60 per share equated to the closing bid price of the Company’s Class A common stock on February 28, 2025. Following this transaction, $7,050,000 in principal remains outstanding under the Loan and Security Agreement.

The Company is authorized to issue 40,000,000 shares of Series A convertible preferred stock with par value of $0.001, none of which have been previously issued. As of March 31, 2025, no shares of Series A convertible preferred stock are issued and outstanding.

HCMC has secured binding commitments of $13.25 million in equity financing for HCWC from the same group of investors that invested $13.25 million in HCMC Series E Preferred Stock. Pursuant to the Securities Purchase Agreement for the HCMC Series E Stock (“HCMC Series E SPA”), the purchasers of HCMC Series E Stock will also be required to purchase Series A Preferred Stock of HCWC in the same subscription amounts that the Purchasers paid for the HCMC Series E Stock (regardless of whether or not such HCMC Series E Stock has been converted into HCMC common stock).

As of March 31, 2025, 10,565,749 shares of class A common stock were outstanding.

NOTE 18. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On July 31, 2024, one of the Company’s subsidiaries, Healthy Choice Markets IV, LLC, was served with a lawsuit filed by a former employee alleging violations of state and federal wage and hour laws. The Company believes the claims are without merit and intends to vigorously defend against the lawsuit. While the outcome of this litigation cannot be predicted with certainty, the Company does not believe that the lawsuit, if adversely resolved, would have a material adverse effect on its financial condition, results of operations, or cash flows.

From time to time the Company is involved in legal proceedings arising in the ordinary course of our business. We believe that there is no other litigation pending that is likely to have, individually or in the aggregate, a material adverse effect on our financial condition or results of operations as of March 31, 2025. With respect to legal costs, we record such costs as incurred.

NOTE 19. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company identified the following subsequent event that would have required disclosure in the condensed consolidated financial statements.

On April 3, 2025, the Company entered into an agreement with certain note holders to exchange $500,000 of outstanding principal under its existing Loan and Security Agreement dated July 18, 2024 for 1,136,364 shares of the Company’s Class A common stock. Following this transaction, $6,550,000 in principal remains outstanding under the Loan and Security Agreement.

On May 1, 2025, the Company entered into an agreement with the same note holders to exchange $362,727 of outstanding principal under its existing Loan and Security Agreement dated July 18, 2024 for 863,636 shares of the Company’s Class A common stock. As of the date the Company files its 10-Q, 450,000 shares of common stock were issued in exchange for $189,000 of outstanding principal under the loan, leaving 413,636 shares of common stock to be issued and $173,727 of debt to be converted. Following this transaction, $6,361,000 in principal remains outstanding under the Loan and Security Agreement. The conversion has further strengthened the Company’s balance sheet by reducing its debt obligations.

F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Healthy Choice Wellness Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Healthy Choice Wellness Corp. (the “Company”) as of December 31, 2024, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company has experienced recurring losses from operations and has a net working capital deficit. Management’s evaluation of the events and conditions and management’s plans to mitigate those matters are also described in Note 2. Our opinion is not modified with respect to that matter.

/s/ UHY llp

UHY llp

We have served as the Company’s auditor since 2024.

Hudson, New York

March 27, 2025

F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Healthy Choice Wellness Corp.

Opinion on the Financial Statements

We have audited, before the effects of the retrospective adjustments to the disclosures for the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) discussed in Notes 3 and 5 and the reporting of basic and diluted weighted average shares and net loss per share discussed in Note 3 to the accompanying consolidated carve-out balance sheet of Healthy Choice Wellness Corp. (the “Company”) as of December 31, 2023, the related consolidated carve-out statements of operations, changes in net parent’s investment and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”) (the 2023 financial statements before the effects of the adjustments discussed in Notes 3 and 5 to the financial statements are not presented herein). In our opinion, the financial statements, before the effects of the retrospective adjustments to the disclosures for the adoption of ASU 2023-07 discussed in Notes 3 and 5 and the reporting of basic and diluted weighted average shares and net loss per share discussed in Note 3 to the financial statements, present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the retrospective adjustments to the disclosures for the adoption of ASU 2023-07 discussed in Notes 3 and 5 and the reporting of basic and diluted weighted average shares and net loss per share discussed in Note 3 to the financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by UHY, LLP.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 3, the financial statements have been prepared on a “carve-out” basis from the financial statements of Healthier Choices Management Corp. to reflect the assets, liabilities, revenues and expenses of Healthy Choice Wellness Corp. as well as allocations deemed reasonable by management to present the results of operations, financial position and cash flows of Healthy Choice Wellness Corp. on a standalone basis and may not reflect Healthy Choice Wellness Corp. results of operations, financial position and cash flows had the Company operated as a standalone company during the period presented. Our opinion is not modified with respect to this matter.

/s/ Marcum llp

Marcum llp

We served as the Company’s auditor from 2022 to 2024

Saddle Brook, NJ

May 24, 2024

F-27

HEALTHY CHOICE WELLNESS CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023

ASSETS
CURRENT ASSETS
Cash	$2,056,472	$1,422,580
Accounts receivable, net	509,763	128,171
Inventories	6,445,560	4,162,218
Prepaid expenses and vendor deposits	475,088	174,970
Other current assets	29,806	56,842
Due from related party	190,268	-
TOTAL CURRENT ASSETS	9,706,957	5,944,781

Property, plant, and equipment, net	1,976,469	2,676,639
Intangible assets, net	5,441,478	4,178,519
Goodwill	2,212,000	-
Right of use assets	14,232,240	11,412,562
Due from related party	-	3,753,003
Other assets	543,373	467,056
TOTAL ASSETS	$34,112,517	$28,432,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,131,534	$4,920,411
Contract liabilities	80,456	207,513
Current portion of loan payable	2,131,336	702,701
Operating lease liability, current	3,596,987	2,748,824
TOTAL CURRENT LIABILITIES	11,940,313	8,579,449

Loan payable, net of current portion	9,207,772	2,403,807
Operating lease liability, net of current	10,584,431	8,461,182
TOTAL LIABILITIES	31,732,516	19,444,438

COMMITMENTS AND CONTINGENCIES (SEE NOTE 15)

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value per share, 560,000,000 shares authorized; 9,815,749 and 10 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively.	9,816	-
Series A convertible preferred stock, $0.001 par value per share, 40,000,000 shares authorized, 0 share issued and outstanding as of December 31, 2024 and December 31, 2023, respectively.	-	-
Additional paid-in capital	3,101,092	-
Net investment by former parent	-	8,988,122
Accumulated deficit	(730,907)	-
TOTAL STOCKHOLDERS’ EQUITY	2,380,001	8,988,122
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,112,517	28,432,560

See notes to consolidated financial statements.

F-28

HEALTHY CHOICE WELLNESS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2024	2023
SALES, NET	$69,370,803	$55,689,793
COST OF SALES	42,305,494	35,341,569
GROSS PROFIT	27,065,309	20,348,224

OPERATING EXPENSES, NET
Selling, general and administrative	29,047,933	24,768,293
Gain on sale of asset	(205,146)	-
Impairment of goodwill	-	6,104,000
TOTAL OPERATING EXPENSES, NET	28,842,787	30,872,293

LOSS FROM OPERATIONS	(1,777,478)	(10,524,069)

OTHER INCOME (EXPENSE)
Loss on debt extinguishment	(1,888,889)	-
Change in contingent consideration	-	774,900
Other income, net	8,552	16,230
Interest expense, net	(848,651)	(199,681)
TOTAL OTHER INCOME (EXPENSE)	(2,728,988)	591,449

LOSS BEFORE TAXES	(4,506,466)	(9,932,620)

INCOME TAX BENEFIT	-	-

NET LOSS	$(4,506,466)	$(9,932,620)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.48)	$(1.08)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES	9,395,500	9,226,860

See notes to consolidated financial statements.

F-29

HEALTHY CHOICE WELLNESS CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Common Stock		Additional Paid-In	Net Investment From	Accumulated
	Shares	Amount	Capital	Parent	Deficit	Total
Balance – January 1, 2023	-	-	-	$15,505,661	-	$15,505,661
Net transfer from parent	-	-	-	3,415,081	-	3,415,081
Net loss	-	-	-	(9,932,620)	-	(9,932,620)
Balance – December 31, 2023	-	-	-	8,988,122	-	8,988,122
Issuance of common stock for Spin-Off and transfer of former parent investment to additional paid in capital	9,226,860	9,227	(1,369,097)	1,359,870	-	-
Issuance of common stock for IPO	400,000	400	2,579,600	-	-	2,580,000
Exercise of warrants	188,889	189	1,890,589	-	-	1,890,778
Net transfers to former parent	-	-		(6,572,433)	-	(6,572,433)
Net loss	-	-	-	(3,775,559)	(730,907)	(4,506,466)
Balance – December 31, 2024	9,815,749	$9,816	$3,101,092	$-	$(730,907)	$2,380,001

See notes to consolidated financial statements.

F-30

HEALTHY CHOICE WELLNESS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(4,506,466)	$(9,932,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,576,457	1,431,816
Loss on debt extinguishment	1,888,889	-
Gain on sale of building	(205,146)	-
Amortization of right-of-use assets	3,273,597	2,570,202
Write-down of obsolete and slow-moving inventory	2,491,934	2,471,653
Non-cash interest expense	32,500	32,000
Change in contingent consideration	-	(774,900)
Loss on vendor settlement	-	91,291
Change in allowance for credit losses	12,925	15,425
Impairment of goodwill	-	6,104,000
Changes in operating assets and liabilities:
Accounts receivable	(394,517)	(88,366)
Inventories	(2,375,226)	(2,032,996)
Prepaid expenses and vendor deposits	(300,118)	(92,016)
Other current assets	27,036	140,801
Due to related party	(2,440,094)	(1,416,638)
Other assets	(76,317)	(16,090)
Accounts payable and accrued expenses	1,178,624	1,430,867
Contract liabilities	(127,057)	(21,604)
Lease liabilities	(3,121,863)	(2,438,179)
NET CASH USED IN OPERATING ACTIVITIES	(3,064,842)	(2,525,354)

INVESTING ACTIVITIES
Payment for acquisition	(5,475,000)	(750,000)
Proceeds from sale of Saugerties, NY building	749,000	-
Purchases of property and equipment	(251,793)	(179,623)
NET CASH USED IN INVESTING ACTIVITIES	(4,977,793)	(929,623)

FINANCING ACTIVITIES
Proceeds from security purchase agreement	1,700,000	-
Principal payments on loan payable	(2,535,758)	(558,095)
Proceeds from acquisition loan	7,500,000	-
Proceeds from initial public offering (IPO)	4,000,000	-
Payment for IPO-related cost	(1,420,000)
Investment from parent company	1,736,412	3,415,081
Due to related party	(2,306,016)	-
Proceeds from warrant exercised	1,889	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,676,527	2,856,986

NET INCREASE (DECREASE) IN CASH	633,892	(597,991)
CASH — BEGINNING OF PERIOD	1,422,580	2,020,571
CASH — END OF PERIOD	$2,056,472	$1,422,580

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$816,151	$199,705
Cash paid for income tax	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES
Promissory note related to acquisition	$1,825,000	$718,000
Right-of-use assets obtained in exchange for operating lease liabilities	$4,609,608	$1,325,409

See notes to consolidated financial statements

F-31

HEALTHY CHOICE WELLNESS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

Organization

Healthy Choice Wellness Corp. (the “Company” or “HCWC” or “we” or “our” or “us”) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.

Through its wholly owned subsidiaries, the Company operates:

●	Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items.

●	Paradise Health & Nutrition’s three stores that likewise offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items.

●	Mother Earth’s Storehouse, a two-store organic and health food and vitamin chain in New York’s Hudson Valley, which has been in existence for over 40 years.

●	Greens Natural Foods’ eight stores in New York and New Jersey, offering a selection of 100% organic produce and all-natural, non-GMO groceries & bulk foods; a wide selection of local products; an organic juice and smoothie bar; a fresh foods department, which offers fresh and healthy “grab & go” foods; a full selection of vitamins & supplements; as well as health and beauty products.

●	Ellwood Thompson’s, an organic and natural health food and vitamin store located in Richmond, Virginia.

●	GreenAcres Market, an organic and natural health food and vitamin chain with five store locations in Kansas and Oklahoma. GreenAcres Market offers organic and all natural products and vitamins from both top national brands as well as locally sourced specialty brands.

Through its wholly owned subsidiary, Healthy Choice Wellness, LLC, the Company operates a Healthy Choice Wellness Center in Kingston, NY and has a licensing agreement for a Healthy Choice Wellness Center located at the Casbah Spa and Salon in Fort Lauderdale, FL.

These centers offer multiple vitamin drip mixes and intramuscular shots for clients to choose from that are designed to help boost immunity, fight fatigue and stress, reduce inflammation, enhance weight loss, and efficiently deliver antioxidants and anti-aging mixes. Additionally, there are IV vitamin mixes and shots for health, beauty, and re-hydration.

Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty, and personal care products on its website www.TheVitaminStore.com.

F-32

Sourcing and Vendors

We source from multiple suppliers. These suppliers range from small independent businesses to multinational conglomerates. For the years ended December 31, 2024 and 2023, approximately 25% and 41% of our total purchases were from one vendor, respectively.

Spin-Off

Healthier Choices Management Corp. (“HCMC” or the “Parent”) announced on August 22, 2022 that its Board of Directors approved the separation of the grocery business, including wellness business, into an independent, publicly traded company (the “Spin-Off” or “Separation”). Prior to the Spin-Off, HCWC was a subsidiary under HCMC, which operated the Ada’s Natural Market, Paradise Health & Nutrition, Mother Earth’s Storehouse, Greens Natural Foods, Ellwood Thompson’s, and GreenAcres Market retail brands, as well as licensed wellness centers and Healthy U Wholesale.

On September 13, 2024 (the “Spin-Off Date”), after the New York Stock Exchange American (“NYSEAM”) market closing, the Spin-Off of the HCWC business was completed. On September 14, 2024, HCWC became an independent, publicly traded company, and on September 16, 2024, the stock commenced trading on the NYSEAM under the stock symbol “HCWC.”

HCMC distributed all the outstanding shares of common stock held by it on a pro rata basis to holders of HCMC’s common stock. For each 208,632 shares of HCMC common stock held as of 5:00 p.m., New York City time, on September 9, 2024, the record date for the Spin-Off (the “Record Date”), a HCMC stockholder was entitled to receive one (1) share of Class A common stock and three (3) shares of Class B common stock. The Distribution was made in book-entry form by a distribution agent as soon as practicable after the date of the Distribution.

HCMC has secured binding commitments of $13.25 million in equity financing for HCWC from the same group of investors that invested $13.25 million in HCMC Series E Preferred Stock. Pursuant to the Securities Purchase Agreement for the HCMC Series E Stock (“HCMC Series E SPA”), the purchasers of HCMC Series E Stock will also be required to purchase Series A Preferred Stock of HCWC in the same subscription amounts that the Purchasers paid for the HCMC Series E Stock (regardless of whether or not such HCMC Series E Stock has been converted into HCMC common stock).

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern and realization of assets and satisfaction of liabilities in the normal course of business and do not include any adjustments that might result from the outcome of any uncertainties related to our going concern assessment. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values.

The Company currently and historically has reported net losses and cash outflows from operations. Cash and cash equivalents increased to approximately $2.1 million as of December 31, 2024, compared to $1.4 million as of December 31, 2023, driven by increased sales and improved sales margin. Working capital deficit decreased from negative $2.6 million as of December 31, 2023, to negative $2.2 million as of December 31, 2024, primarily due to improvement in cash reserves and inventory management. Net losses improved to $4.5 million for the year ending December 31, 2024 from $9.9 million for the year ended December 31, 2023. Cash used in operating activities increased to $3.1 million in 2024 from $2.5 million in 2023, respectively.

On July 18, 2024, HCWC entered into a $7.5 million loan and security agreement with a private lender to support its expansion plans and funding of any working capital needs, of which $4.2 million was used for the July 18, 2024 purchase of GreenAcres Market. The face amount of the loan is $7,500,000 with 12% annual interest and has a maturity date of July 17, 2027. On July 24, 2024, the Company finalized the closing of Saugerties building sale with all parties involved and received net proceeds of $695,000.

On August 18, 2022, HCMC entered into a Securities Purchase Agreement (“HCMC Preferred Stock”) pursuant to which the HCMC sold and issued 14,722 shares of its Series E Convertible Preferred Stock to institutional investors for $1,000 per share or an aggregate subscription of $13.25 million. This same group of investors committed to invest $13.25 million in HCWC after the Spin-Off and IPO transactions were completed. As such, HCWC entered into an agreement to sell shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with the gross proceeds from such offering expected to be $13.25 million. The institutional investors that acquired HCMC Series E Preferred Stock are contractually required to purchase the Series A Preferred Stock in the same dollar amounts as they invested in the HCMC Series E Preferred Stock (regardless of whether or not such HCMC Series E Preferred Stock has been converted into HCMC common stock).

The Company believes its cash on hand and the commitment of $13.25 million raised through its security offering noted above will enable the Company to meet its obligations and capital requirements for at least the twelve months from the date these financial statements are issued. Accordingly, no adjustment has been made to the financial statements to account for this uncertainty.

F-33

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with U.S. GAAP.

The Company has historically operated as part of HCMC and not as a standalone company. Financial statements representing the historical operations of HCMC’s grocery segment have been derived from HCMC’s historical accounting records and are presented on a carve-out basis through the Spin-Off date. The Company’s financial statements for the period September 14, 2024 through December 31, 2024 are consolidated financial statements based on the reported results of HCWC as a stand-alone company. HCMC completed steps to spin off its grocery segment and wellness business into HCWC. The entities under the grocery segment and wellness business were contributed (100%) to HCWC, as such the accompanying consolidated financial statements through the Spin-Off date have been contributed to HCWC using their carryover basis in accordance with Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) for entities under common control. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the consolidated financial statements. The consolidated financial statements also include allocations of certain general, administrative, sales and marketing expenses from HCMC though the Spin-Off date. However, the amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the consolidated financial statements had the Company operated independently of HCMC. Related-party allocations are discussed further in Note 18.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the operating decision makers, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company operates as a single reportable segment, as the CODM reviews financial performance and makes decisions on a consolidated basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Healthy Choice Markets, Inc. (“Ada’s Natural Market”), Healthy Choice Markets 2, LLC (“Paradise Health and Nutrition”), Healthy Choice Markets 3, LLC (“Mother Earth’s Storehouse”), Healthy Choices Markets 3 Real Estate LLC, Healthy Choice Markets IV, LLC (Green’s Natural Foods), Healthy Choice Markets V, LLC (Ellwood Thompson’s), Healthy Choice Markets VI, LLC (GreenAcres Market), Healthy Choice Wellness, LLC, and Healthy U Wholesale, Inc (“The Vitamin Store, LLC”). All intercompany accounts and transactions have been eliminated in consolidation.

Net Parent Investment

The accompanying consolidated financial statements were derived from the consolidated financial statements of HCMC on a carve-out basis though the Spin-Off date, and the consolidated financial statements also include allocations of certain general, administrative, legal, and marketing expenses from HCMC. The primary components of the Net Parent Investment are intercompany balances other than related party payables, the allocation of shared costs, and funding received to cover any shortfall in operating cash requirements. Balances between HCMC and the Company that were not historically cash settled are included in Net Parent Investment. Net Parent Investment represents the cumulative investment by HCMC in the Company through the Spin-Off date. Upon Spin-Off, the Company reclassed the balance in net parent investment to additional paid-in capital.

Use of Estimates in the Preparation of the Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of net revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include promotional discounts, manufacturer coupons and rebates, return allowances that are netted against revenue, useful lives and impairment of long-lived assets, allowance for credit losses, inventory provisions, deferred taxes and related valuation allowances, allocation of corporate general expenses, and the valuation of the assets and liabilities acquired in business combinations. Certain of management’s estimates could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. The Company re-evaluates all its accounting estimates at least quarterly based on these conditions and records adjustments when necessary.

Revenue Recognition

Revenues from product sales and services rendered, net of promotional discounts, manufacturer coupons and rebates, return allowances, and sales and consumption taxes, are recorded when products are delivered, title passes to customers and collection is likely to occur. Title passes to customers at the point of sale for retail and upon delivery of products for wholesale. Return allowances, which reduce revenue, are estimated using historical experience.

The Company promotes its products with trade incentives and promotions. These programs include sales discounts, rebates, coupons, volume-based incentives, refunds, and returns, which represent variable considerations. The estimation of variable consideration involves judgment and is constrained to avoid overstatement of revenue. The Company applies the expected value method or the most likely amount method, depending on which better predicts the consideration to which it will be entitled. Management evaluates these estimates on a quarterly basis. The trade incentives and promotions are recorded as a reduction to the transaction price based on amounts estimated as being due to customers at the end of the period. The Company derives these estimates based on historical experience. The Company does not receive a distinct service in relation to the trade incentives and promotions.

The Company recognizes revenue in accordance with the following five-step model:

●	identify arrangements with customers.
●	identify performance obligations.
●	determine transaction price.
●	allocate transaction price to the separate performance obligations in the arrangement, if more than one exists; and
●	recognize revenue as performance obligations are satisfied.

The Company does not have significant revenue recognized over time due to the nature of retail store operation. The Company recognizes revenue at a point in time when control of goods or services transfers to the customer.

F-34

Shipping and Handling

Shipping charges billed to customers are included in net sales and the related shipping and handling costs are included in cost of sales. For the years ended December 31, 2024 and 2023, shipping and handling costs of approximately $132,000 and $117,000, were included in cost of sales, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less, when purchased, to be cash and cash equivalents. The majority of the Company’s cash is concentrated in one financial institution, which is in excess of Federal Deposit Insurance Corporation (FDIC) coverage. The Company has not experienced any losses in such accounts. The Company did not have any cash equivalents as of December 31, 2024 and December 31, 2023.

A summary of the financial institution that had cash in excess of FDIC limits of $250,000 as of December 31, 2024 and December 31, 2023 is presented below:

	December 31, 2024	December 31, 2023
Total cash and restricted cash in excess of FDIC limits	$715,852	$161,644

The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests, as deposits are held in excess of federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable, Contract Assets and Contract Liabilities

Accounts receivables are claims to consideration which are unconditional; meaning no performance obligations remain for the Company and only the passage of time is necessary before collection. Contract assets are distinguished from accounts receivable as performance obligations remain before claims to consideration become unconditional. By nature of the Company’s operations, contract assets are typically not recognized. Contract liabilities are recorded when customers transfer consideration in advance of delivery of products or services, which the Company records for gift cards and loyalty reward programs. When one party to an arrangement performs before the other(s), the Company records an account receivable, contract asset or contract liability.

The majority of arrangements with customers contain one performance obligation: to provide a distinct set of products or services. Most performance obligations are satisfied simultaneously as the Company exchanges products or services for customer payment. Exceptions include gift cards and loyalty rewards, for which the Company has a performance obligation to deliver products or services at a future date. As gift cards are purchased and loyalty points earned, contract liabilities are recorded until the performance obligations are satisfied through delivery of products or services or breakage based on gift card and loyalty reward program term limits. For the years ended December 31, 2024 and 2023, the contract liability balance were approximately $80,000 and $208,000, respectively.

The Company’s breakage policy is twenty-four months for gift cards and twelve months for loyalty rewards. Loyalty rewards are earned at five percent on qualifying purchases and the reward functions as an allocation of transaction price from the period earned by the customer to the period the performance obligation is satisfied by the Company. As such, all contract liabilities are expected to be recognized within a twenty-four-month period.

In August 2024, the Company transitioned its customer loyalty program from a points-based system to a VIP membership structure. Under the original loyalty program, customers earned redeemable loyalty points based on qualifying purchases, which have been discontinued. Existing unredeemed loyalty points remain valid for redemption until January 31, 2025. The new VIP program provides members with immediate discounts on qualifying purchases, replacing the accrual of future points. The elimination of future loyalty point accruals reduces the Company’s ongoing contract liability obligations, as discounts under the VIP program are recognized as reductions to revenue at the time of sale.

F-35

Other Current Assets

Other current assets are the non-trade related assets that the Company owns, benefits from, or uses to generate income that can be converted into cash within one business cycle. Included in “Other current assets” on our consolidated balance sheets are amounts primarily related to other receivables or non-trade receivable from other companies.

Inventories

Inventories are measured at the lower of cost and net realizable value using the average cost method. If the cost of the inventories exceeds their net realizable value, adjustments are recorded to write down excess carrying value to their net realizable value. The Company’s inventories consist primarily of merchandise available for resale, such as fresh produce, perishable grocery items and non-perishable consumable goods. Slow-moving inventory is rotated out and obsolete inventory is removed (expensed) on a monthly basis.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected useful life of the respective asset, after the asset is placed in service. Revenue earning property, plant, and equipment includes signage, furniture and fixtures, building, computer hardware, appliance, cooler, displays with useful lives range from two to ten years. Leasehold improvements are amortized over the shorter of the life of the asset or the term of the lease.

Identifiable Intangible Assets

Identifiable intangible assets are recorded at cost, or when acquired as part of a business acquisition, at estimated fair value. Certain identifiable intangible assets are amortized over 4 to 13 years. Similar to tangible personal property and equipment, the Company periodically evaluates identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment of Long-Lived Assets

The Company reviews all long-lived assets such as property and equipment and amortized intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future cash flows expected to be generated by the asset or asset group. Impairment is measured by the amount by which the carrying value of the asset(s) exceeds their fair value. There were no triggering events that would indicate impairment of long-lived assets in the twelve months period ended on December 31, 2024.

F-36

Goodwill

The Company assesses the carrying amounts of goodwill for recoverability on at least an annual basis or when events or changes in circumstances indicate evidence of potential impairment exists, using a fair value-based test. In performing the Company’s analysis of goodwill, the Company first evaluates qualitative factors, including relevant events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. An impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value should be recognized; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the businesses, and the useful life over which cash flows will occur. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment for the Company. Our annual impairment test is conducted on September 30 of each year or more often if deemed necessary.

The Company incurred a non-cash impairment charge of $6,104,000 for the year ended December 31, 2023.

In July 2024, the Company acquired GreenAcres Market and recorded goodwill of $2,212,000 from the acquisition.

During the years ended December 31, 2024, there was no goodwill impairment charges recognized by the Company in the audited consolidated statements of operations.

Advertising

Advertising expense is classified as selling, general and administrative expense on the consolidated statements of operations. The Company expenses advertising costs as incurred. For the years ended December 31, 2024 and 2023, the company incurred advertising expenses of $581,000 and $564,000, respectively.

401(k) retirement savings plan

The Company’s employees are offered a 401(k)-retirement savings plan that is currently administered under HCMC with discretionary contribution matching opportunities. HCMC will continue provide this service to HCWC’s employees pursuant to the Transition Service Agreement (“TSA”) executed upon the separation. The Company is in the process of establishing this service with its payroll provider, and expects to provide 401(k) to its own employees at the beginning of next year. 401K employer expense amounted to $94,000 and $82,000 for the years ended December 31, 2024 and 2023, respectively.

Earnings per share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of stock awards. There is no dilution for the years ended December 31, 2024 and 2023.

On September 16, 2024, the Company separated from HCMC. As referenced in Note 1. Organization, the Separation resulted in the initial issuance of approximately 9.2 million shares of HCWC common stock. For purposes of computing basic and diluted earnings per common share for the year ended December 31, 2023, the number of HCWC common shares issued upon separation and distribution was used to reflect the outstanding shares.

The following table sets forth the computation of basic and diluted earnings per share attributable to the Company’s stockholders.

	For the Years Ended December 31,
	2024	2023

NET LOSS	$(4,506,466)	$(9,932,620)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES	9,395,500	9,226,860

BASIC AND DILUTED NET LOSS PER SHARE	$(0.48)	$(1.08)

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). Under this method, income tax expense is recognized as the amount of: (i) taxes payable or refundable for the current year and (ii) future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 or 2023. The Company had no uncertain tax positions as of December 31, 2024 and 2023.

Leases

Operating lease liabilities are recognized at the lease commencement date based on the present value of the fixed lease payments using the Company’s incremental borrowing rates. Related lease right-of-use (“ROU”) are recognized based on the initial present value of the fixed lease payments, reduced by contributions from landlords, plus any prepaid rent and direct costs from executing the leases. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. Variable lease payments are recognized as lease expense as they are incurred.

The Company did not have finance leases in year 2024 and 2023. If the Company enters into a finance lease in the future, it will be accounted for in accordance with ASC Topic 842.

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Fair Value Measurements

The fair value framework under FASB’s guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment. The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

●	Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2: Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

Recurring Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, operating, derivatives and borrowings. Management believes that the carrying value of cash and cash equivalents, accounts receivable, accounts payable, and borrowings are representative of their respective fair values. All derivatives are recognized as either assets or liabilities on the balance sheet at fair value at the end of each quarter.

Nonrecurring Fair Value Measurements

The Company’s assets measured at fair value on a nonrecurring basis include long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurement of the assets are considered to be Level 3 measurements.

Business Combination

The Company applies the provisions of ASC 805 in the accounting for acquisitions of businesses. ASC 805 requires the Company to use the acquisition method of accounting by recognizing identifiable assets and liabilities, including intangible assets of acquired businesses at their fair value at the date of acquisition. When the Company acquires control of a business, any previously held equity interest also is remeasured to fair value. The excess of the purchase consideration and any previously held equity interest over the fair value of identifiable net assets acquired is goodwill. If the fair value of identifiable net assets acquired exceeds the purchase consideration and any previously held equity interest, the difference is recognized in the consolidated statements of operations immediately as a gain or loss on acquisition. Acquisition-related expenses are expensed as incurred and the expenses are recorded in operating expenses in the consolidated statements of operations.

Recent Accounting Pronouncements

Public companies in the United States are subject to the accounting and reporting requirements of various authorities, including FASB and the SEC.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments - Credit Losses (ASC 326)” This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to certain financial assets. The Company adopted ASC 326 on January 1, 2023, and estimated expected credit losses based on aging schedule, and provisioned approximately $28,000 and $15,000 credit loss for the year ended December 31, 2024 and 2023, respectively.

On December 14, 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” related to improvements to income tax disclosures. The amendments in this update require enhanced jurisdictional and other disaggregated disclosures for the effective tax rate reconciliation and income taxes paid. The amendments in this update are effective for fiscal years beginning after December 15, 2024. The adoption of this pronouncement is not expected to have a material impact on the Company’s consolidated financial statements.

On November 27, 2023, FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which requires public entities to consider relevant qualitative and quantitative factors when determining whether segment expense categories and amounts are significant, and identify segment expenses on the basis of amounts that are regularly provided to the CODM, and included in reported segment profit or loss. The ASU is effective for fiscal years beginning after Dec. 15, 2023, and interim periods within fiscal years beginning after Dec. 15, 2024. The Company adopted this standard effective January 1, 2024, applying it retrospectively to all periods presented. As the Company has one reportable segment, the adoption had no material impact on the Company’s financial statements, but resulted in additional expense disclosures and reconciliations in the financial statement footnotes. See Note 5 for details.

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NOTE 4. CONCENTRATIONS

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less, when purchased, to be cash and cash equivalents. The majority of the Company’s cash is concentrated in one large financial institution, which is in excess of Federal Deposit Insurance Corporation (FDIC) coverage.

The Company has not experienced any losses in such accounts. The Company did not have any cash equivalents as of December 31, 2024 and December 31, 2023.

A summary of the financial institution that had cash in excess of FDIC limits of $250,000 on December 31, 2024 and December 31, 2023 is presented below:

	December 31, 2024	December 31, 2023
Total cash in excess of FDIC limits of $250,000	$715,852	$161,644

The Company continually monitors its positions with, and the credit quality of the financial institutions with which it invests, as deposits are held in excess of federally insured limits. The Company has not experienced any losses in such accounts.

The following table provides a reconciliation of cash and cash equivalents to amounts shown in audited consolidated statements of cash flow:

	December 31, 2024	December 31, 2023
Cash	$2,056,472	$1,422,580

Sourcing and Vendors

We source from approximately 1,000 suppliers and offer well-over 4,000 brands. These suppliers range from small independent businesses to multi-national conglomerates. We purchased approximately 70% and 75% of the goods we sell from our top 20 suppliers for the years ended December 31, 2024 and 2023, respectively, approximately 25% and 41% of our total purchases were from UNFI for the years ended December 31, 2024 and 2023, respectively. We maintain good relations with all our suppliers and believe we have adequate alternative supply methods, including self-distribution.

As mentioned, UNFI is our primary supplier of dry grocery and frozen food products. Our customer distribution agreement with UNFI commenced September 1, 2022, and has an initial term through September 1, 2027. Either party may terminate the agreement for defaults by the other party of certain provisions of the agreement. We are obligated to purchase a minimum annual volume of products from UNFI, except in certain defined circumstances when such purchasing obligation is excused. Pricing under our agreement with UNFI is on a “cost plus” basis. We believe UNFI has sufficient warehouse capacity and distribution technology to service our existing stores’ distribution needs for natural foods and products.

We have longstanding relationships with our suppliers, and we require disclosure from them regarding quality, freshness, potency and safety data information. Our bulk food private label products are packaged by us in pre-packed sealed bags to help prevent contamination while in transit and in our stores. Unlike most of our competitors, most of our private label nuts, trail mix, and flours are refrigerated in our warehouse and stores to maintain freshness.

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NOTE 5. SEGMENT REPORTING AND DISAGGREGATION OF REVENUES

The Company operates in two operating segments: Grocery and Wellness. In accordance with ASC 280, these segments have been aggregated into a single reportable segment because they share similar economic characteristics and meet all aggregation criteria, including similar nature of products sold, product acquisition process, customer base, distribution methods, and regulatory environment.

The Company’s CODM reviews financial results and allocates resources at the consolidated level, as the aggregated segments operate as one integrated business unit. No segment-specific financial metrics are used by the CODM to assess performance.

The Company adopted ASU 2023-07 effective January 1, 2024, on a retrospective basis. As the Company operates as a single reportable segment, the adoption did not have an impact on the Company’s consolidated financial statements. However, it did result in enhanced disclosures related to segment expenses and reconciliations to consolidated totals. Specifically, the Company has begun disclosing segment-specific expenses that are regularly reviewed by the CODM, Jeffrey Holman, the Company’s Chief Executive Officer, in accordance with the new standard. This adoption did not have an impact on the Company’s consolidated financial statements.

The following table summarizes the significant segment expenses:

	For the Years Ended December 31,
	2024	2023
Advertising	$581,357	$564,405
Payroll and Benefits	13,963,361	12,645,985
Occupancy	6,573,925	5,280,405
Depreciation and Amortization	1,576,457	1,431,816
Bank Service Charges and Merchant Account Fees	1,331,637	927,863
Other selling, general and administrative expenses	1,680,001	1,368,736
Goodwill impairment	-	6,104,000
Total significant reporting segment expenses	$25,706,738	$28,323,210

The following table summarizes the reconciliations of reportable segment profit or loss and assets to the Company’s consolidated totals:

	For the Years Ended December 31,
	2024	2023
Segment net operating income (loss)	$1,358,571	$(7,974,985)
Unallocated amount	(3,136,049)	(2,549,084)
Consolidated loss from operation	$(1,777,478)	$(10,524,069)

	For the Years Ended December 31,
	2024	2023
Total reporting segment assets	$30,698,054	$28,432,560
Unallocated amount	3,414,463	-
Consolidated total assets	$34,112,517	$28,432,560

When the Company prepares its internal management reporting to evaluate business performance, we disaggregate revenue into the following categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors, including the nature of products sold, product acquisition processes, customer types, distribution methods, and regulatory environments.

	December 31, 2024	December 31, 2023
Retail Grocery	$60,690,718	$47,243,163
Food service/restaurant	8,679,160	8,440,245
Online/eCommerce	925	6,385
Total revenue	$69,370,803	$55,689,793

The Company does not have significant revenue recognized over time due to the nature of retail store operation. The Company recognizes revenue at a point in time when control of goods or services transfers to the customer. Revenue is recognized as follows:

●	Retail Sales: At the point of sale when payment is received, products are physically transferred, and title passes.
●	Advertising Services (COOP Revenue): When promotional materials are distributed to end-user customers.

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NOTE 6. ACCOUNTS RECEIVABLE, NET

Accounts receivable is mainly related to cooperative advertising (CO-OP) billing from each of the HCWC entities. HCWC bills its vendors for advertising vendors’ products in our sales channels. Advertising revenue is included in sales revenue in the consolidated statement of operations. The Company recorded advertising revenue of approximately $970,000 and $249,000 for the years ended December 31, 2024 and 2023, respectively. The Company’s accounts receivable totaled approximately $510,000 and $128,000 at December 31, 2024 and December 31, 2023, respectively. The accounts receivable balance at January 1, 2023 was approximately $55,000.

The Company’s credit loss is attributable to accounts receivable, and the Company determines the required allowance for expected credit losses using information such as customer credit history, current conditions, and reasonable and supportable forecasts about the future. Amounts are recorded to the allowance when it is determined that expected credit losses may occur. The Company reserved approximately $28,000 and $15,000 credit loss for the years ended December 31, 2024 and 2023, respectively.

NOTE 7. INVENTORIES

Inventories are measured at the lower of cost and net realizable value using the average cost method. If the cost of the inventories exceeds their market value, adjustments are recorded to write down excess inventory to its net realizable value. The Company, as a result of its physical inventory observations recorded the write down of inventories amounting to approximately $2.5 million in 2024 and 2023, respectively. The Company’s inventories consist primarily of merchandise available for resale.

NOTE 8. ACQUISITIONS

The purchase method of accounting in accordance with ASC 805 was applied for the Ellwood Thompson’s acquisition and GreenAcres Market acquisition. This requires the total cost of an acquisition to be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition with the excess cost accounted for as goodwill. Goodwill arising from the acquisition is attributable to expected operational synergies from combining the operations of the acquired business with those of the Company. Acquisition costs are expensed as incurred and recorded in selling, general and administrative expenses in the consolidated statements of operations.

Ellwood Thompson’s

On October 1, 2023, the Company through its wholly owned subsidiary, Healthy Choice Markets V, LLC, entered into an Asset Purchase Agreement with (i) ET Holding, Inc., d/b/a Ellwood Thompson’s Local Market, a Virginia corporation, (ii) Ellwood Thompson’s Natural Market, L.C., a Virginia limited liability company, and (iii) Richard T. Hood, an individual resident of the Commonwealth of Virginia. Pursuant to the Purchase Agreement, the Company acquired certain assets and assumed certain liabilities related to Ellwood Thompson’s grocery stores in Richmond, Virginia. The Company intends to continue to operate the grocery stores under their existing name.

The cash purchase price under the Asset Purchase Agreement was $750,000, and a promissory note provided to the seller of $750,000, with a fair value of $718,000. For twelve months ended on December 31, 2024, the Company recognized approximately $40,000 interest expense. In addition, the Company entered into a new lease agreement with the landlord and entered into an employment agreement with the store manager.

The following table summarizes the purchase price allocation based on fair values of the net assets acquired at the acquisition date:

October 1, 2023
Purchase Consideration
Cash consideration paid	$750,000
Promissory note	718,000
Total Purchase Consideration	$1,468,000

Purchase price allocation
Inventory	$851,000
Intangible assets	291,000
Right of use asset - Operating lease	1,325,000
Other liabilities	(31,000)
Operating lease liability	(1,325,000)
Goodwill	357,000
Net assets acquired	$1,468,000

Finite-lived intangible assets
Trade Names (8 years)	$291,000
Total intangible assets	$291,000

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The acquisition is structured as asset purchase in a business combination, and goodwill is tax-deductible, and amortizable over 15 years for tax purposes.

GreenAcres Market

On July 18, 2024, the Company through its wholly owned subsidiary, Healthy Choice Markets VI, LLC, entered into an Asset Purchase Agreement with (i) GreenAcres Markets of Oklahoma, LLC, an Oklahoma limited liability company, (ii) GACorp, Inc., a Kansas corporation; and (iii) the group of equity holders owning the majority interests of the Sellers. Pursuant to the Purchase Agreement, the Company acquired certain assets and assumed certain liabilities related to five GreenAcres Market’s grocery stores in Kansas and Oklahoma. The Company continued to operate the grocery stores under their existing name.

The cash purchase price under the Asset Purchase Agreement was $5,475,000, and a promissory note provided to the seller of $1,825,000. In addition, the Company entered into five new lease agreements with the landlords of the grocery stores.

The following table summarizes the purchase price allocation based on fair values of the net assets acquired at the acquisition date:

July 18, 2024
Purchase Consideration
Cash consideration paid	$5,475,000
Promissory note	1,568,000
Total Purchase Consideration	$7,043,000

Purchase price allocation
Inventory	$2,400,000
Property, plant, and equipment	127,000
Intangible assets	2,304,000
Goodwill	2,212,000
Net assets acquired	$7,043,000

Finite-lived intangible assets
Trade Names (13 years)	$1,584,000
Non-Compete Agreement (5 years)	720,000
Total intangible assets	$2,304,000

Revenue and Earnings

The following unaudited pro forma summary presents consolidated information of the Company, including Ellwood Thompson’s and GreenAcres Market, as if the business combinations had occurred on January 1, 2023, the earliest period presented herein:

	December 31,
	2024	2023
Sales	$77,762,430	$80,173,326
Net loss	(4,791,021)	(11,401,315)

The pro forma financial information includes adjustments that are directly attributable to the business combinations and are factually supportable. The pro forma adjustments include incremental amortization of intangible, fixed assets depreciation and lease amortization. The proforma data gives effects to actual operating results prior to the acquisition. These proforma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of each period presented or that may be obtained in future periods.

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NOTE 9. ASSETS HELD FOR SALE

On February 7, 2024, the Company closed the operation of the Saugerties, NY store. The decision was based on management’s plan to maximize the profitability of the grocery segment. The Company transferred all operating assets and liabilities to other neighboring stores. The building, which is owned by the Company, has a net carrying value of approximately $544,000 and was put up for sale in February at its fair market value. The Company has classified the building as held for sale in accordance with ASC 360, “Property, Plant, and Equipment.” The building was previously classified as property, plant, and equipment (PP&E) and included in long-term assets.

On July 24, 2024, the Company finalized the closing of Saugerties, NY building sale with all parties involved and received net proceeds of $695,000. The building was sold at fair market value of $749,000 and the Company paid approximately $54,000 in legal fees, commission and other miscellaneous expenses. The title and deed were transferred on the closing date.

NOTE 10. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following as of December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023

Displays	$312,146	$312,146
Building	-	575,000
Furniture and fixtures	720,657	505,436
Leasehold improvements	1,991,953	1,925,385
Computer hardware & equipment	209,029	141,682
Other	710,682	680,718
	3,944,467	4,140,367
Less: accumulated depreciation and amortization	(1,967,998)	(1,463,728)
Total property, plant, and equipment	$1,976,469	$2,676,639

The Company incurred approximately $0.5 million of depreciation expense for the years ended December 31, 2024 and 2023, respectively.

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NOTE 11. INTANGIBLE ASSETS

Intangible assets, net consist of the following as of December 31, 2024 and 2023:

December 31, 2024	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	8-13 years	$4,444,000	$(1,427,798)	$3,016,202
Customer relationships	4-6 years	2,669,000	(1,628,639)	1,040,361
Non-compete	4-5 years	2,322,000	(937,085)	1,384,915
Intangible assets, net		$9,435,000	$(3,993,522)	$5,441,478

December 31, 2023	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	8-10 years	$2,860,000	$(1,035,443)	$1,824,557
Customer relationships	4-6 years	2,669,000	(1,330,972)	1,338,028
Non-compete	4-5 years	1,602,000	(586,066)	1,015,934
Intangible assets, net		$7,131,000	$(2,952,481)	$4,178,519

Intangible assets are amortized on a straight-line basis. Amortization expense was approximately $1.0 million and $0.9 million for the years ended December 31, 2024 and 2023, respectively.

The weighted-average remaining amortization period of the Company’s amortizable intangible assets is approximately 5 years as of December 31, 2024. The estimated future amortization of the intangible assets is as follows:

For the years ending December 31,
2025	$1,180,613
2026	1,103,576
2027	964,771
2028	655,332
2029	302,221
Thereafter	1,234,965
Total	$5,441,478

NOTE 12. GOODWILL

The Company tests goodwill for impairment annually on September 30 or more frequently if there are indicators that the carrying amount of the goodwill exceeds its estimated fair value.

As a result of the impairment test in 2023, the entire $6.1 million carrying value of goodwill was recognized as a non-cash impairment charge in 2023. There was no impairment of goodwill during the year ended December 31, 2024 based on the annual impairment assessment for 2024.

The changes in the carrying amount of goodwill as of December 31, 2024 and December 31, 2023 are as follows:

	December 31, 2024	December 31, 2023

Beginning balance	$-	$5,747,000
Acquisitions	2,212,000	357,000
Impairment	-	(6,104,000)
Ending balance	$2,212,000	$-

NOTE 13. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At December 31, 2024 and December 31, 2023, accounts payable and accrued expenses consisted of:

	December 31, 2024	December 31, 2023
Trade creditors	$5,133,782	$4,406,299
Accrued expenses	997,752	514,112
Total	$6,131,534	$4,920,411

NOTE 14. DEBT

The following table provides a breakdown of the Company’s debt as of December 31, 2024 and 2023 is presented below:

	December 31,
	2024	2023
Promissory note	$11,623,392	$3,106,508
Debt discount and issuance cost	(284,283)	-
Total debt, net of debt discount and issuance costs	11,339,109	3,106,508
Current portion of long-term debt	(2,200,210)	(702,701)
Current portion of debt discount and issuance cost	68,873	-
Long-term debt	$9,207,772	$2,403,807

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Promissory Note

In connection with the Green’s Natural Foods acquisition, on October 14, 2022, the Company issued a secured promissory note (the “Greens Note”) in the principal amount of $3,000,000 as a portion of the purchase price. The Greens Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the Green’s Natural Foods. The outstanding balance was approximately $1,809,000 and $2,378,000 as of December 31, 2024 and December 31, 2023, respectively. The Company incurred approximately $127,000 and $160,000 interest expense for the year ended December 31, 2024 and 2023, respectively.

In connection with the Ellwood Thompson’s acquisition, on October 1, 2023, the Company issued a secured promissory note (the “Ellwood Note”) in the principal amount of $750,000, and discounted present value of $718,000 as a portion of the purchase price. The Ellwood Note has a five-year term, an interest rate of 6.0% per annum. The outstanding balance of the Ellwood Note was approximately $595,000 and $728,000 in principal amount as of December 31, 2024 and December 31, 2023, respectively. The Company recognized interest expense of approximately $40,000 and $39,000 for the years ended December 31, 2024, and 2023, respectively.

On January 18, 2024, HCWC entered into a Securities Purchase Agreement (the “Bridge Financing”) with institutional investors whereby (a) HCWC issued a total of approximately $1,889,000 in unsecured promissory notes (the “Notes”) and (b) on the date of the pricing of HCWC’s initial public offering (“IPO”), HCWC would deliver shares of its common stock equal to approximately $1,889,000 divided by the IPO price (“Bridge Shares”). The aggregate gross proceeds received from the investors in connection with the Security Purchase Agreement (“SPA”) was $1,700,000. The Notes were issued at a 10% original issue discount (“OID”) and accrue interest at a rate of 10% per annum beginning 60 days after issuance of the Notes. All accrued and unpaid principal and interest shall be due and payable upon the earlier of (1) the closing of the IPO, (2) January 18, 2025 or (3) upon an event of default as defined in the Notes.

On April 8, 2024, HCWC and the institutional investors entered into an amendment to the January 18, 2024 agreement whereby HCWC agreed to issue warrants (the “Bridge Warrants”) exercisable at $0.01 per share to purchase 188,889 shares of Class A common stock (the “Bridge Warrant Shares”) in lieu of Bridge Shares. The parties agreed to terminate any existing obligations of the institutional investors to acquire HCWC Bridge Shares as part of the IPO transaction.

On the Spin-Off Date, after the NYSEAM market closing, the Spin-Off of the HCWC business was completed. On September 14, 2024, HCWC became an independent, publicly traded company, and on September 16, 2024, the stock was traded on the NYSEAM under the stock symbol “HCWC.”

Upon the completion of the IPO, HCWC paid in full the principal amount of Notes and OID. At December 31, 2024, the outstanding principal balance of the Notes and debt discount related with the Notes were at $0. HCWC incurred approximately $23,500 of debt issuance costs in connection with the issuance of the Notes, which, together with the OID of approximately $189,000, was recorded as a debt discount and was amortized over the life of the Notes using the straight-line method since such method was not materially different from the interest method. For the year ended December 31, 2024, approximately $298,000 of interest expense was recognized in the accompanying consolidated statements of operations.

The Company used the intrinsic value model to determine the fair value of the Bridge Warrants on April 18, 2024 and remeasured the fair value on September 16, 2024, and concluded that the fair value of the Bridge Warrants at September 16, 2024 was $1,887,001. Due to the fact that Bridge Warrants exercise was contingent upon the IPO, the Company did not recognize the warrant liability until the Spin-off date. The Bridge Warrants were exercised on September 17, 2024 by institutional investors. Upon warrant exercise, 188,889 shares of Class A common stock were issued and the warrant liability was eliminated against the loss on debt extinguishment in the amount of $1,888,889.

On July 18, 2024 (the “Loan Effective Date”), the Company entered into a loan and security agreement with a private lender for a $7,500,000 loan (the “Acquisition Loan”). A portion of the Acquisition Loan proceeds were used to acquire GreenAcres Markets. The loan is guaranteed by all of the subsidiaries of the Company (the “Guarantors”) and secured by all of the assets of the Company and the Guarantors. The Acquisition Loan has a term of three years and interest accrues at a rate of 12% on amounts borrowed. The Acquisition Loan may be prepaid at any time at a premium in the amount of ten percent (10%) of the principal amount of the Acquisition Loan outstanding prior to such prepayment. Payments on the Acquisition Loan are required to be made as follows: $1,125,000 on first anniversary of the Loan Effective Date, $1,875,000 on the second anniversary of the Loan Effective Date, and the remaining outstanding principal balance of principal and accrued interest on the third anniversary of the Loan Effective Date.

In connection with the GreenAcres Market acquisition, on August 23, 2024, the Company issued a secured promissory note (the “GreenAcres Note”) in the principal amount of $1,825,000 as a portion of the purchase price. The GreenAcres Note has a five-year term, an interest rate of 6.0% per annum and is secured by the assets of the GreenAcres Market. The outstanding balance was approximately $1,720,000 and $0 as of December 31, 2024 and 2023, respectively. The Company incurred approximately $36,000 and $0 interest expense for the years ended December 31, 2024 and 2023, respectively.

The Company may, at its option, at any time or from time to time prepay the outstanding principal amount or any accrued but unpaid interest, in each case in whole or in part, without penalty or premium, provided that any such prepayment of any outstanding amount of principal shall be accompanied by the payment of all accrued but unpaid interest on the amount of principal being prepaid, plus any costs and fees incurred.

The following table summarizes the 5-year repayment schedule:

For the years ending December 31,
2025	$2,200,210
2026	3,016,526
2027	5,595,359
2028	534,923
2029	276,374
Total	$11,623,392

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NOTE 15. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On July 31, 2024, one of the Company’s subsidiaries, Healthy Choice Markets IV, LLC, was served with a lawsuit filed by a former employee alleging violations of state and federal wage and hour laws. The Company believes the claims are without merit and intends to vigorously defend against the lawsuit. While the outcome of this litigation cannot be predicted with certainty, the Company does not believe that the lawsuit, if adversely resolved, would have a material adverse effect on its financial condition, results of operations, or cash flows.

From time to time the Company is involved in legal proceedings arising in the ordinary course of our business. We believe that there is no other litigation pending that is likely to have, individually or in the aggregate, a material adverse effect on our financial condition or results of operations as of December 31, 2024. With respect to legal costs, we record such costs as incurred.

NOTE 16. STOCKHOLDERS’ EQUITY

Spin-Off

HCMC announced on August 22, 2022 that its Board of Directors approved separation of the Grocery business, including wellness business, into an independent, publicly traded company (the “Spin-Off”). Prior to the Spin-Off, HCWC was a subsidiary under HCMC, which operated the Ada’s Natural Market, Paradise Health & Nutrition, Mother Earth’s Storehouse, Greens Natural Foods, Ellwood Thompson’s, and GreenAcres Market retail brands, as well as licensed wellness centers and Healthy U Wholesale.

On the Spin-Off Date, after the NYSEAM market closing, the Spin-Off of the HCWC business was completed. On September 14, 2024, HCWC became an independent, publicly traded company, and on September 16, 2024, the stock was traded on the NYSEAM under the stock symbol “HCWC.”

HCMC distributed all the outstanding shares of Common Stock held by it on a pro rata basis to holders of HCMC’s common stock. For each 208,632 shares of HCMC common stock held as of 5:00 p.m., New York City time, on September 9, 2024, the record date for the Spin-Off (the “Record Date”), a HCMC stockholder was entitled to receive one (1) share of Class A common stock and three (3) shares of Class B common stock. The Distribution was made in book-entry form by a distribution agent as soon as practicable after the date of the Distribution.

As of December 31, 2024, 9,815,749 shares of common stock are outstanding.

The Company is authorized to issue 40,000,000 shares of Series A convertible preferred stock with par value of $0.001, none of which have been previously issued.

HCMC has secured binding commitments of $13.25 million in equity financing for HCWC from the same group of investors that invested $13.25 million in HCMC Series E Preferred Stock. Pursuant to the Securities Purchase Agreement for the HCMC Series E Stock (“HCMC Series E SPA”), the purchasers of HCMC Series E Stock will also be required to purchase Series A Preferred Stock of HCWC in the same subscription amounts that the Purchasers paid for the HCMC Series E Stock (regardless of whether or not such HCMC Series E Stock has been converted into HCMC common stock).

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NOTE 17. LEASES

The Company has various lease agreements with terms of up to 20 years, including leases of retail stores, headquarters and equipment. All the leases are classified as operating leases.

The following table presents information about the amount, timing and uncertainty of cash flows arising from the Company’s operating leases as of December 31, 2024.

Maturity of Lease Liabilities by Fiscal Year
2025	$4,221,590
2026	3,923,741
2027	2,956,171
2028	2,280,186
2029	1,617,808
Thereafter	824,585
Total undiscounted operating lease payments	$15,824,081
Less: interest	(1,642,663)
Present value of operating lease liabilities	$14,181,418

The following summarizes the Company’s operating leases:

Balance Sheet Classification	December 31, 2024	December 31, 2023
Right of use assets	$14,232,240	$11,412,562

Operating lease liability, current	$3,596,987	$2,748,824
Operating lease liability, net of current	10,584,431	8,461,182
Total operating lease liabilities	$14,181,418	$11,210,006

The amortization of the right-of-use asset of approximately $3,274,000 and $2,570,000 for the years ended December 31, 2024 and 2023, respectively, were included in operating cash flows.

The following table provides a summary of other information related to the leases at December 31, 2024 and 2023:

Other Information	December 31, 2024	December 31, 2023
Weighted-average remaining lease term for operating leases	4 years	5 years
Weighted-average discount rate for operating leases	5.19%	3.98%

Rent expense for the years ended December 31, 2024 and 2023 was approximately $4,196,000 and $3,435,000, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

The following table represents the components of lease expense are as follows for twelve months ended December 31, 2024:

December 31, 2024
Operating lease cost	$3,273,563
Variable lease cost	922,282
Short-term lease cost	-
Total rent expense	$4,195,845

The aggregate cash payments under the leasing arrangement was approximately $3,122,000 for the year ended December 31, 2024 and was included in operating cash flows.

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NOTE 18. RELATED PARTY TRANSACTIONS

Prior to the Spin-Off, the Company has not historically operated as a separate, stand-alone company and, accordingly has had various relationships with HCMC whereby HCMC provided services to the Company as noted below. Related party transactions prior to Spin-Off include allocation of general corporate expenses and advances from parent.

Allocation of General Corporate Expenses

HCMC provided human resources, accounting, payroll processing, legal and other managerial services to the Company prior to the Spin-Off. The accompanying consolidated financial statements include allocations of these expenses. Following the Spin-Off, HCWC and HCMC entered into a TSA, under which both companies agreed to provide certain transitional services to one another to ensure smooth separation. These services are provided on a transitional basis and will continue for a period of up to one year following the Spin-Off.

Management adopted a proportional cost allocation method to allocate HCMC expenses to the Company. The allocation method calculates the appropriate share of overhead costs to the Company based on management’s estimate that the sum of management time and resources spent managing the Company is approximately equal to the amount of time and resources spent managing HCMC and its subsidiaries. As a result, 50% of HCMC overhead on a weighted average basis was allocated to the Company based on the fact that management spent equal amount of time managing HCMC and the Company. The Company believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had the Company been a stand-alone entity or of future services. HCMC allocated approximately $2.1 million and $2.5 million for the years ended December 31, 2024 and 2023, respectively. The pre-Spin-Off allocated amounts will not be cash settled and are included in the Net Parent’s Investment.

Investment by Parent

For the thirty-six weeks ended September 13, 2024, the net operating expenses of $1.7 million incurred by HCMC on behalf of the Company was included in the Net Parent’s Investment. For the year ended December 31, 2023, the net operating expenses of $2.5 million incurred by HCMC on behalf of the Company, $0.8 million cash advance attributable to the Ellwood Thompson’ acquisition and $0.1 million HCMC loan payment on behalf of Green’s Natural Foods were included in the Net Parent’s Investment. Upon Spin-Off, the Company wrote off the net parent investment balance to additional paid-in capital.

Intercompany Receivable and Payable

Prior to Spin-Off, there was no intercompany agreement between the Company and HCMC. Management has determined those intercompany receivables and payables will be settled within twelve months after the balance sheet date. As a result, the Company’s intercompany balances are reflected as “due to” or “due from” accounts in the consolidated balance sheets. At the time of Spin-Off, the Company had a net payable balance to HCMC in the amount of $1.2 million, and the Company paid the balance in full to settle on the Spin-Off date of September 13, 2024. The Company had a net intercompany balance of $0.2 million and $3.8 million from HCMC as of December 31, 2024 and December 31, 2023, respectively.

Agreements with HCMC

The Company entered into several agreements with the former parent that, among other things, effect the separation and govern the relationship of the parties following the Spin-Off. These agreements include:

●	a Separation Agreement that will set forth HCMC’s and the Company’s agreements regarding the principal actions that both parties will take in connection with the Spin-Off and aspects of our relationship following the Spin-Off;
●	a Transition Services Agreement (“TSA”) pursuant to which HCMC and the Company will provide each other specified services on a transitional basis to help ensure an orderly transition following the Spin-Off.
●	a Tax Matters Agreement (“TMA”) that will govern the respective rights, responsibilities and obligations of HCMC and the Company after the Spin-Off with respect to all tax matters and will include restrictions to preserve the tax-free status of the Spin-Off; and
●	an Employee Matters Agreement (“EMA”) that will address employment, compensation and benefits matters, including the allocation and treatment of assets and liabilities arising out of employee compensation and benefits programs in which our employees participated prior to the Spin-Off.

Under the terms of the transition services agreement, the HCMC will provide to the Company, on a transitional basis, certain services or functions, including information technology, accounting, human resources, and payroll functions. Generally, these services will be provided for a period of up to one year following the Spin-Off. Consideration and costs for the transition services will be determined using several billing methodologies as described in the agreements, including customary billing and pass-through billing. Costs for transition services provided by the former parent are recorded within the Consolidated Statements of Operations based on the nature of the services. Following the Spin-Off, the Company recognized costs of $0.4 million for services provided by the former parent in 2024 pursuant to the transition services agreement.

NOTE 19. INCOME TAXES

Prior to September 13, 2024, the date of the Spin-Off of HCWC as a stand-alone entity, separate tax returns were not filed as they were included in the consolidated tax reporting of the former parent entity HCMC, within the respective entity’s tax jurisdiction. On September 13, 2024, HCWC completed its separation from HCMC through a tax-free distribution of HCWC common stock to HCMC shareholders. The Spin-Off was structured to qualify as tax-free under Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code (IRC). Pursuant to the Tax Matters Agreement (TMA) executed with HCMC in December 2023:

●	Pre-Spin Liabilities: HCMC retains responsibility for all taxes related to HCWC’s operations prior to September 13, 2024, including audits of HCMC’s consolidated returns.
●	Post-Spin Liabilities: HCWC is solely responsible for taxes attributable to its operations after the Spin-Off.
●	Indemnification: HCWC indemnifies HCMC for taxes arising from post-Spin actions that jeopardize the transaction’s tax-free status (e.g., violations of IRC Section 355(e)).

For periods prior to the Spin-Off, HCWC’s tax provision was calculated using the separate return method, as if HCWC had operated as a standalone taxpayer. Deferred tax assets and liabilities, including net operating losses (NOLs), were allocated to HCWC based on the carryover tax basis of assets and liabilities transferred in the Spin-Off. This method preserves the tax-free nature of the transaction.

As of December 31, 2024, all amounts related to the Company’s tax positions are recognized on the Consolidated Balance Sheet. Income taxes are accounted for under the asset and liability method.

The Company did not have expected tax expense (benefit) at the U.S. statutory rate 21% to the actual tax expense (benefit) reflected in the accompanying statement of operations:

	Year Ended December 31,
	2024	2023

U.S. federal statutory rate	$(946,354)	(2,085,850)
State tax benefit net of federal benefit	(243,330)	(557,568)
Change in valuation allowance	1,358,776	2,496,515
True-Up & Deferred Adjustment	(32,683)	(73,814)
Other permanent items	(119,803)	209,444
Change in tax rate	(16,606)	11,273
Income tax provision/(benefit)	$-	$-

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As of December 31, 2024 and 2023, the Company’s deferred tax assets and liabilities consisted of the effects of temporary differences attributable to the following:

	Year Ended December 31,
	2024	2023
Deferred tax assets:
NOL carryforward	$3,129,808	$2,449,401
Intangible assets	1,958,875	1,995,960
Warrant liability	498,740	-
Interest expense	227,272	-
ASC 842 - Lease Accounting	89,309	65,172
Charitable contributions	30,336	3,586
UNICAP 263a Adjustment	(3,823)	53,284
Allowances	7,485	-
Total deferred tax assets	5,938,002	4,567,403

Deferred tax liabilities:
Net book value of fixed assets	(32,905)	(21,083)
Total deferred tax liabilities	(32,905)	(21,083)

Net deferred tax assets	5,905,097	4,546,320
Valuation allowance	(5,905,097)	(4,546,320)
Net deferred tax assets	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the positive and negative evidence available, management has determined that a valuation allowance is required at December 31, 2024 and 2023 to reduce the deferred tax assets to amounts that are more likely than not to be realized. The Company’s valuation increased by approximately $1,358,700 and $2,496,500 for the tax years ended 2024 and 2023, respectively. Should the factors underlying management’s analysis change, future valuation adjustments to the Company’s net deferred tax assets may be necessary.

At December 31, 2024 the Company had U.S. federal and state post-2017 net operating loss carryforwards (“NOLs”) of $12 million and $12.2 million, respectively. Tax Cuts and Jobs Act (TCJA) allows NOLs incurred in tax years beginning in 2018 to be carried forward indefinitely subject to 80% of taxable income under Internal Revenue Code Section 172. Florida, Kansas, and Oklahoma net operating losses generated in taxable years beginning after December 31, 2017, are carried forward indefinitely until used and never expire; however, Oklahoma NOLs are subject to an 80% taxable income limitation per year. New York, New Jersey, and Virginia net operating losses expire after twenty years.

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. Among other provisions, the IRA includes a 15% corporate alternative minimum tax on applicable corporations and 1% excise tax on stock repurchases made after December 31, 2022. The IRA is not expected to have an impact on the consolidated financial statements.

The Company had no uncertain tax positions as of December 31, 2024, and 2023.

The Company files a federal income tax return and income tax returns in various state tax jurisdictions and the Company is generally no longer subject to examinations by federal and state tax authorities for years before 2021.

NOTE 20. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued. Based upon this review, the Company identified the following subsequent event that would have required disclosure in the consolidated financial statements.

On March 2, 2025, subsequent to the fiscal year ended December 31, 2024, the Company entered into an agreement with certain note holders to exchange $450,000 of outstanding principal under its existing Loan and Security Agreement dated July 18, 2024 for 750,000 shares of the Company’s Class A common stock. The exchange price of $0.60 per share equated to the closing bid price of the Company’s Class A common stock on February 28, 2025. Following this transaction, $7,050,000 in principal remains outstanding under the Loan and Security Agreement. The conversion strengthened the Company’s balance sheet by reducing its debt obligations.

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HEALTHY CHOICE WELLNESS CORP.

2,355,072 SHARES OF CLASS A COMMON STOCK

PROSPECTUS

July 25, 2025